Exhibit 10.1

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

SERVICES AGREEMENT

EFFECTIVE THIS 6th DAY OF APRIL, 2006

BETWEEN

CHICAGO MERCANTILE EXCHANGE INC., a business corporation organized under the laws of the State of Delaware and having its principal office situated at 20 South Wacker Drive, Chicago, Illinois 60606 U.S.A., duly represented by its Chairman of the Board, Mr. Terrence Duffy, and by its Chief Executive Officer, Mr. Craig S. Donohue, (hereinafter referred to as “CME”),

AND

NEW YORK MERCANTILE EXCHANGE, INC., a Delaware corporation having an office at One North End Avenue, World Financial Center, New York, New York 10282 U.S.A., duly represented by its Chairman of the Board, Mr. Mitchell Steinhause, and by its President, Mr. James E. Newsome, (together with its Affiliates, hereinafter referred to as “NYMEX”).

RECITALS:

WHEREAS, CME is registered with the Commodity Futures Trading Commission (the “CFTC”) as a “designated contract market” and a “derivatives clearing organization” within the meaning of the Commodity Exchange Act, as amended (the “CEA”), and lists for trading futures contracts and options on futures contracts based on various financial and commodity products;

WHEREAS, New York Mercantile Exchange, Inc. is registered with the CFTC as a “designated contract market” and a “derivatives clearing organization” within the meaning of the CEA, and lists for trading futures contracts and options on futures contracts based on various commodity products;

WHEREAS, NYMEX and CME wish to enter into an arrangement pursuant to which certain NYMEX products will be traded on Globex;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound, the parties hereby agree as follows:

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

1.	INTERPRETATION

1.1.	Definitions. In this Agreement, unless the context otherwise requires:

1.1.1.	“ADV” means the average daily trading volume, in contracts (composed of both a buy-side and a sell-side), measured by dividing the total number of contracts traded during a specified period by the total number of trading days during such period.

1.1.2.	“Affiliates” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. A Person shall be deemed to control another Person if it owns more than 50% of the capital stock or other equity interests of such other Person or possesses, directly or indirectly, the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such other Person. In the case of NYMEX, Affiliates as of the Effective Date include but are not limited to NYMEX Holdings, Inc. and COMEX. For purposes of this Agreement, however, Affiliates of NYMEX shall not include (i) NYMEX Europe, unless and until this Agreement is amended to so provide, or (ii) DME, unless and until NYMEX increases its ownership or economic interest in, or control over, DME.

1.1.3.	“Business Day” means Mondays through Fridays, excluding any days that are identified by NYMEX as holidays pursuant to Section 7.1.3.

1.1.4.	“CEA” has the meaning set forth in the recitals.

1.1.5.	“CME Documentation” has the meaning set forth in Section 10.4.

1.1.6.	“CME Marks” has the meaning set forth in Section 9.2.1.

1.1.7.	“CME Policies” has the meaning set forth in Section 6.3.

1.1.8.	“CME Globex Contracts” means the electronically traded products for which CME is the DCM and the derivatives clearing organization under the CEA that are traded on Globex.

1.1.9.	“CME Messaging Policies” has the meaning set forth in Section 6.10.1.

1.1.10.	“CME Services” has the meaning set forth in Section 6.1.

1.1.11.	“CME Systems” has the meaning set forth in Section 6.3.

1.1.12.	“COMEX” means the Commodity Exchange Inc., which merged with NYMEX on August 3, 1994. Following the COMEX merger, NYMEX established two divisions of membership, the NYMEX Division and the COMEX Division.

1.1.13.	“COMEX Products” means all futures and futures options products listed for trading by COMEX. COMEX Products are a subset of NYMEX Products.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

1.1.14.	“Competitive Contract” has the meaning set forth in Section 3.4.2.

1.1.15.	“Customer Connection Agreement” means the agreement, including all relevant attachments, that CME requires to be executed and delivered to CME before a Person may access Globex for trading. CME may modify the Customer Connection Agreement from time to time and may in its discretion periodically require market participants to execute revised versions of the agreement.

1.1.16.	“DCM” means a designated contract market under the CEA (or corresponding designation under the laws of any non-U.S. jurisdiction).

1.1.17.	“DME” means DME Holdings Limited and Dubai Mercantile Exchange Limited, collectively or individually as the context requires.

1.1.18.	“Effective Date” means April 6, 2006.

1.1.19.	“Eligible Participant” has the meaning set forth in Section 5.1.1.

1.1.20.	“Error Trade Policy” has the meaning set forth in Section 8.7.

1.1.21.	“Fees” has the meaning set forth in Section 11.1.

1.1.22.	“Force Majeure Event” has the meaning set forth in Article 18.

1.1.23.	“Globex” means the CME Globex® electronic trade execution system, including any licensed software that is a part of it from time to time, and any successor electronic trading system thereto.

1.1.24.	“Globex Control Center” or “GCC” means the Globex Control CenterTM, a technical support center established and maintained by CME to provide technical support and control over the operations of Globex and related systems utilized by CME for trading CME Globex Contracts.

1.1.25.	“Globex Marketing Materials” has the meaning set forth in Section 9.2.2.

1.1.26.	“Globex Site” has the meaning set forth in Section 5.1.2.

1.1.27.	“Launch Date” and “Launch Dates” means any or all of Launch Date 1, 2 and 3, as the context requires.

1.1.28.	“Launch Date 1” means the date on which the required NYMEX Mini Contracts and NYMEX Big Contracts (as set forth in Section 3.1.1) are first listed for trading on Globex (excluding any testing period that precedes live trading). Launch Date 1 is generally expected to be in May or June of 2006.

1.1.29.	“Launch Date 2” means the first date on which NYMEX ACCESS Contracts are listed for trading on Globex (excluding any testing period that precedes live trading). Launch Date 2 is generally expected to be in June or July of 2006.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

1.1.30.	“Launch Date 3” means the date on which required implied inter-commodity “crack” spreading functionality, as determined by the parties in accordance with Section 4.1, is available for use in live trading (excluding any testing period that precedes live trading). Launch Date 3 is generally expected to be before the end of 2006, depending upon the requirements for the implied inter-commodity spread functionality described in Section 6.5.2.

1.1.31.	“Losses” means, with respect to any party’s indemnification obligations hereunder, any and all losses, liabilities, damages and claims, and all related costs and expenses (including without limitation reasonable attorneys’ fees).

1.1.32.	“Market Data” has the meaning set forth in Section 9.3.1.

1.1.33.	“Mass Quoting Functionality” means functionality that would allow designated Globex users to submit to Globex both bids and offers across multiple strike-price futures options instruments, but within a single series (meaning a specific expiration date), using a single message.

1.1.34.	“NYMEX ACCESS” means the NYMEX ACCESS® electronic trade execution system. For purposes of this Agreement, the term NYMEX ACCESS shall also be deemed to include any electronic trading system that is a successor to NYMEX ACCESS.

1.1.35.	“NYMEX ACCESS Contracts” means NYMEX Products that are listed by NYMEX for trading on NYMEX ACCESS prior to Launch Date 2.

1.1.36.	“NYMEX Big Contracts” means the NYMEX Globex Contracts that are futures contracts that are full-sized versions of NYMEX futures contracts traded on the NYMEX trading floor.

1.1.37.	“NYMEX ClearPort” means the NYMEX ClearPort® electronic trade execution system. For purposes of this Agreement, the term NYMEX ClearPort shall also be deemed to include any electronic trading system that is a successor to NYMEX ClearPort.

1.1.38.	“NYMEX Core Commodities” means the energy and metals commodities underlying NYMEX Products (including both a commodity and an index of prices of such commodity if settlement of a futures contract to that index can be used as a substitute for a futures contract that is settled by delivery of the commodity).

1.1.39.	“NYMEX Europe” means NYMEX Europe Limited and NYMEX Europe Exchange Holdings Limited, collectively or individually as the context requires.

1.1.40.	“NYMEX Globex Contracts” means all NYMEX Products that are listed by NYMEX for trading on Globex. NYMEX Globex Contracts refers only to the products actually listed on Globex and not to any other NYMEX Product, even though it may be identical as to contract specifications but for the mode of trading.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

1.1.41.	“NYMEX Marketing Materials” has the meaning set forth in Section 9.2.1.

1.1.42.	“NYMEX Marks” has the meaning set forth in Section 9.2.2.

1.1.43.	“NYMEX Mini Contracts” means the NYMEX Globex Contracts that are futures contracts that are smaller-sized versions of NYMEX Products that are futures contracts traded on the NYMEX trading floor.

1.1.44.	“NYMEX Products” means all futures and futures options products listed for trading by NYMEX as to which NYMEX is the DCM (and all OTC Look-Alike versions of such products), including products traded on NYMEX’s trading floor, COMEX Products, NYMEX ACCESS Products, products traded on NYMEX ClearPort and the NYMEX Globex Contracts, and futures or futures options products (or OTC Look-Alike products) traded by any NYMEX Affiliate or any entity that NYMEX acquires or with which NYMEX merges.

1.1.45.	“OTC Look-Alike” means, with respect to a traded product, a standardized instrument that mimics a futures or futures option product that is listed for trading by NYMEX, which instrument is traded by means of the facilities of a trading system that is not a DCM. Neither the size of the OTC contract nor the form of delivery shall be relevant to whether the contract is an OTC Look-Alike.

1.1.46.	“Performance Standards” has the meaning set forth in Section 6.2.

1.1.47.	“Person” means an individual, partnership, limited partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or any other similar entity as the context reasonably permits.

1.1.48.	“Prior Year’s Fees” means the actual Fees payable under Exhibit B for a period of 12 full calendar months that precedes any reference date given in this Agreement, provided that if the actual Fees for such period are less than the applicable annual minimum payment, as described in Exhibit B, then the annual minimum payment shall be the Prior Year’s Fees. For purposes of determining an annual minimum payment to compare to an amount of Fees that were payable, the annual minimum payment shall be calculated hypothetically for any 12-month period that does not align to an annual period specified in Exhibit B. For example, if Year 1 under Exhibit B is July 1, 2006 through June 30, 2007, and Prior Year’s Fees must be measured for a reference date of April 15, 2008, the applicable twelve month period would be April 1, 2007 through March 30, 2008, and the hypothetical annual minimum payment would be [***Redacted***]

1.1.49.	“Project Plans” has the meaning set forth in Section 8.1.

1.1.50.	“Proprietary Business Information” has the meaning set forth in Section 17.1.

1.1.51.	“Qualifying NYMEX Contract” means a NYMEX Globex Contract listed during regular trading hours (i) that is identical in specifications to the applicable version of

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

the product that is traded on the NYMEX trading floor, including physical delivery of the product, such that a long contract of such product traded on Globex automatically offsets a short contract of such product traded on the NYMEX trading floor (and vice-versa), (ii) where at least 4 contract months of such product are listed on Globex at all times (with five available during the roll period), (iii) where implied calendar spreading is permitted during all Trading Hours, (iv) where pricing is comparable, meaning that the pricing structure does not discourage electronic trading, and (v) where trading rules (other than rules relating to credit and similar limits imposed on users of electronic systems on the basis of such users’ particular characteristics) are identical in all material respects and not structured to discourage electronic trading. A NYMEX Globex Contract that fully replaces the version of the product that is traded on the NYMEX trading floor shall also qualify as a Qualifying NYMEX Contract, regardless of whether it is physically delivered or cash-settled. Additionally, if a NYMEX Big Contract that is cash-settled becomes the dominant product for a particular underlying commodity, CME shall negotiate in good faith as to whether it qualifies as a Qualifying NYMEX Contract, even if the physically-delivered version of the product continues to be traded on the NYMEX trading floor.

1.1.52.	“Specifications Intellectual Property” has the meaning set forth in Section 3.4.6.

1.1.53.	“System Malfunction” has the meaning set forth in Section 6.6.1.

1.1.54.	“Term” has the meaning set forth in Article 2.

1.1.55.	“TPS” means transactions per second, calculated by determining the average number of order entry, order modification, order cancel, request for quote messages and other similar messages received by the match engine per second.

1.1.56.	“Trading Hours” has the meaning set forth in Section 7.1.1.

1.2.	References. Unless something in the subject matter or context is inconsistent with the resulting interpretation, all references to Sections, Paragraphs, Articles and Exhibits are to Sections, Paragraphs, Articles and Exhibits of this Agreement. The words “hereto”, “herein”, “of this Agreement”, “under this Agreement” and similar expressions mean and refer to this Agreement.

1.3.	Headings. The inclusion of headings in this Agreement is for convenience of reference only and does not affect the construction or interpretation of this Agreement.

1.4.	Interpretation. The use of any term herein in the singular shall, where appropriate, include the plural and vice versa. The word “include”, “includes” and “including” will be deemed to be followed by the words “without limitation”. “Futures”, “futures options,” “products” and “contracts”, as used herein, encompass the listing of multiple contract months for delivery; a new contract month, for example, is not a new or different product for purposes of this Agreement. However, a futures product is a different product or contract from a futures options product or contract, even though the futures options product may settle into the futures contract, and both are economically linked to the same underlying commodity.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

1.5.	Exhibits. The Exhibits forming part of this Agreement are as follows:

Exhibit A	CME Services

Exhibit B	Fees

Exhibit C	NYMEX Market Maker Agreements

Exhibit D	Information Sharing Agreement

Exhibit E	Cross Margining Agreement

2.	TERM

This Agreement shall commence on the Effective Date and, unless sooner terminated in accordance with Article 12 below, shall terminate on the 10th anniversary of Launch Date 1. Upon expiration of the initial term, this Agreement shall automatically renew for successive three-year renewal terms unless either (i) NYMEX notifies the CME in writing at least twelve (12) months prior to the beginning of the applicable renewal term of its decision not to renew or (ii) CME notifies NYMEX in writing at least eighteen (18) months prior to the beginning of the applicable renewal term of its decision not to renew. The initial term and the renewal terms, if any, shall collectively be referred to herein as the “Term”.

3.	NYMEX GLOBEX CONTRACTS; NON-COMPETE

3.1.	NYMEX Globex Contracts.

3.1.1.	Required NYMEX Mini Contracts. NYMEX Mini Contracts on light, sweet crude oil, natural gas, heating oil, gasoline shall be listed for trading on Globex on Launch Date 1. Each of the foregoing NYMEX Mini Contracts (i) must be listed during both daytime and night-time trading hours, and (ii) shall continue to be listed for trading on Globex during the Term unless and until a Qualifying NYMEX Contract on the same underlying commodity is listed for trading on Globex (at which point NYMEX may but need not delist the NYMEX Mini Contract).

3.1.2.	Required NYMEX Big Contracts. NYMEX Big Contracts on light, sweet crude oil, natural gas, heating oil and gasoline shall be listed for trading during regular trading hours on Globex on Launch Date 1. Each of the foregoing NYMEX Big Contracts must be listed during both daytime and night-time trading hours. NYMEX shall determine in its discretion whether a NYMEX Big Contract will be settled on a cash basis or by physical delivery, except that, beginning on [***Redacted***], physically-delivered NYMEX Big Contracts must be listed for trading during night-time trading hours, even if cash-settled NYMEX Big Contracts are also listed. If a NYMEX Big Contract is settled by physical delivery, it must be considered to be the same product for clearing purposes as the related version of the product that is traded on NYMEX’s trading floor such that positions of the NYMEX Big Contract automatically offset positions of that product that are traded on the trading floor. If a NYMEX Big Contract is cash-settled, any NYMEX Mini

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

Contract that is based on the same underlying commodity must be fungible at the clearing level with cash-settled NYMEX Big Contracts of equivalent total notional value, meaning that NYMEX shall establish an administrative process by which NYMEX Mini Contract positions may offset NYMEX Big Contract positions upon request and without charge.

3.1.3.	NYMEX ACCESS Contracts. All NYMEX ACCESS Contracts (except for NYMEX ACCESS Contracts that are COMEX Products, as further set forth in and subject to Section 4.4) shall be listed for trading as NYMEX Globex Contracts on Launch Date 2. NYMEX ACCESS Contracts that are listed as NYMEX Globex Contracts must be listed during night-time trading hours at a minimum, and must be considered to be the same products for clearing purposes as any related version that is traded on NYMEX’s trading floor such that positions of the NYMEX Globex Contract automatically offset positions of that product that are traded on the trading floor. As used throughout this Section 3.1, “daytime” trading hours means at least the same hours as apply for trading on NYMEX’s trading floor, and “night-time” trading hours means at least the trading hours during which NYMEX ACCESS Products were available for trading, in either case only to the extent that CME can support such hours as described in Section 7.1.1.

3.1.4.	NYMEX ClearPort. With respect to NYMEX Products permitted to be listed for trading on NYMEX ClearPort in accordance with Section 3.3.2, if any such NYMEX Product achieves [***Redacted***], NYMEX shall promptly add such NYMEX Product to Globex by providing the notice described in Section 3.2.1 and shall delist the NYMEX Product from NYMEX ClearPort for trading upon its listing for trading on Globex.

3.1.5.	[***Redacted***]

3.1.6.	Other NYMEX Products. NYMEX may in its discretion include additional NYMEX Products to be listed on Globex on Launch Date 1 or Launch Date 2, subject to the requirements of Article 4. Thereafter, NYMEX may from time to time add other NYMEX Products to Globex as set forth more fully in Section 3.2.

3.1.7.	Options Products. [***Redacted***], NYMEX shall have listed options, with a reasonable number of strikes and expirations, on each NYMEX Globex Contract that is functionally equivalent to a NYMEX Product on which NYMEX listed futures options for trading (whether electronically or on NYMEX’s trading floor) as of the Effective Date. Functionally equivalent, as used above, means having identical or near identical specifications, including as to size or notional value, but excluding distinctions between cash-settlement and settlement by physical delivery. For the avoidance of doubt, nothing in this Section 3.1.7 will obligate COMEX Products that are futures contracts to be listed for trading during daytime trading hours.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

3.2.	New Products, Changes to Products or Contract Specifications.

3.2.1.	Generally. NYMEX shall be responsible for determining the products on which the NYMEX Globex Contracts will be based and the specifications for such contracts. NYMEX may, in its discretion, from time to time add or withdraw NYMEX Globex Contracts and/or modify any of the specifications for the NYMEX Globex Contracts, provided that any addition, withdrawal or modification does not effectively contravene any provision of this Agreement, and subject to Section 6.8 with respect to any new functionality that may be required to support such change or a new NYMEX Globex Contract. NYMEX shall, as soon as reasonably practicable, provide the GCC advance written notice of any addition or withdrawal of a NYMEX Globex Contract or modification of the specifications for a NYMEX Globex Contract.

3.2.2.	CME Obligations and Objections. Following receipt of a notice specified in Section 3.2.1 above, CME shall (i) promptly effectuate the addition, deletion or modification to specifications (generally within 30 Business Days, absent unusual circumstances such as a systems freeze that also limit the listing of new CME Globex Contracts), or (ii) within ten (10) Business Days of GCC’s receipt of such notice, notify NYMEX that CME has determined in its reasonable discretion that a proposed addition of a NYMEX Globex Contract or modification to specifications for an existing NYMEX Globex Contract (A) would materially increase CME’s costs of providing the CME Services or (B) would require modifications to the CME Systems that would materially impair functionality or materially increase operational costs. Upon receipt of such notice from CME, NYMEX shall (1) withdraw its proposed addition or modification to specifications, or (2) work with CME to revise the proposed addition or modification such that any CME objections are remedied and submit a change request to CME in accordance with Section 6.8.

3.2.3.	Spread Trading. Without limiting the generality of Section 3.2.1, NYMEX shall be responsible for determining the extent to which spread trading shall be permitted among NYMEX Globex Contracts or between NYMEX Globex Contracts and other products listed for trading on Globex, and CME shall use reasonable commercial efforts to enforce such decisions within the limits of the CME Systems. Consistent with this requirement, (i) NYMEX may determine whether to allow Eligible Participants to include NYMEX Globex Contracts within user-defined spreads after CME launches user-defined spreading functionality (NYMEX understands that the CME may not be able to limit the functionality such that it would allow user-defined spreading only within the universe of NYMEX Globex Contracts), and (ii) if an Eligible Participant registers to connect an automated trading system to Globex and indicates an intention to automatically trade spreads between NYMEX Globex Contracts and other products listed for trading on Globex, CME shall reject such registration or application. Notwithstanding the foregoing, NYMEX understands and agrees that CME’s ability to enforce limitations on inter-commodity spread trading by users is limited. Furthermore, CME may in its sole discretion modify or eliminate altogether any requirement that users of Globex register or seek approval for automated trading systems.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

3.2.4.	Withdrawal. Notwithstanding the foregoing, a NYMEX Globex Contract shall be withdrawn from trading if either party notifies the other party that it (i) has determined in its reasonable discretion, upon consultation with competent counsel in the relevant jurisdiction, that initiating or continuing trading of such product pursuant to this Agreement would violate any applicable law, regulation or order, and (ii) is unable, after reasonably diligent efforts, to secure appropriate relief. The party giving notice shall notify the other party as soon as reasonably practicable after determining that initiating or continuing trading of a NYMEX Globex Contract may violate any applicable law, regulation or order, and each party shall provide reasonable cooperation to the other in efforts undertaken to secure appropriate relief.

3.3.	Exclusive Arrangement.

3.3.1.	Exclusivity. Globex shall be the exclusive platform for electronic trading of NYMEX Products during the Term, except as set forth in Section 3.3.2 or Section 4.4.3.

3.3.2.	Limited Exception for NYMEX ClearPort. Notwithstanding the foregoing, NYMEX shall be entitled to list NYMEX Products for trading on NYMEX ClearPort rather than on Globex only if such products are listed for clearing on NYMEX ClearPort and only if listing of the product for trading is required for regulatory purposes, provided that if any such NYMEX Product listed on NYMEX ClearPort Trading achieves [***Redacted***] in any rolling three-month period following the Effective Date, NYMEX shall promptly add such NYMEX Product to Globex by providing the notice described in Section 3.2.1 and shall delist the NYMEX Product from NYMEX ClearPort Trading upon its listing on Globex.

3.3.3.	Dubai Mercantile Exchange. Following the Effective Date, CME and NYMEX shall engage in good faith negotiations concerning the inclusion of products listed for trading by DME in the service arrangement set forth in this Agreement. Neither party shall be bound to any particular outcome of such negotiations, except that CME shall be obligated at the request of NYMEX and DME to include DME products in this Agreement on the same terms as if they were NYMEX Products.

3.3.4.	NYMEX Europe. NYMEX shall use its commercially reasonable efforts to encourage NYMEX Europe to become a party to this Agreement, in which case NYMEX Europe shall be deemed an Affiliate, pursuant to the terms of an amendment to be mutually agreed among CME, NYMEX and NYMEX Europe. Notwithstanding anything herein to the contrary, neither NYMEX nor NYMEX Europe shall have any obligation to list products of NYMEX Europe on Globex unless and until appropriate regulatory approvals are obtained.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

3.4.	Non-Compete. The following restrictions shall apply to CME during the Term:

3.4.1.	Generally. CME shall not list any Competitive Contract for trading on Globex and shall not allow another Person to make any Competitive Contract available for trading through Globex, provided that the following conditions shall apply:

(1)	Between [***Redacted***], CME may not list (or announce that it will list for trading) any new CME Globex Contract that would be a Competitive Contract to a NYMEX Globex Contract that NYMEX indicates it will list for trading on either Launch Date 1 or Launch Date 2 (as described in Section 4.1).

(2)	Beginning on [***Redacted***], CME may not list for trading any new Competitive Contract to a NYMEX Globex Contract (i) during the first year of trading of such NYMEX Globex Contract and (ii) after the first year of trading of such NYMEX Globex Contract provided that it achieves and maintains [***Redacted***], measured over the three-month period immediately preceding the first anniversary of the launch of such NYMEX Globex Contract and on a rolling 3-month basis thereafter.

(3)	Notwithstanding paragraph (2), beginning on [***Redacted***], CME may list for trading or continue to list for trading any Competitive Contract that CME had (i) listed for trading or (ii) publicly announced that it would list for trading with a date certain 90 days or less after the announcement (with any appropriate regulatory filings prior to or simultaneous with the announcement), in either case prior to NYMEX notifying CME that it would list a new NYMEX Globex Contract as to which the Competitive Contract would be competitive. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, no restrictions under this Section 3.3.1 shall apply to CME Globex Contracts that were listed for trading prior to the Effective Date.

(4)	With respect to COMEX Products specifically, and notwithstanding anything else in this Agreement to the contrary: (i) between [***Redacted***], CME may not list for trading any new CME Globex Contract that would be a Competitive Contract to a COMEX Product (regardless of the fact that no NYMEX Globex Contract has yet been listed based on such COMEX Product), and (ii) beginning on [***Redacted***], CME may list Competitive Contracts to any COMEX Product, unless that COMEX Product is (a) listed as NYMEX Globex Contracts with open access to trading for all Eligible Participants, and (b) listed as a NYMEX Globex Contract that has at the time and maintains thereafter [***Redacted***], measured on a rolling 3-calendar month basis thereafter. At such time as all of the NYMEX Globex Contracts that are based on COMEX Products are listed with open access for trading by all Eligible Participants, the provisions of this paragraph shall no longer apply and such products will fall under the general provisions of this Section 3.3.1, including paragraphs (1) through (3) above.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

3.4.2.	Competitive Contracts. “Competitive Contract” means a futures contract, an option on futures contract or an OTC Look-Alike product that has[***Redacted***]. Competitive Contract also includes a futures contract, a futures option contract or an OTC Look-Alike product that has [***Redacted***] provided that (i) each of the relevant NYMEX Globex Contracts (a) is in its first year of trading as a NYMEX Globex Contract or (b) achieved and has maintained [***Redacted***], measured over the three-month period immediately preceding the first anniversary of the launch of such NYMEX Globex Contract and on a rolling 3-month basis thereafter, and (ii) the specifications (exclusive of size or notional value) for the proposed CME Globex Contract are similar enough to the relevant NYMEX Globex Contracts to be an effective economic substitute for trading those contracts individually.

3.4.3.	NYMEX Europe and DME. The restrictions on CME under Section 3.4.1 shall not apply with respect to any CME Globex Contract that is based on an underlying commodity that is the same underlying commodity as a product listed for trading by NYMEX Europe or DME unless and until NYMEX Europe or DME, as applicable, becomes a party to this Agreement, in which case products of NYMEX Europe or DME, as applicable, shall be deemed NYMEX Products within the meaning of this Agreement.

3.4.4.	CME Mergers or Acquisitions; NYMEX Termination Rights. If CME acquires or merges with an entity that, at the time of acquisition or merger, is engaged in trading Competitive Contracts, CME shall not be deemed to be in violation of Section 3.4.3 simply by virtue of ownership or interests acquired through the acquisition or merger. However, if CME acquires such an entity, the following provisions shall apply: (i) NYMEX shall have [***Redacted***] following announcement of the acquisition or merger to terminate this Agreement and delist the NYMEX Globex Contracts; (ii) if NYMEX has not elected to terminate under clause (i) above (whether or not the [***Redacted***] period has passed) and CME proposes to move the acquired entity’s Competitive Contracts to Globex, CME shall provide NYMEX [***Redacted***] advance written notice, and NYMEX shall have [***Redacted***] from receipt of the notice to elect to terminate this Agreement, in which case the NYMEX Globex Contracts shall be delisted by the end of the [***Redacted***] notice period. For the avoidance of doubt, CME may deliver the notice described in clause (ii) simultaneously with the closing of the acquisition or merger. If NYMEX does not terminate this Agreement, Section 3.4.3 shall be inapplicable during the remainder of the Term with respect to the products listed for trading by the acquired entity as of the closing of the acquisition.

3.4.5.	Other Services Permitted. For the avoidance of doubt, providing services that are distinct from electronic trade matching and order routing (such as clearing services, market surveillance and related regulatory services, marketing services and billing services) shall not be deemed a violation by CME of Section 3.4.3; provided that CME shall not, without the express written consent of NYMEX, provide cross-margining, portfolio margining, spread credits or other similar forms of margin or performance bond reductions based on NYMEX Globex Contracts and other contracts or products traded on Globex or cleared by CME, subject to the terms of the Cross-Margining Agreement.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

3.4.6.	Licensing of Specifications. NYMEX agrees to license any right, title or interest it may have in the specifications or settlement prices for the futures contracts it lists for trading in NYMEX Products as of the Effective Date (“Specifications Intellectual Property”) to CME, without further consideration, if and to the extent that such licensing is deemed to be necessary for purposes of fulfilling the terms of this Agreement.

3.4.7.	NYMEX Mergers or Acquisitions. If NYMEX acquires or merges with an entity that, at the time of acquisition or merger, operates a trading execution system for futures or futures options products (or OTC Look-Alike versions of such products), electronic trading of such products shall be subject to the exclusivity requirement in Section 3.3.1, and all electronic trading of such products by the acquired entity shall be transitioned to Globex within two years following closing of the acquisition or merger. The foregoing requirement to transition the acquired entity’s electronically-traded products shall be subject to the prior approval of Globex by the applicable regulatory authority, if necessary, and/or any other necessary regulatory approvals, and CME and NYMEX will use commercially reasonable efforts to secure any such regulatory approvals in a timely manner.

4.	LAUNCH DATES

4.1.	Launch Dates for NYMEX Globex Contracts. Within 30 days after the Effective Date, CME and NYMEX shall mutually agree upon (i) target dates for the Launch Dates, (ii) the list of NYMEX Products that will be listed as NYMEX Globex Contracts on Launch Date 1 and Launch Date 2, in accordance with the requirements of Section 3.2 and considering the impact that the inclusion of additional products may have upon the target launch dates, if any, and (ii) develop the initial Project Plan or plans for the Launch Dates, as further described in Section 8.1.1. Launch Date 1 shall include only futures products and not futures options products; Launch Date 2 may include futures options products if NYMEX so desires. Nothing in this Section 4.1 is intended to limit NYMEX’s ability to request listing of additional NYMEX Globex Contracts between Launch Date 1 and Launch Date 2 pursuant to Section 3.2.1, except that NYMEX may not require the listing of futures options products sooner than may be agreed upon between the parties in the Project Plan or plans for the Launch Dates.

4.2.	Requirements for Launch Date 1. The parties shall use commercially reasonable efforts to meet all requirements and resolve all issues necessary to launch the NYMEX Mini Contracts and the NYMEX Big Contracts on Globex by the target date for Launch Date 1, but either party may require a delay of Launch Date 1 upon reasonable advance notice to the other party specifying the reason that the delay is necessary or appropriate. However, if Launch Date 1 is delayed by 45 or more days past the target date and the delay is primarily due to the fault or failure of one party, the party at fault shall owe the

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

other party liquidated damages equal to [***Redacted***] of the Fees payable for the first year after Launch Date 1; if the launch is delayed by 3 months or more, the liquidated damages level increases to [***Redacted***]. In any event, Launch Date 1 must precede Launch Date 2.

4.3.	Requirements and Penalties for Launch Date 2 and Launch Date 3. The parties shall use commercially reasonable efforts to meet all requirements and resolve all issues necessary to launch the NYMEX ACCESS Contracts on Globex by the target date for Launch Date 2, and to launch required implied inter-commodity spread trading functionality (as described in Section 6.5.2) by Launch Date 3, including the completion of specifications and functional requirements for inter-commodity crack spreads and the development of the Project Plan or plans immediately following the Effective Date that shall specify requirements and obligations for both parties. Both parties shall use commercially reasonable efforts to comply with the elements of the Project Plan or plans, but either party may require a delay of Launch Date 2 or 3 upon reasonable advance notice to the other party specifying the reason that the delay is necessary or appropriate. However, if either Launch Date is delayed by 3 months or more past the target date and the delay is primarily due to the fault or failure of one party, the party at fault shall owe the other party liquidated damages equal to [***Redacted***] of the Fees payable for the first year after the applicable Launch Date; if the launch is delayed by 6 months or more, the liquidated damages level increases to [***Redacted***] and the party not at fault shall also have the option to continue the Agreement or terminate the Agreement, in either case receiving the [***Redacted***] liquidated damages payment from the party at fault. In any event, Launch Date 2 must precede Launch Date 3, and if liquidated damages described in this Section with respect to Launch Date 2 apply, the target date for Launch Date 3 shall be extended by the amount of time by which Launch Date 2 is delayed, such that liquidated damages payments cannot be compounded (or repeated, with respect to the right to terminate) unless a delay of Launch Date 3 is generated independently.

4.4.	COMEX Products. [***Redacted***] NYMEX shall determine whether the NYMEX ACCESS Contracts that are based on COMEX Products will be listed for trading on Globex with open access for all Eligible Participants or with closed access in which trading on Globex is limited to NYMEX Members that are members of the COMEX Division. If open access is selected, then the products shall be listed for trading on Launch Date 2. If closed access is selected, the following provisions shall apply:

4.4.1.	Project Plan. Promptly following NYMEX’s notice to CME of its decision, the parties shall cooperate to create a Project Plan for developing functionality to support closed access, provided that the manner of developing and implementing this functionality shall be left largely to CME’s discretion.

4.4.2.	Launch Date. The Project Plan shall include a target launch date for the functionality, which shall be determined by CME in its sole discretion, subject only to the following requirements: (i) CME will use commercially reasonable efforts to identify an approach that will allow the target date to be the same target date as applies for Launch Date 2, and (ii) the target date will not be any later than

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

[***Redacted***], unless the reason for a later launch date is based upon material information or requirements that were not disclosed by NYMEX to CME prior to the Effective Date. CME in its discretion may thereafter delay the launch date by establishing a new target date that is no later than [***Redacted***] upon reasonable advance notice to NYMEX.

4.4.3.	COMEX Products on NYMEX ACCESS. Notwithstanding Section 3.3.1, NYMEX may continue to list COMEX Products on NYMEX ACCESS until the closed access functionality is launched.

4.4.4.	Delay by NYMEX. If the launch date is delayed for reasons that are primarily the fault or failure of NYMEX, including by reason of information or requirements that were not disclosed by NYMEX to CME before the initial target date was determined, then NYMEX shall pay CME Fees for all volume traded in COMEX Products on NYMEX ACCESS as if such trading had occurred on Globex, beginning on the initial target date. If the launch date is delayed beyond [***Redacted***], primarily due to the fault or failure of NYMEX, [***Redacted***] and CME shall also have the option to terminate the Agreement [***Redacted***].

4.4.5.	Delay by CME. If the launch date is delayed beyond [***Redacted***], primarily due to the fault or failure of CME, CME shall owe NYMEX [***Redacted***], and NYMEX shall also have the option to terminate the Agreement [***Redacted***].

4.4.6.	Cost of Modifications. NYMEX shall reimburse CME for its fully-loaded costs of making the modifications described in this section, up to a maximum of [***Redacted***]. CME shall bear any costs above this amount, except to the extent that the excess cost fairly may be attributed to information or requirements that were not disclosed by NYMEX to CME before the initial target date was determined, or material requirements other than the requirement that access to trading in COMEX Products be available only to COMEX Division members.

4.5.	Liquidated Damages Payments. The amounts described above for liquidated damages shall be calculated on the basis of Fees payable for the twelve full calendar months immediately following the applicable launch date, calculated using the method described in the definition of Prior Year’s Fees in Section 1.1.48, and any liquidated damages owed shall be paid within 30 days after notice of the amount owed is submitted to the payor by the payee. Additionally, if one party is primarily at fault for an initial period of delay but the other party is primarily at fault for a second period of delay, the damages shall be considered equal and shall cancel each other, without any right of termination. As used in this Article 4, “primarily due to the fault or failure of one party” means that the delay was proximately caused by factors within the party’s reasonable control, and material mistakes or failures by the other party did not so substantially contribute to the delay that it likely could have avoided. The parties agree that the liquidated damages described in this Article 4 represent a reasonable measure of damages. The parties agree that calculating the actual measure of damages to either party under the circumstances in

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

which a Launch Date is delayed would be extremely difficult given the complexities of the business arrangements, the uncertainty of the revenues to be earned by either party through the arrangements set forth in this Agreement, and the uncertainty of the value of the opportunities that will have been lost by the terminating party if this Agreement is terminated as a result of any such delay. Amounts paid as liquidated damages under this Article 4 shall not be applied against the limits on liability set forth in Article 19. Notwithstanding the foregoing, if this Agreement is terminated by either party under Section 4.3 as a result of the willful misconduct of the other party, then the terminating party shall be entitled to seek actual damages in lieu of the liquidated damages penalty specified above.

5.	ACCESS ARRANGEMENTS; CME MARKET MAKERS

5.1.	Access to NYMEX Globex Contracts.

5.1.1.	Generally. All Persons shall be eligible to execute transactions in NYMEX Globex Contracts, provided that such Persons (i) are authorized by CME to execute transactions on Globex and (ii) have established a relationship with a NYMEX clearing member for the purpose of clearing such transactions (“Eligible Participants” upon satisfaction of both requirements). CME shall grant Eligible Participants access to electronic trading of NYMEX Globex Contracts on the same terms that apply to CME members generally with respect to access to Globex, other than with respect to fees or any different terms that may result from regulatory requirements that are not subject to waiver.

5.1.2.	Process. Eligible Participants may obtain such access in their discretion from time to time during the Term through a Globex access mechanism, including any access interface (each, a “Globex Site”). CME shall provide access to Globex for transactions in NYMEX Globex Contracts from a Globex Site only upon CME’s receipt of (i) a Customer Connection Agreement and any applicable schedules, exhibits or appendices thereto required by CME and (ii) written confirmation from NYMEX that such Globex Site is approved for Globex access for the purpose of executing transactions in NYMEX Globex Contracts.

5.1.3.	Connectivity Fees. Eligible Participants that are NYMEX members shall be required to pay the same fees, if any, for access to trading on Globex as apply to CME members. Eligible Participants that are neither CME members nor NYMEX members shall pay the same fees without regard to what products they desire to trade. Globex access fees are subject to change from time to time by CME in its sole discretion and may vary depending upon the means or type of access.

5.2.	CME Members Trading NYMEX Globex Contracts. Without limitation of the preferential fees that may apply to market makers designated by CME as set forth in Section 5.3, (i) Eligible Participants that are CME members but not NYMEX members or otherwise subject to NYMEX disciplinary jurisdiction apart from the arrangements set forth in this Agreement shall be deemed customers by NYMEX when trading NYMEX Globex Contracts, and shall not be subject to NYMEX disciplinary jurisdiction, except

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

with respect to NYMEX’s authority to terminate any such Eligible Participant’s access for violations of NYMEX’s rules; and (ii) Eligible Participants that are CME members may intermediate the execution of trades in NYMEX Globex Contracts on behalf of customers, provided that such Eligible Participants are otherwise legally entitled to do so under applicable law.

5.3.	CME Market Maker Program for NYMEX Globex Contracts.

5.3.1.	Generally. CME shall establish a special market maker program for the NYMEX Globex Contracts. CME shall determine the terms for the market maker program and select the Persons to be named as market makers in its sole discretion, except that the following terms shall apply: (i) the selected market makers shall be entitled to trade NYMEX Globex Contracts at NYMEX member rates, (ii) if the market maker is an entity rather than a natural person, multiple traders may execute trades, but only trades for that entity’s proprietary account shall qualify for NYMEX member rates, and (iii) if a selected market maker owns or leases a NYMEX membership, the market maker must maintain that membership status in order to continue as a market maker under the program. The program shall apply for [***Redacted***] years, measured from the beginning of the month after Launch Date 1. During the first year, CME may designate up to [***Redacted***] market makers at any given time. During each of the [***Redacted***] and [***Redacted***] years, CME may designate up to [***Redacted***] market makers at any given time. During the [***Redacted***] year, CME may designate up to [***Redacted***] market makers at any given time. CME may add, remove or replace designated market makers in its discretion at any time during the program, subject only to the maximum numbers above. For the avoidance of doubt, nothing in this Section 5.3 shall entitle the designated market makers to trade the pit-traded NYMEX Products at NYMEX member rates by virtue of participation in the market maker program. In the event NYMEX elects to eliminate all existing market maker programs (described below in Section 5.3.3.) prior to Launch Date 1, then the CME market maker program shall apply for only [***Redacted***] years, measured from the beginning of the month after Launch Date 1. During the first of the [***Redacted***] years, CME may designate up to [***Redacted***] market makers at any given time; during each of the following years, CME may designate up to [***Redacted***] market makers at any given time.

5.3.2.	Simultaneous NYMEX Market Maker Programs. During the period of the CME special market maker program for the NYMEX Globex Contracts, NYMEX shall not implement or maintain any market maker program (or maintain any benefits under a past market maker program) for any NYMEX Globex Product, except as may be mutually agreed upon in writing between the Parties in a formal agreement that refers specifically to this section of this Agreement, except as specifically described and subject to the requirements of Sections 5.3.3, 5.3.4 and 5.3.5 below. A NYMEX market maker program, as used in this Section 5.3.2, shall not include any program that involves purely financial incentives directly to the market maker (such as waived fees or separate payments), without priority trading rights or other trading-related privileges or benefits that could impact the market.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

5.3.3.	Existing Market Maker Programs. NYMEX represents and warrants that (i) Exhibit C contains a true and complete list of all market maker programs currently in effect that will apply to any NYMEX Globex Product (the “Market Maker Agreements”) and an accurate summary of the critical terms, including expiration date, if any, and priority trading rights and other trading-related privileges or benefits that could impact the market, (ii) the agreements identified on Exhibit C accurately and completely reflect all material terms of each market maker program, and (iii) an accurate copy of each agreement has been provided to CME.

5.3.4.	Undertaking to Modify Existing Market Maker Program in Light Sweet Crude Oil. Prior to Launch Date 1, the Market Maker Agreement for light sweet crude oil shall be amended such that (i) from Launch Date until the first anniversary of Launch Date 1, the market maker priority trading right does not exceed [***Redacted***], (ii) from the first anniversary until the fourth anniversary of Launch Date 1, the market maker priority trading right does not exceed [***Redacted***], and (iii) no other priority trading rights or other trading-related privileges or benefits shall be granted beyond those rights, privileges and benefits outlined in the applicable Market Maker Agreement.

5.3.5.	Undertaking to Modify Other Existing Market Maker Programs. Prior to Launch Date 1, each of the Market Maker Agreements in heating oil, gasoline, and natural gas will be (i) amended such that (A) the aggregate priority trading right to all market makers does not exceed [***Redacted***], (B) no other priority trading rights or other trading-related privileges or benefits shall be granted beyond those rights, privileges and benefits outlined in the applicable Market Maker Agreements, and (C) the Market Maker Agreements will terminate no later than the second anniversary of the original execution of the agreements described in Exhibit C, or (ii) terminated. Notwithstanding clause (i)(C) above, if the volume threshold for the Market Maker Agreements in natural gas was met in March 2006, then those agreements may extend until the expiration date that is specified therein.

6.	CME OBLIGATIONS AND ONGOING OPERATIONS

6.1.	Services Provided. During the Term, CME shall provide the services described in Part I of Exhibit A hereto (such services, the “CME Services”) with respect to the NYMEX Globex Contracts.

6.2.	Performance Parameters. CME shall provide the CME Services in accordance with and subject to the performance standards (the “Performance Standards”) set forth in Part II of Exhibit A.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

6.3.	CME Systems and Policies.

6.3.1.	Generally. The systems utilized by CME in connection with providing the CME Services and its other obligations hereunder, including, without limitation, Globex and the various other systems used by CME for order-routing and market data delivery and all other activities relating to electronic trading, are referred to herein collectively as the “CME Systems”. CME’s established policies and procedures relating to the CME Systems and electronic trading generally, which shall generally (but not exclusively) be policies and procedures of the type described in CME’s rules, interpretations and other similar documents, are referred to herein collectively as “CME Policies”.

6.3.2.	Application of CME Policies. Except as specifically set forth elsewhere in this Agreement, the CME Policies shall apply to the trading of the NYMEX Globex Contracts.

6.3.3.	Licensing Charges and Other Fees. Except as specifically set forth elsewhere in this Agreement, CME shall be responsible for the payment of all costs, license fees, royalties, use charges or other payments associated with the intellectual property and technology utilized by CME in connection with the CME Systems. CME shall use reasonable and prudent means to ensure that no computer viruses, worms, software bombs, or similar items are introduced into the CME Systems.

6.4.	Performance of Services. CME shall provide the CME Services and perform its other obligations hereunder in a timely and professional manner, and with proper and reasonable care by personnel possessing the skills, experience, qualifications and knowledge sufficient to perform those tasks they are assigned in connection with providing the CME Services in accordance with this Agreement. In addition to satisfying the Performance Standards, the quality of the CME Services generally shall be comparable on average in all material respects to the services CME provides as to the CME Globex Contracts, except for any differences that result from (i) differences in the specifications of the NYMEX Globex Contracts, the nature of the underlying commodities, applicable regulatory requirements or other matters not within CME’s reasonable control, or (ii) upgrades in services or technology (excluding capacity upgrades that apply equally to the NYMEX Globex Contracts and to CME Globex Contracts) the application of which to the NYMEX Globex Contracts would (A) result in material increases in CME’s operational costs as to the NYMEX Globex Contracts or (B) violate any of the conditions described in clauses (i) through (iii) of Section 6.5.1.

6.5.	Systems Modifications.

6.5.1.	Generally. Subject to the Performance Standards and the requirements set forth above, CME may make modifications to the CME Services, the CME Systems and the CME Policies on its own initiative and at its own expense as it may reasonably deem necessary or desirable, provided that such modifications do not (i) materially reduce the scope or quality of the CME Services, (ii) require NYMEX, NYMEX members or NYMEX customers with access to Globex to make material changes to

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

systems, software, or equipment other than (A) changes made in the ordinary course of business, or (B) changes that CME members or customers are also required to make with respect to any CME Globex Contracts; or (iii) otherwise impose upon NYMEX any material increase in costs. If CME desires to make any change that would violate the conditions described in clauses (i) through (iii) above, CME may make such change only after obtaining NYMEX’s written consent. Any costs associated with capacity upgrades necessary to maintain the quality of the CME Services and compliance with the Performance Standards shall be borne by CME. NYMEX acknowledges and agrees that material changes that will significantly increase the message traffic associated with NYMEX Globex Contracts may require development work, the installation and testing of new hardware and software, and testing with NYMEX and other parties. Consequently, any such material changes shall be subject to an implementation plan and schedule to be determined by the parties. Notwithstanding the foregoing, the CME Systems shall have sufficient capacity for CME to perform the CME Services in accordance with the Performance Standards for trading of NYMEX Globex Contracts following Launch Date 1 and Launch Date 2, and increases in message traffic associated with these product launches shall be managed at CME’s expense.

6.5.2.	Implied “Crack” Spreads. Promptly following the Effective Date, CME and NYMEX shall work cooperatively to define the scope for implied inter-commodity spreading functionality to be available for Launch Date 2 (expected to include 1:1 crack spreads) and Launch Date 3 (expected to include 3:2:1 crack spreads and 5:3:2 crack spreads). The addition of this implied inter-commodity spreading functionality shall not be deemed a change request by NYMEX pursuant to Section 6.8.

6.5.3.	Communications. Following the Effective Date, information technology personnel at CME and NYMEX shall cooperate to develop procedures for sharing information as to material modifications to the CME Systems or CME Policies that are likely to materially affect trading in the NYMEX Globex Contracts.

6.6.	System Malfunction; Notification to NYMEX.

6.6.1.	Generally. CME shall promptly report to NYMEX’s Chief Information Officer or any other individual designated by NYMEX: (i) any and all material malfunctions in or any delay or interruption of the CME Services or the CME Systems as relates to the NYMEX Globex Contracts (including, without limitation, any material slowdowns of the CME Systems) (each, a “System Malfunction”), as and when such System Malfunction is discovered by CME or CME otherwise becomes aware of it; (ii) any knowledge of circumstances that could reasonably result in any System Malfunction; and (iii) CME’s proposed solution to any of the circumstances described in clauses (i) and (ii), if any. NYMEX’s CIO and other key personnel shall subscribe to CME’s Globex notification service, and notification over such service shall satisfy the requirements of this provision except with respect to extreme circumstances or circumstances that affect NYMEX Globex Contracts in a different manner from CME Globex Contracts.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

6.6.2.	Process. CME shall use good faith efforts to remedy any such System Malfunction (to the extent the System Malfunction is capable of being remedied) and keep NYMEX reasonably informed of its progress in resolving such System Malfunction. Designated NYMEX personnel shall be registered in CME’s emergency contact system. If any such condition persists for longer than [***Redacted***], CME operations and technical staff shall inform CME’s Managing Director, Operations (or in such person’s absence or unavailability, CME’s Managing Director, Trading Operations or any Managing Director on CME’s Management Team), who shall personally oversee efforts to restore full services and provide NYMEX’s Chief Information Officer regular progress updates. If such condition persists for longer than [***Redacted***], CME’s Chief Executive Officer shall be informed, and such Chief Executive Officer shall then maintain regular contact with NYMEX’s President or his or her designee until the System Malfunction is resolved or this Agreement is terminated pursuant to Article 13.

6.6.3.	Breach of Contract. NYMEX understands and agrees that System Malfunctions may occur from time to time and that such temporary conditions shall not be deemed a material breach of this Agreement by CME unless (i) where CME Globex Contracts are similarly affected, CME fails to restore affected services as to the NYMEX Globex Contracts on the same general schedule as it restores such services as to the CME Globex Contracts (except in the case of a malfunction that affects only the NYMEX Globex Contracts), (ii) in any event, CME fails to restore affected services within [***Redacted***], or (iii) where a persistent and recurring System Malfunction has damaged or is reasonably likely to damage trading in the NYMEX Globex Contracts despite notice from NYMEX of the seriousness of the System Malfunction and a reasonable opportunity to cure. If any condition set forth in the preceding sentence occurs, NYMEX may declare CME in material default of this Agreement, without application of any cure period under Section 13.1 except as described in clause (iii), and may thereafter exercise its rights set forth in Article 13 below. Notwithstanding the foregoing and without regard to whether NYMEX exercises its right, if any, to declare CME in material breach of this Agreement, in any case in which a System Malfunction persists for longer than [***Redacted***], NYMEX shall be given a credit against Fees as follows: (x) for outage periods in which trading is halted because of the System Malfunction, a credit of [***Redacted***], or (y) for periods in which trading is affected by the System Malfunction but not halted, a credit of [***Redacted***]. Notwithstanding the foregoing, this Section 6.6.3 shall not apply with respect to any System Malfunction that results from changes in market conditions or in trading behavior rather than malfunctions or performance problems within the CME Systems. For example, System Malfunction as used in this Section 6.6.3 shall not include a slowdown that results from market conditions generating an increase in message volume that causes TPS as to the NYMEX Globex Contracts to exceed the thresholds set forth in Part II of Exhibit A.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

6.6.4.	Communications. Following the Effective Date, information technology personnel at CME and NYMEX shall cooperate to develop procedures for sharing information as to System Malfunctions that are likely to materially affect trading in the NYMEX Globex Contracts, including (i) the identification of communication escalation procedures to supplement the procedures described in Section 6.6.2, and (ii) the identification of procedures whereby the NYMEX Chief Information Officer may participate in formal communications relating to the System Malfunction (i.e., conference calls, email notifications, etc.) that involve third parties.

6.7.	Backup and Disaster Recovery. CME shall provide, as a part of the CME Services, such backup and disaster recovery services, procedures and functions with respect to the NYMEX Globex Contracts as CME provides with respect to the CME Globex Contracts. CME shall modify its disaster recovery communication plan to include the NYMEX CEO, the NYMEX CIO and the NYMEX Business Continuity Coordinator. CME may make newly introduced disaster recovery systems gradually available to the CME Globex Contracts and the NYMEX Globex Contracts. If a disaster, system outage or similar event affects services as to both the NYMEX Globex Contracts and any CME Globex Contracts, CME shall give equal priority to restoring services to the NYMEX Globex Contracts. Notwithstanding the foregoing, NYMEX shall be solely responsible for determining and administering any emergency procedures to facilitate trading of NYMEX Globex Contracts through other means during any extended Globex outage, such as facilitating trading through open outcry or on NYMEX ACCESS or permitting “bundling” of orders in NYMEX Globex Contracts into orders in related NYMEX Products traded on NYMEX’s trading floor, provided that nothing in this Section shall be deemed to require NYMEX to establish such procedures. CME shall not be deemed to violate its obligations under this Agreement by having facilitated trading of CME Globex Contracts through alternate means during any such extended Globex outage.

6.8.	NYMEX Change Requests. CME shall respond to requests from NYMEX concerning modifications or enhancements to the CME Services or the CME Systems by evaluating the request, including the cost of the requested change and the impact of the requested change upon the CME Systems, and providing a response in accordance with this Section to NYMEX concerning such request within thirty (30) days of CME’s receipt of such request (unless the complexity of such request reasonably requires a longer period, in which case CME shall provide an initial response).

6.8.1.	No material concerns. If CME reasonably determines in its sole judgment that the requested change will not materially impair functionality or materially increase operational costs to CME or CME members, CME shall submit to NYMEX a reasonably detailed proposal for implementing the change, which need not be binding, and which shall include an estimate of the amount to be paid to CME for any requested change.

6.8.2.	Material concerns. If CME reasonably determines in its sole judgment that the requested change will materially impair functionality or materially increase operational costs to CME or CME members, CME may, but shall not be required to, submit to NYMEX a reasonably detailed proposal for implementing the change, including cost estimates, which need not be binding.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

6.8.3.	Negotiations in good faith. In any case, the parties shall negotiate in good faith as to any requested change and the terms of CME’s proposal, if any. Any change implemented by CME pursuant to this Section shall be made, unless otherwise agreed, at the sole expense of NYMEX at a commercially reasonable fee or other financial basis to be agreed upon between the parties. Such financial arrangement may include upfront fees and/or modifications to the fee structure set forth in Exhibit B.

6.9.	Investigations and Complaints; Notice to NYMEX. CME shall inform NYMEX of (i) any inquiry it receives from any governmental or regulatory authority concerning trading irregularities in the NYMEX Globex Contracts, to the extent that notification to NYMEX would not violate any confidentiality requirements imposed upon CME by any governmental or regulatory authority, and (ii) any formal complaint it receives from any Person concerning trading systems, rules or procedures as relates to the NYMEX Globex Contracts. For purposes of clause (ii), a “formal complaint” shall generally be in writing, directed to a responsible official at CME, and shall relate specifically to the NYMEX Globex Contracts, and not to Globex generally. Formal complaints shall not include oral complaints, questions or comments registered with GCC.

6.10.	CME Messaging Policies.

6.10.1.	Generally. CME may in its discretion impose policies and procedures designed to limit the amount of message traffic (typically measured in TPS) submitted by Globex users on an overall basis or on a product-specific basis (“CME Messaging Policies”). CME Messaging Policies may include, without limitation, registration requirements, rules prohibiting certain trading practices, requirements that users limit message traffic or pay penalties for excess message traffic and cancellation of a user’s access to trading on Globex for repeated violations. CME may add, cancel or modify any CME Messaging Policy in its sole discretion. Notwithstanding the foregoing, CME Messaging Policies shall apply to all Globex users, including users trading NYMEX Globex Contracts, provided that (i) users trading NYMEX Globex Contracts and users trading CME Globex Contracts must be treated equally on a per-category basis (i.e., NYMEX members treated equally to CME members, options market makers designated by NYMEX treated equally to those designated by CME) and (ii) as to any CME Messaging Policies that apply on a per-product basis, the CME Messaging Policy must be determined and applied on even-handed basis as to the NYMEX Globex Contracts based on those products’ characteristics. For example, the ratios to which Globex users would be limited for NYMEX Globex Contracts under the 2005 Messaging Policy (as defined below) would be based upon the actual ratios for NYMEX Globex Contracts, even though actual ratios for NYMEX Globex Contracts may be higher or lower than actual ratios for CME Globex Contracts from time to time during the Term.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

6.10.2.	2005 Messaging Policy; Capacity Upgrades. As of the Effective Date, CME applies a CME Messaging Policy (the “2005 Messaging Policy”) that limits Globex users to a maximum ratio of TPS to contracts executed for each CME Product, which ratio is equal to the overall ratio of TPS to contracts executed in such product and is periodically re-set based on actual experience. The applicable ratios for the NYMEX Globex Contracts shall be set on the basis of the first three full calendar months of trading, which ratios will be re-set from time to time based on actual experience on the same basis as ratios are re-set for the CME Globex Contracts. Notwithstanding anything to the contrary in Section 6.10.1, if CME continues to apply the 2005 Messaging Policy and the actual ratios experienced for any NYMEX Globex Contract increase by more than 50% during any rolling period of twelve calendar months or less, measured on a monthly basis and compared against the twelve ratios for the prior twelve calendar months, then CME may in its discretion require NYMEX to either (i) pay for the direct hardware and software costs for capacity upgrades necessary to support the excess message traffic or (ii) take steps to limit message traffic so as to reduce the overall ratio to less than the maximum. The remedy shall be at NYMEX’s option as between approach (i) or (ii) after receiving a binding estimate of costs in writing from CME as to approach (i). If NYMEX selects approach (ii), CME shall cooperate with NYMEX to provide any data necessary in order for NYMEX to limit message traffic.

6.11.	No Obligations as to Transactions Following Match. Without limitation of CME’s obligations to comply with Section 8.6 and notwithstanding anything to the contrary in this Agreement, upon matching by CME of a transaction in NYMEX Globex Contracts as provided for under the terms of this Agreement, CME shall not be responsible or liable to the parties to such transaction, or their qualifying clearing member firms, with respect to any clearing guarantee associated with the performance of such contracts. Nothing in this Section 6.11, however, is intended to limit CME’s obligations with respect to “phantom orders”, as described in Section 8.6, or impose upon NYMEX any obligations with respect to phantom orders, except as described in Section 8.6.

6.12.	SAS Certification. CME shall provide, on an annual basis, a SAS70 report, either “Type I” or “Type II” as requested by NYMEX and completed by CME’s independent auditors, provided that CME shall provide only a Type I report in respect of calendar year 2006.

7.	NYMEX OBLIGATIONS

7.1.	Designated Contract Market; Market Operations. NYMEX shall be the DCM with respect to the NYMEX Globex Contracts. As the DCM, NYMEX shall be responsible for market operations functions as described below and generally shall perform all other obligations assigned to NYMEX in this Agreement.

7.1.1.	Trading Hours. The daily trading period for each NYMEX Globex Contract shall be as determined by NYMEX in its discretion from time to time (the “Trading Hours”), provided that the Trading Hours shall not extend into any period during which Globex is not available as to CME Globex Contracts, which periods are

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

subject to change by CME in its discretion. If NYMEX determines to modify the Trading Hours as to any NYMEX Globex Contract, NYMEX shall provide the GCC at least five (5) Business Days advance notice. If CME determines to modify the daily trading period during which Globex is available as to CME Globex Contracts and such change impacts the NYMEX Globex Contracts, CME shall provide NYMEX notice of such determination at least five (5) Business Days in advance of effecting such change. Notwithstanding the foregoing, where special market conditions exist NYMEX may determine to extend the trading period for a particular day and CME shall use commercially reasonable efforts to implement such extension upon NYMEX’s notification to GCC, provided that (A) NYMEX must provide a minimum of one (1) hour of advance notice of such extension (before the regularly-scheduled close) and (B) CME shall not be obligated to extend the Trading Hours later than 4:30 p.m. Chicago time (or such other time as may begin the daily maintenance shutdown for the CME Systems, if any), unless NYMEX has provided sufficient advance notice to CME to permit CME to perform daily maintenance.

7.1.2.	Pre-Opening Procedures. NYMEX shall be responsible for determining the pre-opening period as to the NYMEX Globex Contracts, provided that such period must be thirty (30) seconds or longer, and, subject to Section 6.8, may modify such period at any time, by providing GCC at least five (5) Business Days’ advance notice.

7.1.3.	Holidays. NYMEX shall provide the GCC an annual list of holidays as to NYMEX Products and shall provide the GCC at least five (5) Business Days advance notice of any change thereto during the course of the year. For the avoidance of doubt, CME shall operate Globex as necessary for the trading of NYMEX Globex Contracts pursuant to this Section even on days when CME Globex Contracts are not available for trading on Globex due to a CME holiday (but subject to the limits of Section 7.1.1 with respect to CME’s daily or weekly operational and maintenance cycles). NYMEX understands and agrees that, in such event, required operational functions, including GCC functions, may be performed by a comparatively small number of CME employees.

7.1.4.	Trading Halts; Emergencies. NYMEX shall be responsible for determining, with respect to any NYMEX Globex Contract, (i) when a trading halt, delayed opening or other suspension of trading is required and (ii) when trading should resume or open, as a result of regulatory requirements, market conditions or other emergencies. In such event, NYMEX shall provide the GCC as much advance notice of the halt, delay, or suspension, and of the time when trading shall resume, as is practicable under the circumstances, and CME shall use commercially reasonable efforts to control trading in accordance with such instructions. Additionally, NYMEX shall promptly inform CME if at any time during normal trading hours any relevant pit on NYMEX’s trading floor is closed for any reason, as applicable with respect to a corresponding NYMEX Globex Contract, even if NYMEX does not elect to halt trading in such NYMEX Globex Contract. NYMEX will provide CME a list of persons that may authorize a trading halt.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

7.1.5.	Matching Algorithm. NYMEX shall determine the matching algorithm or algorithms that will apply to the NYMEX Globex Contracts, provided that NYMEX shall make reasonable efforts to consult with CME as to any change in the matching algorithm from the price-time priority algorithm originally selected by NYMEX. NYMEX may modify any such algorithm in its discretion, subject to Section 3.2 and Section 6.8 with respect to algorithms not supported by CME. NYMEX shall provide the GCC at least five (5) Business Days advance notice if it elects to use an alternate, existing algorithm as to which programming and other technical development work is complete. Otherwise, NYMEX shall request the implementation within the CME Systems of a new algorithm pursuant to a change request under Section 6.8, and subject to any agreement between the parties as described in Section 10.2.

7.1.6.	Market Maker Programs. Except as described in Section 5.3, NYMEX shall be solely responsible for determining the market maker programs, if any, that will apply to the NYMEX Globex Contracts. NYMEX may establish and modify any such market maker program in its discretion, subject to Section 6.8. NYMEX shall consult with CME prior to implementing or making material changes to any such program, and shall provide the GCC such notice of the implementation or modification as may be required for CME to effectuate necessary changes. “Market maker program,” as used in this Section, refers to programs that grant one or more designated Persons particular benefits, such as a guaranteed portion of order flow, in exchange for such Person’s agreement to satisfy certain market making obligations that do not apply to other market participants. Notwithstanding the foregoing, with respect to futures options products, NYMEX may designate no more than five (5) market makers per futures option product, which market makers shall be entitled to use Mass Quoting Functionality in order to quote markets in the products as to which they are designated market makers, subject only to any message traffic limits as may be imposed by CME from time to time with respect to market makers using mass quoting functionality in CME futures options products.

7.1.7.	“No Bust” Ranges. NYMEX shall specify the “no bust” ranges that will apply to the NYMEX Globex Contracts under the error trade policy that applies to the NYMEX Globex Contracts, which ranges may be modified from time to time by NYMEX in its discretion, provided, however, that CME may reject or require NYMEX to modify a no bust range where CME reasonably concludes that the range selected by NYMEX (i) imposes or is likely to impose undue burdens upon GCC, or (ii) threatens or is likely to threaten market integrity.

7.1.8.	Daily Product Files. With respect to all NYMEX Globex Contracts, NYMEX shall be responsible for producing and delivering to CME on a daily basis, at a mutually agreeable time, a file containing the NYMEX Globex Contracts and a settlement file for such contracts, both in the electronic file format specified by CME.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

7.2.	Regulatory Responsibility.

7.2.1.	Generally. Except as otherwise specified in this Agreement, NYMEX shall bear all responsibility and perform all regulatory obligations imposed upon NYMEX in its capacity as the DCM or the derivatives clearing organization by any applicable governmental or regulatory authority with respect to the NYMEX Globex Contracts. NYMEX shall perform all required or appropriate regulatory and compliance functions with respect to the NYMEX Globex Contracts with the same care and promptness as to which it performs such services with respect to other NYMEX Products. Such functions include, without limitation, conducting market surveillance, investigation and disciplinary proceedings, securing any necessary regulatory approvals, and conducting all required financial supervision, sales practice and audit functions.

7.2.2.	Notification to CME. NYMEX shall keep CME reasonably informed of regulatory developments or regulatory issues of which NYMEX is aware that relate specifically to the NYMEX Globex Contracts (as opposed to general regulatory issues of which CME would ordinarily be aware in the course of its own business). This notification requirement applies, without limitation, to any investigation or audit by NYMEX or by any governmental or regulatory authority concerning trading irregularities in the NYMEX Globex Contracts, to the extent that notification to CME would not violate any confidentiality requirements imposed upon NYMEX by any governmental or regulatory authority.

7.2.3.	Trading Rules. Subject to Article 14, NYMEX shall be responsible for developing, adopting and enforcing trading rules concerning the NYMEX Globex Contracts (including without limitation rules as to price limits, price banding, and order size limits, if any), provided, however, that such trading rules may not (i) require CME or CME members to make material changes to systems, software or equipment other than changes made in the ordinary course of business, (ii) otherwise impose upon CME any material increase in costs or increase in service obligations hereunder, (iii) conflict with any term set forth in this Agreement, or (iv) violate any applicable law, regulation or order. NYMEX shall discuss in advance with CME any new trading rule or modification to an existing trading rule that would require modifications to the CME Systems, and any such changes shall be subject to the provisions of Section 6.8.

7.3.	Derivatives Clearing Organization.

7.3.1.	Generally. NYMEX shall be the derivatives clearing organization under the CEA (or any corresponding designation under the laws of any non-U.S. jurisdiction) with respect to the NYMEX Globex Contracts, and shall be responsible for clearing matched trades in such transactions in accordance with applicable regulatory requirements.

7.3.2.	Acceptance of Matched Trades. Without limitation of CME’s obligations to comply with Section 8.6, NYMEX shall accept for clearing and shall clear pursuant

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

to its rules, policies and procedures all matched trades in NYMEX Globex Contracts that are submitted to it by CME under this Agreement, except that NYMEX may reject any transaction in NYMEX Globex Contracts executed through a Globex Site that was not authorized for trading by NYMEX pursuant to Section 5.1.2. NYMEX agrees that it shall have rules allocating responsibility for trades.

7.3.3.	Clearing System Malfunctions; Notice to CME. NYMEX shall promptly report to the GCC: (i) any and all material malfunctions in its clearing systems or any delay or interruption of its clearing services, as and when discovered by NYMEX; (ii) any knowledge of circumstances that could reasonably result in any such material malfunction, substantial delay or interruption; and (iii) NYMEX’s proposed solution to any of the circumstances described in clauses (i) and (ii), if any. NYMEX shall keep the GCC reasonably informed of its progress in resolving any such malfunction. CME understands and agrees that such malfunctions may occur from time to time and such temporary conditions shall not be deemed a material breach of this Agreement by NYMEX unless (1) where other NYMEX Products are similarly affected, NYMEX fails to restore affected services as to the NYMEX Globex Contracts on the same general schedule as it restores such services as to other NYMEX Products or (2) in all cases, NYMEX fails to restore affected services within five (5) Business Days. If either condition set forth in the preceding sentence occurs, CME may declare NYMEX in material default of this Agreement, without application of any cure period under Section 13.1, and may thereafter exercise its rights set forth in Article 13 below.

8.	COOPERATION BETWEEN THE PARTIES; PROJECT PLAN

8.1.	Project Plans.

8.1.1.	Generally. The parties acknowledge and agree that, prior to the Launch Dates and for a reasonable period thereafter, they will be engaged in substantial development work to create or modify systems and develop appropriate policies and procedures as necessary for each party effectively to perform its obligations as to the NYMEX Globex Contracts. To aid the parties in implementing the arrangements set forth in this Agreement, the parties shall work together to create a detailed implementation and testing plan or plans (“Project Plans”). The parties shall create a Project Plan or Project Plans to prepare for Launch Dates 1, 2 and 3 within 30 days following the Effective Date, and for launching NYMEX Globex Contracts that are based on COMEX Products if closed access is selected, as described in Section 4.4. Project Plans shall include the identification of Acceptance Criteria (as defined in Section 8.2.2).

8.1.2.	Modifications. Project Plans may be modified from time to time by mutual agreement of the individuals working on the project implementation, who need not be officers with signing authority, provided that (i) approval by responsible officers of each party shall be required for modifications that would materially alter the terms of services to be provided by one or both parties or that would substantially delay any of the Launch Dates, and (ii) no modification of a Project Plan shall be deemed to amend or modify the terms of this Agreement.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

8.1.3.	Compliance with Terms. The parties shall use commercially reasonable efforts to adhere to the tasks and schedule set forth in any Project Plan. Nonetheless, a party’s failure to adhere to a Project Plan with respect to any particular task or element of the schedule shall not be deemed a material breach of this Agreement. However, if a party fails to adhere to a Project Plan in any material respect and such failure (i) was due to factors within such party’s reasonable control, and (ii) (A) impairs the other party’s ability to comply with its obligations or (B) threatens to delay any Launch Date beyond that proposed in the Project Plan, then the party responsible for such failure shall be obligated to correct such failure at its own expense as expeditiously as possible, using external consultants if necessary and reimburse the other party for any additional costs or expenses that it incurs as a result of such failure.

8.2.	Testing and Acceptance Criteria.

8.2.1.	Testing. The parties shall cooperate to conduct testing of the systems employed by NYMEX and CME to perform their respective obligations under this Agreement with regard to listing NYMEX Globex Contracts and processing, clearing, and billing trades for NYMEX Globex Contracts, including, without limitation, the CME Systems (collectively, the “Tested Systems”).

8.2.2.	Acceptance Criteria. The Project Plan or Project Plans shall also identify acceptance criteria (“Acceptance Criteria”) for the testing to be performed, each party shall, in its sole discretion, assess whether the Tested Systems of the other party conform in all material respects to the Acceptance Criteria.

8.2.3.	Material Conformance. If a party determines that Tested Systems of the other party conform in all material respects to the Acceptance Criteria, it shall notify the other of its acceptance.

8.2.4.	Non-Conformance. If a party determines that Tested Systems of the other party fail to conform to the Acceptance Criteria in one or more material respects (each, a “Defect”), then the party refusing acceptance shall provide the other party a report identifying each such Defect. Thereafter, the parties shall cooperate to allocate responsibility for remedying each such Defect and each party shall, as applicable in accordance with such allocation, (i) use good faith efforts to promptly remedy the Defect(s), and (ii) notify the other party once it reasonably believes such Defect(s) has (have) been remedied.

8.2.5.	Re-Testing. Following receipt of notification that each Defect identified has been remedied, the parties shall cooperate to re-test the Tested Systems and shall, unless otherwise agreed, repeat the procedures set forth in Sections 8.2.2, 8.2.3 and 8.2.4 until the earlier of (i) acceptance of the Tested Systems pursuant to Section 8.2.3 or (ii) notice of termination of this Agreement is given pursuant to Article 13.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

8.2.6.	Launch Dates. No Launch Date shall occur unless the Tested Systems (if any) identified in the applicable Project Plan for such Launch Date are accepted. Notwithstanding the foregoing, at any time following identification of any Defect(s), the party refusing acceptance may elect to accept the Tested Systems despite the existence of such Defect and proceed with a launch provided that (i) a workaround acceptable to such party exists for each Defect and (ii) unless otherwise agreed by the parties, the parties create a mutually agreed upon detailed plan for remedying each Defect and shall cooperate to execute such plan and remedy the Defect(s) within ten (10) Business Days following the proposed date for the applicable launch.

8.2.7.	Failure to Accept. In the event a party refuses to accept Tested Systems in accordance with this Section 8.2, any delay of a Launch Date resulting from such decision shall not preclude such party from exercising any right to terminate the Agreement pursuant to Section 13.1 unless such delay is caused by other factors within the refusing party’s reasonable control (e.g., failure to remedy Defects within those systems operated by the refusing party).

8.3.	Ongoing Technical Cooperation. Each party acknowledges that during the Term the other party may have to incorporate new equipment into or modify its technical systems, policies or procedures in connection with fulfilling its obligations under this Agreement, including, without limitation, its obligations under the Cross Margining Agreement. The parties acknowledge that such changes may require significant development work and testing from time to time. Each party acknowledges that, in implementing and testing such new equipment or modifications, it may require the technical assistance and cooperation of the other, and each party agrees to provide such reasonable assistance and cooperation to the other upon request, provided that the party requesting assistance shall reimburse the party providing such assistance with respect to any extraordinary expenses for matters falling outside the normal course of ongoing operations or development work for exchange systems. For the avoidance of doubt, employee time and/or independent contractor time and access to various systems (including testing, certification and production environments) will periodically be required, including on weekends and holidays when pre-production testing is generally performed, and such expenses shall generally not be subject to reimbursement.

8.4.	Assistance with Regulatory Matters. Each party agrees to cooperate with the other as reasonable or necessary with respect to any regulatory matters that relate to the NYMEX Globex Contracts or the cross margining arrangement, and each agrees to make available sufficient human and technical resources as necessary to assist the responsible party with any submissions or presentations to, or meetings or discussions with, the staff of the CFTC or any other governmental or regulatory body with jurisdiction. If a party reasonably determines that its active participation in such submissions, presentations, meetings or discussions could result in the disclosure of confidential or proprietary information, the party requesting such assistance shall provide assistance in securing appropriate nondisclosure and confidentiality commitments from the CFTC or other governmental or regulatory authority prior to any such disclosure.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

8.5.	Information Sharing. Without limiting the generality of Section 8.4, the parties shall simultaneously herewith enter into the Information Sharing Agreement attached as Exhibit D hereto.

8.6.	Management of Negligence Claims and Phantom Orders.

8.6.1.	Generally. The parties agree that (i) Eligible Participants shall be entitled to file against CME claims alleging negligence by GCC personnel or CME employees with respect to transactions in NYMEX Globex Contracts, which claims shall be filed in accordance with and subject to applicable CME Policies, procedures and rules including CME Rule 578 and, with respect to claims alleging negligence involving order statusing, CME Rule 579; and (ii) CME shall respond to “phantom orders” as to NYMEX Globex Contracts under CME Rule 587 in a substantially similar manner as it would to phantom orders as to CME Globex Contracts. The limitation of liability amount set forth in CME Rule 578 shall apply jointly and in the aggregate to claims involving CME Globex Contracts and NYMEX Globex Contracts.

8.6.2.	Amendment of Rules. CME shall amend its Rules to the extent necessary or appropriate to permit the procedures outlined in this Section 8.6 and to permit CME members and NYMEX members to participate in any procedures set forth in such Rules on the same basis. NYMEX shall also amend its Rules to the extent necessary or appropriate to permit the procedures outlined in this Section 8.6.

8.6.3.	Administration. CME shall administer claims under CME Rule 578 and Rule 579, and responses to phantom orders under CME Rule 587, in respect of transactions or orders in NYMEX Globex Contracts in accordance with the policies and procedures that it follows with respect to such matters with respect to CME Globex Contracts, provided that (i) CME shall notify NYMEX of any claim filed under CME Rule 578 or Rule 579 with respect to transactions in NYMEX Globex Contracts promptly after such claim is filed (ii) CME shall notify NYMEX of any phantom order transactions in NYMEX Globex Contracts promptly after such issue is identified, and (iii) CME shall use reasonable efforts to involve NYMEX representatives in the process of resolving such negligence claim or phantom order issue, upon NYMEX’s request. Additionally, NYMEX shall use reasonable efforts to assist CME with respect to any proceeding relating to any such claim or phantom order transactions upon CME’s request, including the provision of relevant trading records and other trading data, provided that CME shall reimburse NYMEX for any reasonable travel expenses or other reasonable out-of-pocket costs incurred by NYMEX employees or by independent contractors of NYMEX in connection with such assistance.

8.7.	Error Trade Policy Administration and Arbitration of Claims.

8.7.1.	Generally. NYMEX shall adopt the CME’s error trade policy, as included in CME’s Rulebook and subject to amendment from time to time by CME in its discretion, as the error trade policy for the NYMEX Globex Contracts, provided that

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

NYMEX shall specify the no bust ranges for NYMEX Globex Contracts in accordance with Section 7.1.7 (the “Error Trade Policy”). CME shall promptly notify NYMEX of any changes to the Error Trade Policy, provided that such notice may be delivered via any rule change notification service utilized by CME, to which appropriate NYMEX personnel shall subscribe.

8.7.2.	Administration. GCC shall administer the Error Trade Policy in the same manner as it administers CME’s error trade policy as to CME Globex Contracts.

8.7.3.	Error Trade Dispute Arbitrations. Notwithstanding the foregoing, any arbitration under the Error Trade Policy between any Person and any Eligible Participant shall be administered by NYMEX under its arbitration policies and procedures. CME shall use reasonable efforts to assist NYMEX with respect to any such arbitration or related proceeding upon NYMEX’s request, provided that NYMEX shall reimburse CME for any reasonable travel expenses or other reasonable out-of-pocket costs incurred by CME employees or independent contractors of CME in connection with such assistance.

8.7.4.	Amendment of Rules. NYMEX shall amend its Rules to the extent necessary or appropriate to permit the procedures outlined in this Section 8.7 and to permit CME Members and NYMEX Members to participate in any procedures set forth in such Rules on the same basis. CME shall also amend its Rules to the extent necessary or appropriate to permit the procedures outlined in this Section 8.7.

9.	MARKETING & MARKET DATA

9.1.	Marketing.

9.1.1.	Globex Marketing. CME shall have sole responsibility for marketing Globex to potential users, provided that CME shall update its marketing materials, where appropriate, to include descriptions of the NYMEX Globex Contracts as products available for trading through Globex. Notwithstanding the foregoing, NYMEX will be entitled to market Globex to its clearing firms, members and existing or potential customers. CME and NYMEX shall cooperate to develop NYMEX marketing materials describing trading on Globex for the NYMEX Globex Contracts. NYMEX shall have primary responsibility for developing such materials, which shall be subject to review with respect to the CME Marks and CME standard usage, as described in Section 9.2.3.

9.1.2.	Product Marketing and Brand Names for NYMEX Globex Contracts. NYMEX shall have sole responsibility for marketing the NYMEX Globex Contracts to potential users. Notwithstanding the foregoing, CME will be entitled to market the NYMEX Globex Contracts to its clearing firms, members and existing or potential customers. NYMEX shall determine the brand names for the NYMEX Globex Contracts, which names NYMEX may change from time to time in its discretion provided that NYMEX must provide CME reasonable advance notice of any such change. CME agrees that (i) NYMEX may use the term “miNY” (without an “e” or

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

“E” preceding such term) with respect to NYMEX Products both during and after the Term, (ii) CME shall not at any time attempt to prevent or otherwise hinder NYMEX in any effort by NYMEX to use “miNY” as a brand name or as a component of a brand name for any NYMEX product or in any effort by it to register “miNY” as a trademark or service mark in the United States or in any other jurisdiction, and (iii) NYMEX shall own any and all right, title and interest in and to the term “miNY” that may arise as the result of NYMEX’s usage or registration of such term or any brand name comprised of such term. For the avoidance of doubt, the foregoing clause (iii) does not apply to uses or registrations of “e-miNY” or “E-miNY”.

9.1.3.	Joint Marketing Committee. NYMEX and CME shall work in good faith to establish a joint marketing committee composed of senior product and marketing staff from each exchange. The joint marketing committee will be charged with overseeing product marketing efforts, provided that the committee shall make recommendations and oversee the relationship between NYMEX and CME as to product marketing, without having any direct authority with respect to the marketing of the NYMEX Globex Contracts, except as NYMEX may allow from time to time.

9.2.	Trade Names and Marks; Review Process.

9.2.1.	CME Trade Names and Marks. CME authorizes NYMEX to use such trade names and marks as it may specify (the “CME Marks”) in connection with appropriate marketing materials, including printed materials and on NYMEX’s web site located at www.nymex.com (collectively, the “NYMEX Marketing Materials”). In addition to any additional CME Marks that CME may specify during the Term, CME authorizes NYMEX to use “CME®”, “CME Globex®” and “Globex TraderSM”. In each instance in which NYMEX uses any of the CME Marks in NYMEX Marketing Materials, NYMEX shall use such CME Mark (i) in accordance with any CME trademark usage guidelines, as amended from time to time and provided to NYMEX by CME and (ii) in any style and format prescribed by CME to NYMEX, including, without limitation, by employing as a superscript at the end of the CME Mark any designation(s) of registration or ownership prescribed by CME (e.g., the symbol “®” for marks registered in the United States, and the notices “TM” or “SM”, as appropriate). In addition, NYMEX shall include with each usage of any CME Mark that is a trademark or service mark a footnote indicating that the identified term is (1) for registered marks, a trademark or service mark (as appropriate) of CME registered with the United States Patent and Trademark Office and/or other applicable jurisdiction(s); or (2) for nonregistered marks, a trademark or service mark (as appropriate) of CME. In connection with its permitted use of the CME Marks, NYMEX (A) shall use commercially reasonable efforts to protect the goodwill and reputation of CME and the CME Marks; (B) shall not in any manner represent that it has any ownership interest in any of the CME Marks; (C) shall not sublicense the rights granted in this Section; and (D) specifically acknowledges that NYMEX’s permitted use of the CME Marks shall not create with respect to NYMEX any rights, title or interest in or to any CME Mark.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

9.2.2.	NYMEX Trade Names and Marks. NYMEX authorizes CME to use such trade names and marks as it may specify (the “NYMEX Marks”) in connection with appropriate marketing materials, including printed materials and on CME’s web site located at www.cme.com (collectively, the “Globex Marketing Materials”). In addition to any additional NYMEX Marks that NYMEX may specify during the Term, NYMEX authorizes CME to use “COMEX”, “NYMEX”, “NYMEX ACCESS®”, “NYMEX ClearPort®” and “New York Mercantile Exchange”. In each instance in which CME uses any of the NYMEX Marks in Globex Marketing Materials, CME shall use such NYMEX Mark (i) in accordance with any NYMEX trademark usage guidelines, as amended from time to time and provided to CME by NYMEX and (ii) in any style and format prescribed by NYMEX to CME, including, without limitation, by employing as a superscript at the end of the NYMEX Mark any designation(s) of registration or ownership prescribed by NYMEX (e.g., the symbol “®” for marks registered in the United States, and the notices “TM” or “SM”, as appropriate). In addition, CME shall include with each usage of any NYMEX Mark that is a trademark or service mark a footnote indicating that the identified term is (1) for registered marks, a trademark or service mark (as appropriate) of NYMEX registered with the United States Patent and Trademark Office and/or other applicable jurisdiction(s); or (2) for nonregistered marks, a trademark or service mark (as appropriate) of NYMEX. In connection with its permitted use of the NYMEX Marks, CME (A) shall use commercially reasonable efforts to protect the goodwill and reputation of NYMEX and the NYMEX Marks; (B) shall not in any manner represent that it has any ownership interest in any of the NYMEX Marks; (C) shall not sublicense the rights granted in this Section; and (D) specifically acknowledges that CME’s permitted use of the NYMEX Marks shall not create with respect to CME any rights, title or interest in or to any NYMEX Mark.

9.2.3.	Prior Review and Approval. Each party shall provide the other party representative samples of any CME Marketing Materials or NYMEX Marketing Materials, as applicable, or other documents, such as press releases, that refer to the arrangement described in this Agreement or use the other party’s marks, for the other party’s review and approval (which shall not unreasonably be withheld) prior to their release. This right of review and approval shall relate to use of the CME Marks or NYMEX Marks, as applicable, and to materials describing the arrangement set forth in this Agreement, and not to the marketing materials generally. The reviewing party shall make good faith efforts to notify the other party of its approval or request for modification of each representative sample within three (3) Business Days of receipt of such sample, provided, however, that if the reviewing party fails to do so within such period, the sample shall be deemed approved. If modifications are requested, the originating party may not release the sample without making modifications and securing approval or eliminating the reference requiring approval. Notwithstanding the foregoing, prior review or approval shall not be required for routine releases or product descriptions the form of which has previously been approved.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

9.2.4.	Changes to Trade Names, Trademarks or Brand Names for NYMEX Globex Contracts. If either party makes a material change to any of its Marks, or the guidelines for use of the Marks, it shall use reasonable efforts to inform the other party of the change, and the other party shall use reasonable efforts to update all Marketing Materials and other documents as necessary to reflect the change. CME shall similarly use reasonable efforts to update its Marketing Materials with respect to any change in the brand names or contract specifications for the NYMEX Globex Contracts. The obligation to update materials in accordance with this Section shall be reasonably balanced against the cost of such updates, in view of the significance of the change and the likelihood of confusion of market participants or the general public.

9.3.	Market Data.

9.3.1.	Generally. NYMEX shall be the exclusive distributor of market data concerning the NYMEX Globex Contracts (“Market Data”), and shall provide for the distribution of Market Data in a substantially similar manner as NYMEX distributes market data concerning other NYMEX Products. As between CME and NYMEX, NYMEX is and shall remain the sole owner of all right, title and interest in and to Market Data, except that CME shall have a perpetual royalty-free license to use aggregated historical Market Data in creating and distributing information relating to the performance of Globex is derived from such Market Data (e.g., with respect to record Globex volume or number of transactions processed).

9.3.2.	Distribution over Globex Network. CME shall be authorized to make Globex Market Data, as defined in Exhibit A, available over Globex to market participants that receive market data through Globex on the same basis as CME makes available other Globex market data as to CME Globex Contracts.

9.3.3.	Display on CME Trading Floor. CME shall be authorized in its discretion to display Market Data, as well as market data showing prices in related NYMEX products (i.e., physically delivered NYMEX Products traded on NYMEX’s trading floor as to which related cash-settled NYMEX Globex Contracts are listed), on wallboards over its trading floors and on MercQuote, CME’s closed circuit television system.

9.3.4.	Publication in CME Daily Bulletin. CME shall be authorized in its discretion to print summary Market Data in its “Daily Bulletin” (in hard copy and/or on CME’s web site), provided that CME shall state in such publication that such Market Data is the property of NYMEX and that commercial redistribution of such Market Data and use of such Market Data other than in connection with trading the NYMEX Globex Contracts are prohibited.

9.3.5.	CME Web Site. NYMEX authorizes CME to display Market Data on CME’s Internet site, including aggregated and real-time or substantially real-time Market Data and historical Market Data.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

9.3.6.	NYMEX Market Data Protection. The parties shall cooperate to agree upon measures designed to protect NYMEX’s rights in the Market Data (i) with respect to the use of real-time or substantially real-time Market Data on CME’s Web Site, and (ii) by ensuring that NYMEX Market Data is protected to the same degree as market data in the CME Globex Contracts by including NYMEX Market Data appropriately in the Customer Connection Agreement and in any agreements that CME has with clearing firms or ISVs relating to market data distribution over Globex that is under the control of any such clearing firm or ISV.

10.	INTELLECTUAL PROPERTY

10.1.	CME Ownership. Subject to any different agreement between the parties pursuant to a change request or as otherwise specified in this Section 10, CME and its licensors, as applicable, shall have sole and exclusive ownership of all right title and interest in and to the intellectual property (“IP”) and technology developed or used by CME in connection with providing the CME Services, including all IP in the CME Systems. Except as provided in Sections 6.5.1 and 6.5.2, no provision of this Agreement shall be construed to bind or obligate CME in any way to develop, make further enhancements to or maintain any current or future version of Globex or of any of the related exchange systems or services, provided that this sentence is not intended to limit or modify in any other respect CME’s obligations under this Agreement to provide the CME Services in accordance with and subject to the Performance Standards.

10.2.	NYMEX Change Requests. NYMEX may request in writing to retain some or all IP rights in the functionality, processes, or other features disclosed in a change request submitted pursuant to Section 6.8. Any such request to retain IP rights shall be made prior to written approval by authorized representatives of both parties of any change order based on such change request. In the absence of such a written approval, CME and/or its licensors, as applicable, shall own all right, title and interest in any IP created by the parties in connection with such change order. [***Redacted***]

10.3.	Patent License.

10.3.1.	Mutual Release. As of the Effective Date, each party and its Affiliates hereby releases, acquits and forever discharges the other party and its Affiliates, from any and all claims or liability for infringement (direct, indirect or contributory) of any patent owned by the parties that arose prior to the Effective Date, to the extent such infringement would have been licensed under the license granted in this Section 10 if such license had been in existence at the time of such infringing activity.

10.3.2.	NYMEX Patent License. CME hereby grants, for the duration of the Term, NYMEX and its Affiliates a non-exclusive, non-transferable, worldwide, royalty-free license, without the right to sublicense, [***Redacted***].

10.3.3.	CME Patent License. NYMEX hereby grants, for the duration of the Term, CME and its Affiliates a non-exclusive, non-transferable, worldwide, royalty-free license, without the right to sublicense, [***Redacted***].

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

10.3.4.	Joint Inventions. CME and NYMEX agree to mutually determine whether to apply for any patent(s) for invention(s) jointly developed and jointly owned (“Joint Inventions”) and, if so, the procedures by which they will prepare and prosecute any such patent application(s). The parties agree to cooperate and to provide reasonable assistance in the prosecution of such patent applications. The costs for such applications shall be equally shared unless the parties otherwise agree. Any patent issuing from such a patent application shall be jointly owned by the parties and the parties may grant licenses to third parties under such patent without obtaining the permission of the other party or accounting to the other party for royalties or other consideration in connection with such license. Neither party shall transfer or assign a jointly held patent or patent application without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delay.

10.4.	CME Documentation; Intellectual Property Data. NYMEX shall have a limited right during the Term to use, modify, and make copies of all manuals and written policies and procedures provided by CME to NYMEX in the course of providing the CME Services (“CME Documentation”). Upon the expiration or earlier termination of this Agreement, NYMEX shall return to CME any and all copies of CME Documentation or destroyed all CME Documentation in its possession, except that NYMEX may retain copies of the CME Documentation for archival purposes and for its appropriate regulatory and surveillance purposes. Upon CME’s request, NYMEX shall certify such return or destruction. Marketing materials and other CME Documentation that have been made publicly available shall not be subject to the return or destroy provision of this Section 10.4.

10.5.	NYMEX Data.

10.5.1.	Generally. As between NYMEX and CME, any and all trading data, Market Data, surveillance records, investigation reports and other similar data or information created, generated, collected, or processed by CME in the performance of the CME Services or its other obligations hereunder (“NYMEX Data”) is and shall remain the sole property of NYMEX, and CME will and hereby does, without additional consideration, assign to NYMEX any and all right, title and interest that CME may now or hereafter possess in and to the NYMEX Data. Except as provided in Section 9.3 and in this Article 10, NYMEX Data shall not be utilized by CME for any purpose other than the performance of the CME Services under this Agreement and shall not be sold, assigned, leased or otherwise transferred, disposed of or provided to third parties by CME or commercially exploited by or on behalf of CME.

10.5.2.	Return Upon Termination. CME shall promptly retrieve and deliver to NYMEX a copy of all NYMEX Data (or such portions as are specified by NYMEX), in the format and on the media reasonably prescribed by NYMEX, at NYMEX’s reasonable request from time to time, including (i) upon the effective date of termination of this Agreement or (ii) at the completion of any requested Transition Services. Upon the effective date of termination or at the completion of any requested Transition Services (whichever is later), if requested by NYMEX, CME shall destroy or securely erase all copies of the NYMEX Data in CME’s possession

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

or under CME’s control, except that CME may retain copies of such NYMEX Data for archival purposes and for its appropriate regulatory and surveillance purposes. CME shall certify such destruction or secure erasure upon NYMEX’s request.

10.5.3.	Security of Data. In order to safeguard and maintain the security and confidentiality of the NYMEX Data, CME shall employ all such measures to protect NYMEX Data as CME employs to protect its own such data, and in no event shall CME employ less than reasonable measures: (i) to preserve the security of the NYMEX Data; (ii) to prevent unauthorized access to or modification of any NYMEX Data; and (iii) to establish and maintain environmental, safety, facility and data security procedures and other safeguards against destruction, loss, alteration or theft of, or unauthorized access to, any NYMEX Data.

10.5.4.	CME Use. Notwithstanding NYMEX’s ownership of NYMEX Data as described above but subject to Article 17, NYMEX hereby grants CME a limited, royalty-free license to use the NYMEX Data (i) as described in Section 9.3; (ii) in connection with performing the CME Services; and (iii) in satisfying any applicable regulatory or other legal requirements during the Term, and any period following the Term during which CME is providing Transition Services.

11.	FEES FOR SERVICES

11.1.	Generally. No later than the 23rd day of each calendar month, NYMEX shall pay to CME the aggregate fees owed to CME under Exhibit B with respect to matched transactions for the prior calendar month (“Fees”). The payment of Fees shall be made by electronic wire transfer pursuant to instructions that CME shall provide to NYMEX from time to time. Prior to or simultaneously with the delivery of such payment, NYMEX shall provide CME a written statement detailing the calculation of Fees, in such electronic or paper copy form as NYMEX may reasonably select. NYMEX shall also calculate and pay CME any amount that is owed under an annual minimum payment, as described in Exhibit B, no later than the 23rd day of the calendar month following the applicable annual period.

11.2.	Interest for Late Payments. Without regard to whether CME exercises its rights under Section 11.3, any amounts due and payable by NYMEX to CME pursuant to Section 11.1 that remain unpaid more than seven (7) days after the date upon which such payment was due shall accrue simple interest at a 9% per annum rate for the period from, but excluding, the date upon which such payment originally was due until, and including, the date upon which payment is delivered. Any such interest amounts shall be pro rated on a daily basis.

11.3.	Delay in Payment. If CME does not receive any Fees owed to it in accordance with Section 11.1, CME shall provide written notice to NYMEX of such failure, and if NYMEX fails to pay such Fees within thirty (30) days of NYMEX’s receipt of such notice, CME may declare NYMEX in material default of this Agreement, without application of any cure period under Section 13.1, and may thereafter exercise its rights set forth in Article 13 below.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

11.4.	Electronic Fund Transfer. With respect to any payments to be made by electronic fund transfer, if the final Business Day upon which payment may be made is a bank holiday for either the transferring or receiving bank, the period during which payment may be made shall be extended to the next day upon which such transfer may be effectuated.

11.5.	Fees Following Termination. If this Agreement is not renewed or is terminated for any reason, NYMEX agrees to pay Fees for services through and including the last day on which any NYMEX Globex Contract is traded, without regard to or limitation of any other payments or penalties that may be owed under other provisions of this Agreement.

12.	TELECOMMUNICATIONS CONNECTION BETWEEN CME AND NYMEX

12.1.	Globex Routers; Telecommunication Services. CME shall maintain an appropriate Globex router or routers and/or switch gear at NYMEX’s main facility and at NYMEX’s disaster recovery site, as applicable, for the purposes of (i) connecting to NYMEX for clearing purposes, (ii) connecting to the NYMEX training facility, (iii) delivering data to NYMEX for clearing purposes, (iv) exchanging data between the parties for cross-margining purposes, and (v) connecting Globex access from the NYMEX floor, if NYMEX so desires. CME additionally shall maintain appropriate telecommunications circuits between NYMEX and CME as necessary to handle message flow and data delivery as set forth above. NYMEX shall provide computer room floor space and inside wiring for such routers and shall provide CME or any telecommunications provider with which it contracts for such services reasonable access for maintenance and testing purposes. The parties shall use CME recommended configurations for communication between primary and backup sites.

12.2.	Outsourcing Permitted. CME may fulfill its obligation to establish and maintain the routers and telecommunications circuits described in Section 12.1 through appropriate contractual arrangements with telecommunications service providers and/or other technology service providers.

12.3.	Financial Terms. NYMEX shall be responsible for paying, via reimbursement to CME or direct billing, all third party or other direct costs (not to include CME employee or CME independent contractor time) associated with the telecommunications circuits, switches and routers described in Section 12.1, provided that (i) where CME has a negotiated rate with an applicable telecommunications provider, CME shall attempt to secure for NYMEX any preferential rate available under such contract, and (ii) in no event shall the amounts paid by NYMEX under this Section exceed the published tariff rate of the applicable telecommunications provider. Unless CME arranges for NYMEX to be billed directly by the applicable telecommunications provider, CME shall submit to NYMEX an invoice for reimbursement of fees or other third-party costs actually paid by CME, and NYMEX shall pay CME such amounts no later than the thirty (30) days following the month in which CME invoices NYMEX. Any failure by NYMEX to pay amounts due and payable under this Section shall be subject to the interest and default provisions set forth in Sections 11.2 and 11.3.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

12.4.	Waived Installation Fees. The parties understand and agree that certain installation fees as to the circuits and routers installed pursuant to Section 12.1 will be waived by the applicable telecommunications providers, and that such waived fees will become due and payable if the installed circuits and routers are cancelled in less than one year. NYMEX agrees that it shall reimburse CME for any such waived installation fees that become due and payable unless the circuits and routers are cancelled because of termination of this Agreement by NYMEX pursuant to Section 13.1, Section 13.3 or Section 13.7, in which case CME shall be solely responsible for such fees.

12.5.	Telecommunications Hub. The Project Plans shall include a timeline and obligations for both CME and NYMEX with respect to establishing telecommunications hubs (the “CME Hubs”) at NYMEX’s primary and backup data center facilities. The CME Hubs will use such equipment and conform to such standards as CME may determine in its sole discretion, provided that the CME Hubs shall be reasonably comparable to telecommunications hubs that CME has established in other remote locations. CME shall cover the costs of purchasing, installing, configuring and maintaining the equipment at the Hub. During the Term and for a transition period of up to one year thereafter, NYMEX shall provide at its cost adequate and appropriate data center space for all CME equipment necessary for the CME Hubs. NYMEX shall also provide for 24-hour access for CME’s employees or agents for maintenance purposes. CME shall operate the CME Hubs in a manner that is reasonably comparable to CME operations for its other telecommunications hubs. For the avoidance of doubt, CME may use the CME Hubs for purposes unrelated to this Agreement, including, without limitation, for connecting ISVs, clearing firms, customers and other distribution channel partners to Globex.

13.	TERMINATION

13.1.	Default. Either party may terminate this Agreement by written notice to the other party in the event that the other party is in material default with respect to any of the terms of this Agreement. Except as may otherwise be specified in this Agreement with respect to particular circumstances, the non-defaulting party shall provide the defaulting party with notice of a material breach prior to exercising its termination right hereunder and the defaulting party shall have thirty (30) days from receipt of such notice to cure such breach, if it can be cured. If the defaulting party cures such breach within such 30-day period, then termination shall not occur and the defaulting party shall not be subject to any further remedy or liability in respect of such breach, except as may otherwise be specified in this Agreement. Notwithstanding the foregoing, a party shall not be found in material default by reason of a failure to perform its obligations hereunder where such failure was proximately caused by an act, or failure to act, of the other party in violation of this Agreement or any other agreement between the parties that relates to this Agreement.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

13.2.	Bankruptcy. Either party may terminate this Agreement immediately upon the occurrence of any of the following events affecting the other party:

13.2.1.	Demonstrated Insolvency. The other party admits its inability to pay its debts generally as they become due, or makes an assignment of substantially all of its assets for the benefit of its creditors;

13.2.2.	Bankruptcy Proceeding Filed. A proceeding in bankruptcy or for the reorganization of the other party or for the readjustment of its debts, under the United States Bankruptcy Code or any other State or Federal law for the relief of debtors now or hereafter existing, is commenced by or against the other party and is not dismissed within sixty (60) days of commencement; or

13.2.3.	Receivership. A receiver or trustee is appointed in a bankruptcy proceeding for the other party or for any substantial part of its assets, or any proceedings are instituted for the dissolution or the full or partial liquidation of such party, and such receiver or trustee is not discharged within sixty (60) days of his or her appointment or such proceedings are not discharged within sixty (60) days of their commencement, as the case may be.

13.3.	Legal Impairment. Either party may terminate this Agreement, upon written notice to the other party, in the event that any statute, rule, regulation, court order, or other judicial, administrative agency or legislative decree materially impairs either its or the other party’s ability to perform its obligations hereunder.

13.4.	Failure to Launch. If Launch Date 2 or Launch Date 3 does not occur [***Redacted***] or less from the target date for such launch, as described in Section 4.3, the party not at fault may terminate this Agreement in accordance with such section.

13.5.	Mid-Term Termination. During the one-year period between the fifth and sixth anniversaries of Launch Date 1, either NYMEX or CME may terminate this Agreement by providing written notice to the other party during such period. If NYMEX provides notice, NYMEX must delist the NYMEX Globex Contracts within 6 months after delivery of the notice. If CME provides notice, NYMEX must delist the NYMEX Globex Contracts within 12 months after delivery of the notice. In either case, the terminating party must pay the non-terminating party a termination fee equal to [***Redacted***] payable within 10 Business Days following the date on which the NYMEX Globex Contracts have been delisted.

13.6.	Force Majeure Event. In the event of a Force Majeure Event that endures for thirty (30) days or longer, this Agreement may be terminated upon written notice to the other party by (i) the nonaffected party or (ii) where both parties are similarly impaired in their performance of their obligations hereunder, either party.

13.7.	Acquisition of Competitor or Competitive Products on Globex. If CME provides the notice described in Section 3.4.4, NYMEX may in its discretion terminate this Agreement by providing written notice to CME in accordance with Section 3.4.4.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

13.8.	NYMEX Europe. If NYMEX Europe does not become a party to this Agreement with appropriate regulatory approvals to list products for trading on Globex by December 31, 2006, then CME shall have the option to terminate this Agreement upon 3 months’ advance written notice to NYMEX (providing NYMEX an opportunity to persuade NYMEX Europe to become a party and/or complete necessary regulatory approval processes), which option shall continue throughout the Term even if not initially exercised by CME until such time as NYMEX Europe does become a party to this Agreement; provided, however, that CME shall not have the right to terminate in the event that NYMEX Europe is unable to become a party to this Agreement because it was not able to obtain the required regulatory approvals after reasonable diligent efforts to do so and consultation with CME.

14.	EXCHANGE RULES

14.1.	Generally. Within 30 days following the Effective Date, CME and NYMEX shall determine the rule changes required to be made at each exchange to support the arrangement contemplated by this Agreement. Without limiting the generality of the foregoing, each of CME and NYMEX shall adopt rule amendments naming the other party in its limitation of liability rule. To the extent practicable, any new rules shall conform to rules previously adopted by the parties in connection with the prior agreement between them for NYMEX e-miNY products. CME and NYMEX shall adopt the agreed upon rules and shall cooperate as necessary to obtain any required regulatory certifications or approvals.

14.2.	Amendment of Rules. The parties acknowledge that it may be appropriate for either party to make changes in the future to rules that relate to or may impact the arrangement set forth in this Agreement. The parties shall use reasonable efforts to discuss any such changes prior to implementation. The parties shall also use reasonable efforts to negotiate in good faith as to changes to shared rules. Notwithstanding any obligation to negotiate that may apply, (i) CME may in its discretion change any CME rules that directly relate to the CME Systems, the operation of Globex and the GCC generally, and all rules that directly relate to CME Globex Contracts, and (ii) NYMEX may in its discretion change any NYMEX rules that directly relate to the NYMEX Products, including the NYMEX Globex Contracts, subject to Section 6.8 with respect to changes to the CME Services or CME Systems that may be necessary to support such change. Notwithstanding the foregoing, at all times during the Term, CME and NYMEX shall maintain a rule for limitation of liability that limits liability to the other party equally with the party issuing the rule.

15.	CROSS-MARGINING ARRANGEMENT

In order to provide capital and margin efficiencies for market participants trading certain NYMEX Products and CME Globex Contracts, the parties shall enter into the Cross Margining Agreement attached as Exhibit E hereto.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

16.	TRANSITION ASSISTANCE

16.1.	CME to Provide Assistance. Following the termination of this Agreement for any reason after the Launch Date, CME shall reasonably assist NYMEX in transitioning the services provided by CME as CME Services to another entity in an orderly manner if requested by NYMEX prior to the effective date of termination. Specifically, CME shall, if and as requested by NYMEX, provide the services described in Sections 16.2 and 16.3 (the “Transition Services”).

16.2.	Transition Plan. CME and NYMEX shall cooperate to prepare a transition plan setting forth the respective tasks to be accomplished by each party in connection with the transition and a schedule pursuant to which such tasks are to be completed.

16.3.	Relevant Information. CME shall provide NYMEX with all data and other information maintained by CME necessary to transfer responsibility for providing the CME Services to another entity and all hardcopy records of NYMEX Data maintained by CME, except that CME may retain copies of such data and other information for appropriate archival, regulatory and surveillance purposes. Such data and other information shall be provided to NYMEX on magnetic tape or such other storage medium, and in such format, reasonably acceptable to NYMEX.

16.4.	Costs. NYMEX shall pay or reimburse CME for any and all costs (“Transition Costs”) reasonably and actually incurred by CME that are directly attributable to providing Transition Services in accordance with this Article 16 (with the rates for any CME employees used to perform such CME Services reasonably reflecting CME’s fully-loaded costs with respect to such employees, plus a commercially reasonable profit margin); provided that CME shall act in good faith and use commercially reasonable efforts to minimize and mitigate any Transition Costs.

17.	CONFIDENTIALITY

17.1.	Proprietary Business Information.

17.1.1.	Generally. NYMEX and CME each acknowledges that it will receive during the term of this Agreement confidential or proprietary information of the other party relating to such party’s performance of its obligations or exercise of its rights hereunder, other non-public information regarding the other party or its business, and confidential information of third parties that the disclosing party has a duty to maintain as confidential. (All such information, together with the terms of this Agreement and all material correspondence or other information or materials exchanged between the parties in connection with the negotiation of this Agreement and any development work relating to the arrangement described herein, is collectively referred to in this Agreement as “Proprietary Business Information.”) Materials embodying such information and within the scope of this Section 17.1 shall bear reasonable legends to such effect to the extent appropriate. Each party agrees to take reasonable steps to maintain the confidentiality of the Proprietary Business Information of the other party, and each party agrees to use such

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

information only in connection with the performance of its obligations and the exercise of its rights under this Agreement and for appropriate regulatory and surveillance purposes. In the event that this Agreement is terminated for any reason, each party agrees that it shall use reasonable efforts to return to the other party or destroy all Proprietary Business Information of the other party in its possession in tangible form and that it shall not knowingly retain any copies thereof, except that each party may retain copies of the other party’s Proprietary Business Information for archival purposes and for its appropriate regulatory and surveillance purposes.

17.1.2.	Exclusions. In no event shall the provisions of this Section 17.1 apply to any information that: (i) was rightfully known to the receiving party prior to its receipt from the disclosing party, or becomes rightfully known to the receiving party other than as a result of the relationship between the parties pursuant to this Agreement; (ii) is or becomes public knowledge through no fault of the receiving party; (iii) is disclosed to the receiving party by a third party with the right to disclose the information without restriction or subject to restrictions to which the receiving party has conformed; or (iv) is independently developed by the receiving party without use of any confidential or proprietary information of the disclosing party.

17.2.	Disclosure Required by Law. Notwithstanding anything in this Article 17 to the contrary, each party may disclose any Proprietary Business Information received by it to the extent required by subpoena or other order of court, law or other regulation, or required or requested by any governmental or regulatory authority having jurisdiction or required pursuant to an information sharing agreement, rule, or policy with another self-regulatory body, to furnish such Proprietary Business Information to any third party, or as otherwise permitted in this Agreement; provided that, in any such case, the party required or requested to disclose the information shall promptly notify the other party of such requirement or request, and shall use good faith efforts, in consultation with the other party, to secure confidential treatment of the relevant Proprietary Business Information or seek an appropriate protective order, as applicable.

17.3.	Disclosures in Violation of Obligations. NYMEX and CME each agree that any breach of the obligations set forth in this Article 17 would not be adequately compensated by monetary damages. As such, in the event of actual or threatened breach of this Article, the party neither breaching nor threatening to breach shall, without limitation of any other remedies that may be available, be entitled to injunctive relief, without proving monetary damages or posting a bond or other security.

18.	FORCE MAJEURE

Notwithstanding any other provision of this Agreement to the contrary, each party shall be excused from performance under this Agreement and shall have no liability to the other party to the extent that, and for any period during which, it is prevented from performing any of its obligations hereunder by an act of God, floods, war, civil disturbance, act of terrorism, court order or other cause beyond its reasonable control (including, without limitation, failures or fluctuations in the electrical or mechanical equipment, communication lines, heat, light or

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

telecommunications, in each case to the extent beyond the relevant party’s reasonable control) (each a “Force Majeure Event”), provided, however that (i) in such event, the other party also shall be excused from performing any corresponding obligations hereunder as appropriate under the circumstances; (ii) the party suffering the Force Majeure Event shall notify the other party of such Force Majeure Event as soon as practicable and shall, to the extent practicable, use good faith efforts to mitigate the effects of the Force Majeure Event; and (iii) this Agreement may be terminated pursuant to Section 13.6 where such Force Majeure Event endures for thirty (30) days or longer.

19.	LIMITATION ON LIABILITY

19.1.	CME Limited Liability. In any action brought by NYMEX against CME, whether in contract, tort or otherwise, CME’s aggregate liability to NYMEX shall be limited as follows: (i) with respect to claims related to NYMEX’s termination of this Agreement under Section 13.1, to a maximum of [***Redacted***], and (ii) with respect to all other claims, to a maximum of [***Redacted***] per claim or set of related claims, not to exceed [***Redacted***] during any rolling 12-month period, provided however, that the following claims shall not be subject to the foregoing limitations:

19.1.1.	CME’s indemnification obligations pursuant to Section 20.1;

19.1.2.	Liability for gross negligence, willful misconduct and fraud;

19.1.3.	Willful breach of Section 3.3 (after receiving notice of such willful breach and failing to cure); or

19.1.4.	Breach of the confidentiality provision set forth in Article 17,.

19.2.	NYMEX Limited Liability. In any action brought by CME against NYMEX, whether in contract, tort or otherwise, NYMEX’s aggregate liability to CME under this Agreement shall be limited as follows: (i) with respect to claims related to CME’s termination of this Agreement under Section 13.1, to a maximum of [***Redacted***], and (ii) with respect to all other claims, to a maximum of [***Redacted***] per claim or set of related claims, not to exceed [***Redacted***] during any rolling 12-month period, provided however, that the following claims shall not be subject to the foregoing limitations:

19.2.1.	NYMEX’s indemnification obligations pursuant to Section 20.2;

19.2.2.	Liability for gross negligence, willful misconduct and fraud;

19.2.3.	Willful breach of Section 3.3 (after receiving notice of such willful breach and failing to cure);

19.2.4.	Breach of the confidentiality provision set forth in Article 17; or

19.2.5.	Any liability of NYMEX to CME arising out of failure by NYMEX to pay fees or to reimburse amounts to CME as required by this Agreement.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

20.	INDEMNIFICATION

20.1.	By CME. CME shall indemnify, defend and hold harmless NYMEX and its directors, officers, employees and agents from and against Losses arising from third party claims as a result of (i) gross negligence or the willful misconduct on the part of CME, its directors, officers, employees or agents and (ii) any claim that the CME Systems or any other system operated by CME in connection with the performance of its obligations under this Agreement, any portion of either of the foregoing, or any of the CME Marks, infringe(s) or otherwise violate(s) the patent, trademark, service mark, copyright or other intellectual property of any third Person, (iii) any claim that is based upon CME’s failure to properly match trades in NYMEX Globex Contracts pursuant to this Agreement (or any improper matching of trades by CME in violation of this Agreement), or (iv) any claim based upon CME’s breach of this Agreement.

20.2.	By NYMEX. NYMEX shall indemnify, defend and hold harmless CME and its directors, officers, employees and agents from and against Losses arising from arising from third party claims as a result of (i) gross negligence or the willful misconduct on the part of NYMEX, its directors, officers, employees or agents and (ii) any claim that any system operated by NYMEX in connection with the performance of its obligations under this Agreement, or any portion of such a system, or any of the NYMEX Marks, infringe(s) or otherwise violate(s) the patent, trademark, service mark, copyright or other intellectual property of any third Person, (iii) any claim arising out of any transaction in NYMEX Globex Contracts that was properly matched by CME pursuant to the terms of this Agreement but that NYMEX declined to clear pursuant to its rules or otherwise failed to clear or accept for clearing pursuant to Section 7.3, provided, however, that NYMEX shall not be obligated to so indemnify CME to the extent of any increase in the amount of such Losses that resulted from CME’s failure to timely deliver the relevant matched trade information to NYMEX due to reasons within CME’s reasonable control, or (iv) any claim based upon NYMEX’s breach of this Agreement.

20.3.	Notification. If any third party notifies either party (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against the other party (the “Indemnifying Party”), then the Indemnified Party shall promptly notify the Indemnifying Party thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder, except to the extent (if any) that the Indemnifying Party is damaged by such delay.

20.4.	Defense of Claim. If the Indemnifying Party notifies the Indemnified Party that it is assuming the defense of any claim:

(a)	The Indemnifying Party shall defend the Indemnified Party against such claim with counsel of its choice reasonably satisfactory to the Indemnified Party;

(b)	the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of the separate co-counsel to the extent that the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest);

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

(c)	the Indemnified Party shall not, without foregoing the benefits of this Section (a), consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; and

(d)	the Indemnifying Party shall not consent to the entry of any judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant releases the Indemnified Party from any and all responsibility and liability with respect to such claim, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

21.	CONSEQUENTIAL AND PUNITIVE DAMAGES

Excluding each party’s respective indemnification obligations pursuant to Section 20.1 and Section 20.2 and respective liability for gross negligence, willful misconduct, fraud, or breach of the confidentiality provision set forth in Article 17, in no event shall either party be liable for, nor shall the measure of damages include, any indirect, consequential, punitive or special damages or amounts for loss of income or profits, even if such damages were foreseeable. Notwithstanding the foregoing, with respect to any willful breach by NYMEX of Section 3.3.1 or willful breach by CME of Section 3.4 (in either case, after receiving notice of such willful breach and failing to cure), the non-breaching party shall be entitled to seek damages for actual lost profits as a result of such breach.

22.	REPRESENTATIONS AND WARRANTIES

22.1.	By CME.

22.1.1.	CME is a for-profit corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and all necessary registrations and authorizations to carry on its business as now being conducted. CME has the full right, power and authority to enter into this Agreement and perform its obligations hereunder.

22.1.2.	The execution and delivery of this Agreement by CME and performance of its obligations hereunder have been duly authorized, and this Agreement has been duly executed and delivered by CME. This Agreement constitutes the valid and binding obligation of CME, enforceable in accordance with its terms, subject only to applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

22.1.3.	There is no charter, by-law or capital stock provision of CME or any of its parents, subsidiaries or other related entities, nor is there any agreement, statute, rule or regulation or any judgment, decree or order of any court or agency, binding on CME, that would be contravened by the execution and delivery or performance by CME of this Agreement.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

22.1.4.	CME has all necessary rights, as owner or licensee, to any intellectual property or other property and technology, including the CME Systems, that CME will use in connection with performing the CME Services and its other obligations hereunder.

22.1.5.	CME is not subject to any contractual provision, and is not aware of any law, regulation or order, that would be violated by the performance of its obligations hereunder with respect to the NYMEX Globex Contracts expected to be listed for trading under this Agreement.

22.1.6.	CME shall comply in all material respects with all laws, rules and regulations applicable to its provision of the CME Services and the performance of its obligations under this Agreement.

22.2.	By NYMEX.

22.2.1.	NYMEX is a for-profit corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and all necessary registrations and authorizations to carry on its business as now being conducted. NYMEX has the full right, power and authority to enter into this Agreement.

22.2.2.	The execution and delivery of this Agreement by NYMEX and performance of its obligations hereunder have been duly authorized, and this Agreement has been duly executed and delivered by NYMEX. This Agreement constitutes the valid and binding obligation of NYMEX, enforceable in accordance with its terms, subject only to applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

22.2.3.	There is no charter, by-law or capital stock provision of NYMEX, or any of its parents, subsidiaries or other related entities, nor is there any agreement, statute, rule or regulation or any judgment, decree or order of any court or agency, binding on NYMEX, that would be contravened by the execution and delivery or performance by NYMEX of this Agreement.

22.2.4.	NYMEX has all necessary rights, as owner or licensee, to any intellectual property or other property and technology that NYMEX will use in connection with performing its obligations hereunder.

22.2.5.	CME shall comply in all material respects with all laws, rules and regulations applicable to its provision of the CME Services and the performance of its obligations under this Agreement.

22.3.	Intellectual Property Claims. Notwithstanding the representations set forth in Sections 22.1.4 and 22.2.4, and without limiting the indemnification obligations set forth in Article 20, if either party shall be subject to any claim of unlawful use or infringement

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

in connection with intellectual property used by such party in performing its obligations hereunder, such party may, at its own expense, (i) secure appropriate rights to continue to use such intellectual property, or (ii) modify or replace such intellectual property with compatible, functionally equivalent intellectual property, such that its performance of its obligations hereunder are not materially impaired. If such party fails to secure such rights or modify or replace such intellectual property and its performance of its obligations hereunder is materially impaired, the other party may terminate this Agreement for material default pursuant to Section 13.1 (subject to the cure period set forth therein, unless the reason for termination falls within a section of this Agreement that specifies that no cure period shall apply).

23.	MISCELLANEOUS

23.1.	Benefits of Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors. Except to the extent provided in Article 20 above with respect to the directors, officers, employees and agents of NYMEX and CME, respectively, nothing in this Agreement, express or implied, shall give to any other Person any benefit or any legal or equitable right or remedy. Without limiting the generality of the foregoing, the parties expressly agree that this Agreement shall not confer any rights upon the members or clearing members of either exchange or any other market participant as third-party beneficiaries of this Agreement.

23.2.	Waiver. Except as expressly provided herein, neither party shall, by mere lapse of time, without giving notice or taking any other action, be deemed to have waived any breach by the other party of any of the provisions of this Agreement.

23.3.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois (other than the laws thereof that would require reference to the laws of any other jurisdiction).

23.4.	Dispute Resolution. A party shall not commence a litigation proceeding against the other party unless that party first gives written notice to the other party setting forth the nature of the dispute (“Dispute Notice”). The parties shall attempt in good faith to resolve the dispute by mediation with a mediator selected by mutual agreement of the parties. If the parties cannot agree on the selection of a mediator within thirty (30) days after delivery of the Dispute Notice, or if the dispute has not been resolved by mediation as provided by this Section 23.4 within sixty (60) days after the delivery of the Dispute Notice, then either party may commence litigation. The Illinois state courts located in Cook County, Illinois and the United States District Court for the Northern District of Illinois shall have the exclusive jurisdiction over any and all litigated claims arising out of or relating to this Agreement or the subject matter hereof that are initiated by NYMEX. The New York state courts located in New York, New York, and the United States District Court for the Southern District of New York shall have the exclusive jurisdiction over any and all litigated claims arising out of or relating to this Agreement or the subject matter hereof that are initiated by CME. Each of the parties hereby irrevocably (i) submits to the personal jurisdiction of such courts over such party in connection with any litigation, proceeding or other legal action arising out of or in

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

connection with this Agreement or the subject matter hereof, (ii) waives to the fullest extent permitted by law any objection to the venue of any such litigation, proceeding or action which is brought in any such court, and (iii) agrees to the mailing of service of process to the address specified below for such party as an alternative method of service of process in any legal proceeding brought in any such court.

23.5.	Notices. Except as expressly set forth in this Agreement as to particular notices, all communications or notices required or permitted to be given under this Agreement shall be sufficiently given for all purposes hereunder if given in writing and (i) delivered personally, (ii) deposited in the United States mail, postage prepaid and return receipt requested, (iii) delivered by a recognized document overnight delivery service or (iv) sent by telecopy, facsimile or other electronic transmission service (provided a confirmation of delivery is received). All notices delivered in accordance with this Section shall be sent to the appropriate address or facsimile number set forth below, or to such other address or facsimile number or to the attention of such other person as the recipient party may have specified by prior written notice to the sending party.

CME Contact	NYMEX Contact

Mr. Craig Donohue Chief Executive Officer Chicago Mercantile Exchange Inc. 20 South Wacker Drive Chicago, Illinois 60606 Facsimile No.: 312-930-3209	Mr. James E. Newsome President New York Mercantile Exchange, Inc. One North End Avenue New York, New York 10282 Facsimile No.: (212) 299-2299

With copies to: Ms. Kathleen Cronin Managing Director, General Counsel Chicago Mercantile Exchange Inc. 20 South Wacker Drive Chicago, Illinois 60606 Facsimile No.: 312-930-3323	With copies to: Mr. Christopher K. Bowen General Counsel and Chief Administrative Officer New York Mercantile Exchange, Inc. One North End Avenue New York, New York 10282 Facsimile No.: (212) 299-2299

Mr. James R. Krause Managing Director & Chief Information Officer Chicago Mercantile Exchange Inc. 20 South Wacker Drive Chicago, Illinois 60606 Facsimile No.: 312-634-8652	Chief Information Officer New York Mercantile Exchange, Inc. One North End Avenue New York, New York 10282 Facsimile No.: (212) 301-4555

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

23.6.	Severability. If any provision of this Agreement is deemed to be illegal or unenforceable by any court of competent jurisdiction, (i) such provision shall be deemed to be severable from the remainder of this Agreement, (ii) the effect of such determination shall be limited to such provision to the extent reasonably practicable, and (iii) the validity, legality and enforceability of such provision in any other jurisdiction shall not in any way be affected or impaired thereby.

23.7.	Amendments. No provision of this Agreement may be amended, modified, supplemented or waived, except by an agreement in writing executed and delivered by authorized representatives of both parties.

23.8.	Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement and understanding, and supersedes any and all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

23.9.	Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute but one and the same instrument.

23.10.	Assignment and Successors. This Agreement may not be assigned in whole or in part by either party hereto without the prior written consent of the other party hereto; provided, however, that NYMEX may assign this Agreement and its rights and obligations hereunder, in their entirety, to an entity to which NYMEX sells all or substantially all of its assets without the prior written consent of CME, and CME may assign this Agreement and its rights and obligations hereunder, in their entirety, to an entity to which CME sells all or substantially all of its assets without the prior written consent of NYMEX. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, by merger, purchase, consolidation or otherwise, and their respective Affiliates.

23.11.	Survival. Following any expiration or termination of this Agreement in accordance with its terms and the expiration of the post-termination obligations of CME pursuant to Article 16 hereof, all obligations hereunder of each party to the other shall terminate. Notwithstanding the foregoing, however, the provisions of Sections 6.6.3, 6.12, 8.4, 8.6, 8.7, 9.1.2, 9.3.1, 12.4 and 12.5, Articles 10, 16, 17, 19, 20, 21 and 23, and all other relevant definitions, cross-references and the like necessary to effectuate the intent of this Article shall survive and remain in effect following any expiration or termination of this Agreement.

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

CHICAGO MERCANTILE EXCHANGE INC.		NEW YORK MERCANTILE EXCHANGE, INC.

By:	/s/ Craig S. Donohue	By:	/s/ James E. Newsome
Name:	Craig S. Donohue	Name:	James E. Newsome
Title:	Chief Executive Officer	Title:	President

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

EXHIBIT A

[***Redacted***]

EXHIBIT B

[***Redacted***]

B-1

EXHIBIT C

[***Redacted***]

EXHIBIT D

AMENDED AND RESTATED INFORMATION SHARING AGREEMENT BETWEEN

THE NEW YORK MERCANTILE EXCHANGE, INC. AND

CHICAGO MERCANTILE EXCHANGE INC.

The New York Mercantile Exchange, Inc. (“NYMEX”), a Delaware corporation having an office at One North End Avenue, World Financial Center, New York, New York 10282 U.S.A. and Chicago Mercantile Exchange Inc., (“CME”), a business corporation organized under the laws of the State of Delaware and having its principal office situated at 20 South Wacker Drive, Chicago, Illinois 60606 U.S.A. (each an “Exchange” and collectively “the Exchanges”), in anticipation of certain NYMEX products being listed for trading on Globex®, and the corresponding need to administer and enforce the rules of their respective Exchanges, desire to amend and restate their existing Information Sharing Agreement, dated as of June 6, 2002, and have reached the following understanding:

NOW, THEREFORE, in consideration of the premises and mutual covenants stated herein, it is hereby agreed as follows:

(1) The following are definitions of certain terms as they appear in this Amended and Restated Information Sharing Agreement:

(A)	“Designated Regulator” shall be defined as the Exchange with primary regulatory oversight responsibility for a product listed and traded on Globex.;

(B)	“Member or Member Firm” shall be defined as a Person with trading rights at the Designated Regulator’s Exchange who is under the disciplinary jurisdiction of the Designated Regulator;

(C)	“Customer” of an Exchange shall be defined as a Person with the ability to trade products listed by an Exchange on Globex who is not a Member or Member Firm of the Exchange on which the product is listed;

(D)	“Person” for the purposes of this Agreement, shall include, but not be limited to, a natural person, unincorporated association, corporation, partnership or body corporate, government or political subdivision, agency or instrumentality of a government.

1.	I. Scope

(1)	The Exchanges will provide the fullest mutual assistance to each other, within the framework of this Information Sharing Agreement and the respective laws and their respective rules to which they are subject. Such assistance will be provided to facilitate the administration and enforcement of the laws of the United States of America and the rules of each Exchange.

(2)	When requested, the Exchanges agree to promptly share information concerning their respective Members, Member Firms or Persons within their jurisdiction. Assistance available under this Information Sharing Agreement may include:

(a)	providing access to information regarding trading on the Globex markets it regulates, including trading by Customers, contained in the files of the Exchange from which the information is requested (“requested Exchange”);

(b)	taking the testimony and statements of persons pertaining to trading on Globex;

(c)	obtaining information and documents from persons regarding trading on Globex; and

(d)	conducting compliance inspections or examinations of futures businesses, futures processing businesses and futures markets related to trading on Globex.

(3)	The Exchanges have entered into this Information Sharing Agreement for the purpose of establishing procedures for the provision of mutual assistance as provided herein. Nothing in this Agreement is intended to limit the right of an Exchange otherwise to obtain information in accordance with applicable law.

II.	Requests for Assistance

1.	Requests for assistance will be made in writing and addressed to the Exchange’s contact officer listed in Appendix A.

2.	A request for assistance as it pertains to trading on Globex and the corresponding need to administer and enforce the rules of their respective Exchanges as Designated Regulator will specify the following:

(a)	a general description of both the subject matter of the request and the purpose for which the information and/or testimony is sought;

(b)	a general description of the assistance, information, documents or testimony of persons sought;

(c)	information in the possession of the requesting Exchange that might assist the requested Exchange in identifying the persons or entities believed by the requesting Exchange to possess the information sought, or the places where such information may be obtained;

(d)	the legal provisions pertaining to the matter that is the subject of the request;

(e)	the desired time period for the reply; and

(f)	information in the possession of the requesting Exchange that supports an inference that the subject matter of the request concerns a breach of the law administered by the requesting Exchange or the rules of such Exchange.

3.	In urgent circumstances, a request for assistance and a reply to such a request may be effected by summary procedures or by means of communication other than the exchange of letters, provided that they are confirmed in the manner prescribed in this Section.

III.	Execution of Requests Subject to the Limitations in Section I Clause 1 Above

1.	Access to information held in the files of the requested Exchange will be provided upon the request of the requesting Exchange.

2.	The requested Exchange will, in response to a request, interview the persons involved, directly or indirectly, in the activities underlying the request, or holding information that may assist in carrying out the request. In the event an interview is sought, the requesting Exchange, in its discretion, may:

(a)	request that specific person(s) be interviewed;

(b)	request that a representative of the requesting Exchange be permitted to be present during such interview(s);

(c)	supply a list of questions to be asked.

(d)	specify specific books and records to be inspected in connection with the interview; and

(e)	provide a description of the specific issues relevant to the requested interview.

The requested Exchange also may require the production of other evidence from any other person or persons designated by the requesting Exchange.

3.	The interview of persons will be taken in accordance with the rules of the requested Exchange. Any person providing information or evidence as a result of a request made under this Information Sharing Agreement will be entitled to all of the rights and protections of the rules of the requested Exchange.

4. When requested by the requesting Exchange, an inspection or examination will be conducted of the books and records of a Member or other person or entity authorized to do business on the Exchange.

IV.	Permissible Use of Information

The requesting Exchange may use the information furnished pursuant to this Information Sharing Agreement solely:

(a)	for the purposes stated in the request, including ensuring compliance with or enforcement of the rules of the requesting Exchange specified in the request, and related provisions; or

(b)	for any other related regulatory purposes, including assisting in or conducting a civil or administrative enforcement proceeding, assisting in or conducting a self-regulatory enforcement proceeding, conducting or assisting in a criminal prosecution, or assisting in or conducting any investigation related thereto for any general charge applicable to the violation of the provision specified in the request.

V.	Confidentiality of Requests

1.	To the extent permitted by law or as otherwise necessary for the furtherance of the request or for the enforcement of Exchange rules:

(a)	each Exchange will keep confidential requests made under this Information Sharing Agreement, the contents of such requests, and any other matters arising during the operation of this Information Sharing Agreement; and

(b)	the requesting Exchange will keep confidential any information received pursuant to this Information Sharing Agreement.

2.	The requesting Exchange, to the extent permitted by law, will notify the requested Exchange of any legally enforceable demand for information prior to complying with the demand and will assert such appropriate legal exemptions or privileges with respect to such information as may be available.

3.	In response to a request by the requested Exchange and to the extent permitted by law, as soon as the requesting Exchange has terminated the matter for which assistance has been requested under this Information Sharing Agreement, it will return to the requested Exchange all documents and copies thereof not already disclosed in proceedings referred to in Section III. and other material disclosing the contents of such documents, other than material generated as part of the deliberative or internal analytical processes of the requesting Exchange, which may be retained.

VI.	Consultations Regarding Mutual Assistance Pursuant to this Information Sharing Agreement

1.	The Exchanges will keep the operation of this Information Sharing Agreement under continuous review and will consult with a view to improving its operation and resolving any matters which may arise. In particular, the Exchanges will consult upon request in the event of:

(a)	a denial by one Exchange of, or opposition by one Exchange to, a request or proposal made by the other Exchange pursuant to this Information Sharing Agreement; or

(b)	a change in market or business conditions, or in the laws and regulations of the State of either Exchange, or any other development which makes it necessary to amend or extend this Information Sharing Agreement in order to achieve its purposes.

The Exchanges may determine such practical measures as may be necessary to facilitate the implementation of this Information Sharing Agreement.

2.	Any of the terms of this Information Sharing Agreement may be amended, relaxed or waived by mutual written agreement. In the event that the provisions of this Agreement are amended, the Exchanges agree that NYMEX and CME will notify the Commodity Futures Trading Commission of such amendment.

(a)	VII. Indemnification

Each Party agrees to indemnify and hold harmless any Party and its directors, officers, employees, and agents, from and against any and all losses, claims, damages, liabilities and expenses (including costs of investigation or defending the same and reasonable counsel fees incurred in connection therewith) incurred or threatened against the indemnified Party and arising as a result of or in connection with any misuse by the indemnifying Party of any information provided to the indemnifying Party pursuant to this Agreement. Any use of provisions of this Agreement shall be deemed to be a “misuse” of such information.

VIII.	Limitation of Liability

Except with respect to liability, loss or damage suffered by a Party and caused directly by an intentional wrongful act or intentional wrongful omission committed in bad faith by another party, its directors, officers or employees, neither the Party nor any of its directors, officers or employees shall be liable to the other Party, to any of its directors, officers or employees, or to any other person, for any liability, loss or damage resulting from or claimed to have resulted from any delays, inaccuracies, errors or omissions with respect to any information shared by, or to have been shared by a Party hereunder, or with respect to the performance by a Party of any term or condition of this Agreement. No Party nor any of its directors, officers or employees shall be liable to any or all of the other Parties or to any other person for the non-performance or delay or interruption in the performance of any term or condition of this Agreement due to acts of God, war, riot, public disturbances, civil insurrection, directives, orders, or acts of any court or governmental agency or authority, delays in performing or failure to perform by any public utility, fires explosions, the elements, epidemics, quarantines, strikes, labor disputes, embargoes, and other causes of a similar nature.

(b)	IX. Assignment

Neither this Agreement nor any of the rights or obligations of any party hereto may be assigned, licensed or otherwise transferred by any party hereto without the prior written consent of each other party hereto.

X.	Effective Date

This Information Sharing Agreement will be effective from the date of its signature by the Exchanges.

XI.	Termination

This Information Sharing Agreement will continue in effect until the date of termination of the Services Agreement between the New York Mercantile Exchange and the Chicago Mercantile Exchange Inc., dated April 4, 2006. This Information Sharing Agreement will continue to have effect with respect to all requests for assistance that were made before the effective date of notification until the requesting Exchange terminates the matter for which assistance was requested.

SIGNED this 4th day of April, 2006	SIGNED this 4thday of April, 2006

FOR:	FOR:

NEW YORK MERCANTILE EXCHANGE, INC.	CHICAGO MERCANTILE EXCHANGE INC.

/s/ James E. Newsome	/s/ Craig S. Donohue
James E. Newsome	Craig S. Donohue
President	Chief Executive Officer

APPENDIX A

EXCHANGE CONTACT OFFICERS

2.	CHICAGO MERCANTILE EXCHANGE INC.

Eric Wolff

Managing Director-Regulatory Affairs

Chicago Mercantile Exchange

20 S. Wacker Drive

Chicago, IL 60606

NEW YORK MERCANTILE EXCHANGE

Thomas LaSala

Senior Vice President – Compliance and Risk Management

New York Mercantile Exchange

One North End Avenue

New York, New York 10282-1101

EXHIBIT E

AMENDED AND RESTATED CME/NYMEX

CROSS-MARGINING AGREEMENT

This Amended and Restated Cross-Margining Agreement (the “Agreement”) is entered into this 4th day of April, 2006, between:

CHICAGO MERCANTILE EXCHANGE INC., a business corporation organized under the laws of the State of Delaware and having its principal office situated at 20 South Wacker Drive, Chicago, Illinois 60606 U.S.A., duly represented by its Chairman of the Board, Mr. Terrence Duffy, and by its Chief Executive Officer, Mr. Craig S. Donohue, (hereinafter referred to at times as “CME”)

AND

NEW YORK MERCANTILE EXCHANGE, INC., a Delaware corporation having an office at One North End Avenue, World Financial Center, New York, New York 10282 U.S.A., duly represented by its Chairman of the Board, Mr. Mitchell Steinhaus, and by its President, Mr. James E. Newsome, (hereinafter referred to at times as “NYMEX”).

Each of NYMEX and CME is referred to herein as a “Clearing Organization” and collectively as “Clearing Organizations.”

RECITALS

A. CME is a “derivatives clearing organization” and acts as the clearing organization for certain futures contracts and options on futures contracts that are traded on one or more markets that are “designated contract markets.” CME is regulated by the Commodity Futures Trading Commission (the “CFTC”) pursuant to the Commodity Exchange Act, as amended (the “CEA”).

B. NYMEX is a “derivatives clearing organization” and acts as the clearing organization for certain futures contracts and options on futures contracts that are traded on one or more markets that are “designated contract markets.” NYMEX is regulated by the CFTC pursuant to the CEA.

C. CME and NYMEX desire to amend and restate their existing Cross-Margining Arrangement originally executed on June 6th, 2002 to cross-margin products whose price volatility is sufficiently closely correlated that long and short positions in such products offset one another to some degree (as will be determined under this Agreement) for purposes of determining margin requirements.

D. CME and NYMEX desire to enter into this Agreement whereby (i) entities that are Clearing Members of both CME and NYMEX, or (ii) Clearing Members of one Clearing Organization that have an Affiliate that is a Clearing Member of the other such Clearing Organization, may elect to become Cross-Margining Participants and to have their margin obligations in respect of positions in futures contracts and options on futures contracts in Eligible Products in their proprietary accounts at CME offset against their margin obligations in respect of positions in futures contracts and options on futures contracts in Eligible Products in their proprietary accounts at NYMEX, and vice versa, to the extent permitted under this Agreement.

E. In order to facilitate such a Cross-Margining Arrangement, CME and NYMEX desire to establish procedures whereby CME will guarantee certain obligations of a Cross-Margining Participant to NYMEX, and NYMEX will guarantee certain obligations of a Cross-Margining Participant to CME, such guaranties to be collateralized pursuant to the Guarantor’s Rules by the positions and Margin of the Cross-Margining Participant held by the Guarantor.

F. It is understood that CME is currently a party to other cross-margining and loss sharing agreements that are listed on Appendix A hereto, and that CME may enter into additional cross-margining and loss sharing agreements in the future (which may include Eligible Products) that shall be added to Appendix A upon written notice thereof by CME to NYMEX as provided herein. It is further understood that NYMEX, while not currently party to any such other agreements, may enter into one or more cross-margining or loss sharing agreements in the future (which may include Eligible Products) that shall be added to Appendix A upon written notice thereof by NYMEX to CME as provided herein. Such other agreements shall not affect the obligations of the parties to this Agreement. Except as otherwise required under this Agreement, any deficiency of Margin attributable to any such agreement or other agreements shall not remove, reduce or increase payment obligations under this Agreement nor trigger payment obligations under this Agreement.

AGREEMENTS

In consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Definitions. In addition to the terms defined above, certain other terms used in this Agreement shall be defined as follows:

“Affiliate” means, when used in respect of a particular Clearing Member, a Clearing Member of the other Clearing Organization which is wholly owned by the particular Clearing Member or which shares a common parent which wholly owns both Clearing Members, subject to any other definition jointly agreed to by the Clearing Organizations as provided in section 2 of this Agreement.

“Business Day” means, a day on which trading in an Eligible Product is conducted and on which CME or NYMEX conduct money settlements or any other day as may be agreed upon from time to time by the parties.

“Clearing Member” means any firm which is a clearing member of NYMEX or a clearing member of CME.

“Clearing Organization” means either CME or NYMEX.

“Cross Margin Spread” shall have the meaning given to that term in Section 4 of this Agreement.

“Cross Margin Spread Credit Rate” shall have the meaning given to that term in Section 4 of this Agreement.

“Cross-Margining Affiliate,” as used in respect of a Cross-Margining Participant of a particular Clearing Organization, means an Affiliate of such Cross-Margining Participant that is a Cross-Margining Participant of the other Clearing Organization.

“Cross-Margining Arrangement” means the arrangement between CME and NYMEX as set forth in this Agreement.

“Cross-Margining Participant” means a Clearing Member that has become a participant in the Cross-Margining Arrangement as between CME and NYMEX under the terms of this Agreement. The term “Cross-Margining Participant” shall, where the context requires, refer collectively to the Cross-Margining Participant and its Cross-Margining Affiliate, if any.

“Cross-Margining Reduction” means the amount by which a Cross-Margining Participant’s margin requirement at one Clearing Organization may be reduced as a result of the Cross-Margining Arrangement.

“Defaulting Member” shall have the meaning given to that term in Section 7(a) of this Agreement.

“Effective Date” shall mean the date established pursuant to Section 15(j) of this Agreement.

“Eligible Position” means an amount of a particular Eligible Product held by a Cross-Margining Participant in net long or net short futures and options on futures contracts.

“Eligible Product” means certain CME futures contracts or options on futures contracts traded on and cleared by CME, and certain NYMEX futures contracts or options on futures contracts traded on NYMEX and cleared by NYMEX, as identified on Appendix B hereto and any other products mutually agreed to in the future between the parties by amendment to Appendix B.

“Guaranty” means the obligation of CME to NYMEX, or of NYMEX to CME, as in effect at a particular time with respect to a particular Cross-Margining Participant as set forth in Sections 8A and 8B of this Agreement. The term “Cross-Guaranties” refers to both the Guaranty of CME to NYMEX and the Guaranty of NYMEX to CME.

“Guaranty Fund” means a fund maintained by NYMEX consisting of required contributions by Clearing Members that is maintained for the purpose of securing the obligations of the depositing Clearing Member to NYMEX (in relation to the Guaranty Fund) and ensuring the financial integrity of NYMEX. The term “Guaranty Fund” shall include, for such purposes, any right or recourse of NYMEX to assess its Clearing Members, any insurance cover, guarantee or analogous arrangement. For the avoidance of doubt, “Guaranty Fund” shall not include a Clearing Member’s ownership of the stock issued by NYMEX.

“Guaranty Payment” means the amount that is determined by applying the loss sharing principles set forth in Section 7(d) of this Agreement.

“Last Paid Margin Cycle” means the last margin cycle (variation and/or settlement) run by a Clearing Organization in which the Cross-Margining Participant met in full all of its payment obligations to the Clearing Organization.

“Margin” means initial or original margin (“Performance Bond”) or other collateral, whether in the form of cash, securities, letters of credit or other assets, required to be held or actually held by a Clearing Organization to secure the obligations of a Cross-Margining Participant to it, whether in respect of Eligible Positions or otherwise.

“Mark-to-Market Payment” as used in respect of an Eligible Position means a “variation” payment or other payment made by a Clearing Member to a Clearing Organization or vice versa representing the difference between (i) either the current market price of such Eligible Position or, if the Eligible Position has been closed out, the price(s) at which it was closed out, and (ii) either the price of the Eligible Position upon which the most recent Mark to-Market Payment was based or, if there was none, the price at which the Eligible Position was entered into.

“Maximization Payment” shall mean the additional payment(s), if any, that are required to be made by CME to NYMEX, or vice versa, pursuant to section 8C of this Agreement after payments are made under the Guaranty.

“Net Loss” means any loss suffered or incurred by a Clearing Organization on the liquidation of a Cross-Margining Participant’s Offsetting Positions held with the Clearing Organization and application of Offsetting Margin as determined in accordance with Section 7 of this Agreement.

“Net Surplus” means any surplus realized by a Clearing Organization after the liquidation of a Cross-Margining Participant’s Offsetting Positions held by the Clearing Organization and application of Offsetting Margin as determined in accordance with Section 7 of this Agreement.

“Offsetting Margin” means that amount of Margin which supports Offsetting Positions. In the case of either of CME or NYMEX, “Offsetting Margin” shall not include funds or property to the extent that such funds or property may not lawfully be applied by such Clearing Organization to reduce a Net Loss or increase a Net Surplus (as such terms are defined in Section 7 below) without violating any law or regulation by which such Clearing Organization is legally bound.

“Offsetting Position” means an amount of Eligible Position held by a Cross-Margining Participant that has been recognized by a Clearing Organization in the calculation of the Cross-Margining Reduction.

“Proprietary Account Deficit” means any deficit realized by a Clearing Organization on the liquidation of all of a Cross-Margining Participant’s Proprietary Portfolio, after the application of Margin and taking into account any surplus or deficit attributable to the effect of other cross-margining or loss sharing agreements (but before taking into account the effect of any “maximization payment” under such other cross-margining or loss sharing agreements as such term is used in a manner similar to its definition under this Agreement).

“Proprietary Account Surplus” means any surplus realized on the liquidation of all of a Cross-Margining Participant’s Proprietary Portfolio and after the application of Margin and taking into account any surplus or deficit attributable to other cross-margining or loss sharing agreements (but before taking into account the effect of any “maximization payment” under such other cross-margining or loss sharing agreements as such term is used in a manner similar to its definition under this Agreement) to the extent such surplus may be applied without violating any law or regulation by which such Clearing Organization is legally bound.

“Proprietary Portfolio” means all of a Cross-Margining Participant’s proprietary positions both cross-margined and non-cross-margined held with a Clearing Organization.

“Reimbursement Obligation” means the obligation, as set forth in Section 7(f), of a Cross-Margining Participant to a Clearing Organization that is obligated to make a payment on behalf of such Cross-Margining Participant or its Cross-Margining Affiliate pursuant to such Clearing Organization’s Guaranty.

“Remaining Account Surplus” means, when used with respect to the liquidation of a Cross-Margining Participant, the amount of any surplus at a Clearing Organization remaining after all obligations of the Defaulting Member to the Clearing Organization have been fully satisfied and includes the sum of any Proprietary Account Surplus after deducting any Return of Guaranty Payment pursuant to Section 7(e) plus the Defaulting Member’s portion of the Guaranty Fund (when determining whether NYMEX has a Remaining Account Surplus) or the Security Deposit Fund (when determining whether CME has a Remaining Account Surplus).

“Return of Guaranty Payment” means the amount, if any, that is determined pursuant to Section 7(e) of this Agreement.

“Rules” means the By-Laws, Policies, Procedures and Rules of CME (“CME Rules”), the By-Laws, Regulations, Rules, Procedures, Policies and Resolutions of NYMEX (“NYMEX Regulations”) as they may be in effect from time to time.

“Security Deposit Fund” means a fund maintained by CME consisting of required contributions by Clearing Members and other funds that is maintained for the purpose of securing the obligations of the depositing Clearing Member to CME (in relation to the Security Deposit Fund) and ensuring the financial integrity of the CME. The term “Security Deposit Fund” shall include, for such purposes, any right or recourse of CME to assess its Clearing Members, any insurance cover, guarantee or analogous arrangement. For the avoidance of doubt, “Security Deposit Fund” shall not include a Clearing Member’s ownership of the stock issued by CME.

2. Participation. (a) CME and NYMEX shall determine which of its Clearing Members is eligible to become a Cross-Margining Participant; provided that in order to become a Cross-Margining Participant, a Clearing Member of either CME or NYMEX must be, or have an Affiliate that is, a Clearing Member of the other Clearing Organization that such other Clearing Organization has determined to be eligible to be a Cross-Margining Participant. A common member of CME and NYMEX shall become a Cross-Margining Participant upon acceptance by CME and NYMEX of an agreement in the form of Appendix C hereto. A member of CME and its Affiliate that is a member of NYMEX shall become Cross-Margining Participants and Cross-Margining Affiliates of one another upon acceptance by CME and NYMEX of an agreement in the form of Appendix D hereto. Either CME or NYMEX may require a Cross-Margining Participant to provide an opinion of counsel as to the enforceability of the provisions of this Agreement and the Rules of the applicable Clearing Organization with respect to such Cross-Margining Participant and its Cross-Margining Affiliate, if any, and where such opinion is provided it shall be shared with the other Clearing Organization.

(b) CME and NYMEX may terminate the participation under this Cross-Margining Agreement of a particular Cross-Margining Participant (and its Cross-Margining Affiliate, if any) upon two Business Days’ prior written notice to the other parties and such Cross-Margining Participant (and its Cross-Margining Affiliate, if any). A Cross-Margining Participant may terminate its participation under this Cross-Margining Agreement (and that of its Cross-Margining Affiliate, if any) upon two Business Days’ prior written notice to CME and NYMEX, if applicable; provided, however, that no such termination shall be effective so long as any Cross-Margining Reduction or Guaranty with respect to that Cross-Margining Participant or its Cross-Margining Affiliate is outstanding between and CME and NYMEX.

3. Positions Subject to Cross-Margining. All positions in Eligible Products maintained by a Cross-Margining Participant in its proprietary account(s) at CME and all positions in Eligible Products maintained by a Cross-Margining Participant in its proprietary account(s) at NYMEX shall be deemed to be Eligible Positions for purposes of this Agreement. Upon receipt of any required regulatory approval, the parties hereto agree to include positions in Eligible Products maintained by Cross-Margining Participants in their respective customer accounts at CME and NYMEX to be deemed to be Eligible Positions for purposes of this Agreement.

4. Inter-Commodity Spread Credit and Spread Priorities. For purposes of calculating the Cross-Margining Reduction for Eligible Positions at CME and NYMEX in accordance with Section 5 of this Agreement, CME and NYMEX shall jointly agree to the inter-commodity spread credit(s) applicable to Eligible Products and shall apply that credit in their margining of Cross-Margining Participants (such agreed upon credit is referred to herein as the “Cross Margin Spread Credit Rate”). A review of the currently applicable Cross Margin Spread Credit Rate(s) shall take place not less than each quarter or at the request of either Clearing Organization. In the event of a difference of view concerning the Cross Margin Spread Credit Rate, the lower of the Cross Margin Spread Credit Rates proposed by the Clearing Organizations shall be applied. The Clearing Organizations shall give the Eligible Products the spread priorities which are consistent with the general approach to such priorities in their respective margining programs. The initial spread priorities between Eligible Products for purposes of this Cross-Margining Agreement (referred to herein as the “Cross Margin Spread”) are set forth in Appendix B to this Agreement. Modifications to the Cross Margin Spread Credit Rate(s) and/or the Cross Margin Spread(s) will be discussed and agreed to by the Clearing Organizations and notification of any such modifications will be sent to Cross-Margining Participants.

5. Calculation of the Cross-Margining Reduction. (a) On each Business Day on and after the Effective Date, CME and NYMEX shall each run one or more margin cycles as each Clearing Organization’s business needs require. Such margin cycles need not occur simultaneously. At the conclusion of a specified margin cycle(s) (as set forth in Appendix F hereto) the Clearing Organizations will each calculate a total Cross-Margining Reduction with respect to each Cross-Margining Participant’s Offsetting Positions using the Cross Margin Spread Credit Rate(s) and Cross Margin Spread(s) as described in Section 4 of the Agreement. With respect to the agreed upon Cross Margin Spread(s), the Clearing Organizations shall calculate the outright margin requirement currently required by each Clearing Organization on its leg of the Cross Margin Spread. For each recognized Cross Margin Spread, the amount of the Cross-Margining Reduction shall be limited to the agreed upon Cross Margin Spread Credit Rate times the lower of (a) CME’s outright margin requirement on its leg of the Cross Margin Spread or (b) NYMEX’s outright margin requirement on its leg of the Cross Margin Spread. The sum of the Cross-Margining Reductions for each recognized Cross Margin Spread shall be the total Cross-Margining Reduction on the Offsetting Positions. The CME shall use its SPAN® margining program and NYMEX shall also use the SPAN® margining program or some other agreed upon method to make such calculations. Both CME and NYMEX shall promptly inform each other of changes to the margin rates applicable to the Eligible Products.

Attached as Appendix E are non-exhaustive examples that illustrate how the Cross-Margining Reduction will be calculated. In the event of inconsistency between Appendix E and the provisions of the main part of this Agreement, the main part of the Agreement shall control.

If an Eligible Product is cross-marginable with more than one other contract across more than one other clearing organization, a particular Eligible Position may only be allocated to a single clearing organization (including the other Clearing Organization to this Agreement). Allocation of Eligible Positions shall, where possible, be accomplished in a manner that maximizes the cross-margin benefits for Cross-Margining Participants. In making a request for payment under the terms of this Agreement, either Clearing Organization shall demonstrate the impact of any other agreement or agreements in respect of the Eligible Products on its Net Loss.

Notwithstanding any other provision of this Agreement, each of CME and NYMEX may unilaterally determine, on any Business Day, to reduce (including to reduce to zero) the Eligible Positions allocated to the other Clearing Organization for cross-margining with respect to any individual Cross-Margining Participant or with respect to all Cross-Margining Participants. A Clearing Organization that makes such a unilateral determination shall promptly notify the other Clearing Organization that it has done so.

CME shall inform NYMEX, and NYMEX shall inform CME, of the exact method used to calculate the amount of Eligible Positions and the Margin requirements with respect thereto. CME shall inform NYMEX, and NYMEX shall inform CME, of any non-emergency changes in such calculations no less than 30 days prior to implementation of such change, with the understanding that this obligation to provide advance notice of changes in such method shall not limit either Clearing Organization’s rights under the preceding paragraph or its right under Section 5(c) below to determine its actual Margin requirements with respect to a Cross-Margining Participant’s Eligible Positions. CME shall inform NYMEX, and NYMEX shall inform CME, in advance (and to the extent practicable, not less than 30 calendar days in advance) of any non-emergency change to the contract specifications of their respective Eligible Products. Each Clearing Organization shall inform the other as soon as reasonably practicable of any emergency change to either the method used to calculate Eligible Positions or the Margin requirements with respect thereto, or to contract specifications of any Eligible Product.

(b) The CME and NYMEX agree to reduce a Cross-Margining Participant’s actual Margin requirement with respect to the Eligible Positions in an amount equal to the Cross-Margining Reduction. The CME and NYMEX agree to jointly monitor the relative size of the Cross-Margining Reductions and agree to work together in good faith to modify the calculation in the event of any significant disparity between the Clearing Organizations’ Cross-Margining Reductions. Notwithstanding the foregoing provisions of this paragraph, the CME shall require an additional amount of actual Margin (the “Supplemental Margin”) with respect to the Eligible Positions of each Cross-Margining Participant it margins to take into account risks that may be associated with certain CME Eligible Products that contain components that are not-related to any NYMEX Eligible Product. The amount of the Supplemental Margin required by the CME shall be computed according to the method mutually agreed upon by CME and NYMEX.

(c) Notwithstanding any other provision of this Agreement, each Clearing Organization may unilaterally determine its Margin requirements in respect of a Cross-Margining Participant’s Eligible Positions taking into consideration market conditions, the financial condition of a Cross-Margining Participant (or its Cross-Margining Affiliate), the size of positions carried by a Cross-Margining Participant (or its Cross-Margining Affiliate) or any other factor or circumstance deemed by it to be relevant. CME and NYMEX shall each determine to its own satisfaction that the Margin it requires in respect of a Cross-Margining Participant’s Eligible Positions, together with the Guaranty of the other Clearing Organization, is adequate to protect itself. In general, any such unilateral determination of a Clearing Organization’s Margin requirements with respect to a Cross-Margining Participant’s Eligible

Positions may only result in an increase to a Cross-Margining Participant’s Margin requirement. However, if a Clearing Organization makes a unilateral determination to increase the amount of Cross-Margining Reduction given to a Cross-Margining Participant on its Offsetting Positions, then the amount of such “Additional Cross-Margining Reduction” shall be added to the calculation of the amount of proceeds from the liquidation of Margin collateral that is associated with the Offsetting Positions when determining whether the Defaulting Member has a Net Surplus or Net Loss in accordance with Section 7 of this Agreement. In the event that a Margin requirement with respect to a Cross-Margining Participant’s Eligible Positions is unilaterally modified by a Clearing Organization, such Clearing Organization shall promptly provide notice of the change to the other Clearing Organization.

Absent gross negligence or willful misconduct, neither Clearing Organization shall have liability to the other Clearing Organization or to any other person based solely upon an allegation or the fact that any information given or calculated pursuant to Section 5 of this Agreement was inaccurate or inadequate. Any calculation of a Cross-Margining Reduction provided for in Section 5 of this Agreement shall not result in any guarantee to any Cross-Margining Participant that such calculation will yield any, or the highest possible, Cross-Margining Reduction.

6. Daily Procedures for Exchange of Cross-Margining Data. (a) All daily settlements of funds and securities, including Margin payments, with respect to Eligible Positions and transactions relating to Eligible Positions shall be conducted on each Business Day in accordance with the ordinary settlement procedures of each Clearing Organization; provided, however, that CME and NYMEX shall establish procedures, including time frames, to exchange on each Business Day such information as may reasonably be required in order to calculate the Cross-Margining Reduction for each Cross-Margining Participant and to ensure that both CME and NYMEX are informed of the amount of such Cross-Margining Reduction. CME and NYMEX agree that each will include in such exchange of information such other settlement information as the other Clearing Organization may reasonably request in relation to the Cross-Margining Arrangement. The initial procedures and time frames for such exchange of information are set forth on Appendix F to this Agreement.

In addition to the time frames set forth in Appendix F, the Clearing Organizations may release excess Margin or Guaranty Fund or Security Deposit Fund collateral, as applicable, to Cross-Margining Participants in accordance with such Clearing Organization’s normal procedures. In the event that a Clearing Organization is unable to exchange the information necessary for the other Clearing Organization to calculate the Cross-Margining Reduction due to systems or operational malfunctions, the Clearing Organizations shall use the information last received from the other Clearing Organization to calculate the Cross-Margining Reduction; provided that, in accordance with Section 5(c) of this Agreement, a Clearing Organization shall have the discretion unilaterally to determine its Margin requirements in respect of a Cross-Margining Participant’s Eligible Positions. Notwithstanding the foregoing, neither CME nor NYMEX shall make payment to a Cross-Margining Participant with respect to any Mark-to-Market payment, original margin, initial margin, Security Deposit Fund or Guaranty Fund payment, as applicable, or other margin or settlement payment due to such Cross-Margining Participant with respect to Eligible Positions prior to the times specified in Appendix G on any

Business Day. Notwithstanding any other provision of this Agreement other than the preceding sentence, neither CME nor NYMEX shall be prevented from conducting any margin cycle (including intraday settlement variation cycles).

In the event that either CME or NYMEX is notified prior to such time on any Business Day that a Cross-Margining Participant or its Cross-Margining Affiliate has failed to make any Margin or settlement payment due to the other Clearing Organization, then the Clearing Organization receiving such notice shall withhold any such Margin or settlement payment (or other releases of “excess” collateral) otherwise due to (or requested by) its Cross-Margining Participant until such time as the Clearing Organization receiving the notice has determined whether or not to suspend its Cross-Margining Participant or liquidate such Cross-Margining Participant’s positions. If the Clearing Organization receiving such notice determines to suspend or liquidate as referred to above, such Margin or settlement payment shall be applied by the Clearing Organization in accordance with its Rules and with this Agreement.

(b) On any day that is a Business Day for CME and not for NYMEX or vice versa, the Clearing Organization that is open for business shall use the information last received from the other Clearing Organization to calculate the Cross-Margining Reduction; provided that, in accordance with Section 5(c) of this Agreement, a Clearing Organization shall have the discretion unilaterally to determine its Margin requirements in respect of a Cross-Margining Participant’s Eligible Positions. Days that are holidays and therefore not Business Days for CME or for NYMEX are set forth on Appendix H.

7. Suspension and Liquidation of a Cross-Margining Participant. (a) Either CME or NYMEX may at any time exercise any rights under its Rules to terminate, suspend or otherwise cease to act for or limit the activities of a Cross-Margining Participant (a “Defaulting Member”) and to liquidate the positions and Margin of such Cross-Margining Participant. Upon such event, the terminating or suspending Clearing Organization shall immediately by telephone or in person, and thereafter in writing, notify the other Clearing Organization of such event and the other Clearing Organization shall exercise any rights under its Rules to terminate, suspend or otherwise cease to act for or limit the activities of the Defaulting Member. Both such Clearing Organizations shall promptly liquidate to the extent permitted by applicable law (through market transactions or other commercially reasonable means) the Eligible Products and Margin of such Defaulting Member (or its Cross-Margining Affiliate, as the case may be) at such Clearing Organizations except to the extent that CME and NYMEX mutually agree to delay liquidation of some or all of such Eligible Products and Margin or except to the extent that either determines unilaterally not to do so as provided below. CME and NYMEX shall use reasonable efforts to coordinate the liquidation of Eligible Products so that offsetting or hedged positions at CME and NYMEX can be closed out simultaneously.

Any funds received by a Clearing Organization as a result of the liquidation of positions and Margin of a Cross-Margining Participant pursuant to this Section 7 shall be applied in accordance with the following paragraphs of this Section and the Rules of the Clearing Organization.

(b) In order to establish whether a Guaranty Payment must be made by one Clearing Organization to the other, the Clearing Organizations shall determine if a Net Surplus or Net Loss on Offsetting Positions exists. The Clearing Organizations shall first determine if a Net Surplus or Net Loss exists with respect to Offsetting Positions by liquidating the positions in Eligible Products and Margin of the Defaulting Member (and its Affiliate). Net Surplus or Net Loss on Offsetting Positions shall be determined in the following manner:

(i) Proceeds from Liquidation of Offsetting Positions:

•	Proceeds from the liquidation of the long side of market positions (long futures, long calls and short puts) shall be computed separately from the short side of market positions (short futures, short calls and long puts). When positions are liquidated as spread transactions (e.g., as a calendar spread or an option spread such as a straddle), a fair market price will be attributed to each leg of the spread to prevent unduly shifting gains or losses from one side of the market to the other.

•	Only the proceeds from the side of market that was offset pursuant to this Agreement at the Last Paid Margin Cycle will be allocated to determine Net Surplus or Net Loss.

•	For options (calls and puts), only the net change in value from the Last Paid Margin Cycle to the liquidation value shall be used to calculate the proceeds attributable to the liquidation of Eligible Products. The value of the options from the Last Paid Margin Cycle will be used to establish a liquidation of Margin collateral value (in the case of long option value) or a liability (in the case of short option value).

•	The portion of the proceeds from the liquidation of the Eligible Positions that will be allocated to the Offsetting Positions will be the portion determined by multiplying the liquidation proceeds (as determined above) by the percentage that the number of “futures equivalent” Offsetting Positions are to the total number of “futures equivalent” Eligible Positions on the side of the market that was offset. Where “futures equivalent” means the measure of the size of a portfolio containing futures and/or options on futures, in terms of an equivalent standard full size futures contract.

(ii) Proceeds from the liquidation of Margin collateral associated with Offsetting Positions:

•	All Margin collateral held in support of the Defaulting Member’s account will be liquidated (this includes options in Eligible Products, but may or may not include options in non-Eligible Products). The value of the options at the Last Paid Margin Cycle will be used to establish a Margin collateral or liability value.

•	The portion of the proceeds from the liquidation of collateral that will be allocated to the Offsetting Positions, will be the ratio that the Offsetting Positions contributed to the total SPAN risk requirement at the Last Paid Margin Cycle. Any Supplemental Margin collected or other unilateral decrease in the amount of Cross-Margining Reduction given to the Defaulting Member at the Last Paid Margin Cycle will be considered as an increase in the SPAN risk requirement.

•	In the event that a Clearing Organization unilaterally gave the Defaulting Member an “Additional Cross-Margining Reduction” as allowed pursuant to Section 5(c) of this Agreement, then such additional amount shall be added to both the numerator and the denominator of the above ratio of Offsetting Positions to the total SPAN risk requirement at the Last Paid Margin Cycle.

(iii) Net Surplus or Net Loss on Offsetting Positions will be the sum of the 7(b)(i) and (ii). In the event that the sum is a positive number, a Net Surplus will result. In the event that the above result is a negative number, a Net Loss will result.

Attached as Appendix I are non-exhaustive examples that illustrate how the above Net Surplus/Net Loss calculation will operate. In the event of inconsistency between Appendix I and the provisions of the main part of this Agreement, the main part of this Agreement shall control.

For purposes of the foregoing determination of whether a Clearing Organization has a Net Surplus or Net Loss, a Clearing Organization that has elected unilaterally not to liquidate any of the Eligible Products and Margin of the Defaulting Member or its Cross-Margining Affiliate shall be deemed to have a Net Surplus equal to the Net Loss of the Clearing Organization that liquidated its Defaulting Member. A Clearing Organization that has elected to liquidate a portion, but not all, of the Eligible Products of the Defaulting Member or its Cross-Margining Affiliate (a “Partially Liquidating CO”) shall be deemed to have a Net Surplus or Net Loss equal to the gain or loss on the liquidated portion (determined after application of all Offsetting Margin) plus a gain equal to a pro rated amount of the Net Loss of the Clearing Organization that liquidated its Defaulting Member, pro rated based on the portion of the Eligible Products that the Partially Liquidating CO did not liquidate.

(c) A Guaranty Payment between the Clearing Organizations shall be “triggered” in the circumstances set forth in section 7(d) below. If each Clearing Organization cross-margins more than one Eligible Product with the other Clearing Organization, Offsetting Positions between such Eligible Products shall be separately calculated to determine the Guaranty Payment, if any. If applicable, the Clearing Organizations shall net Guaranty

Payments among Offsetting Positions. In liquidating positions and Margin of their respective Cross-Margining Participant(s), CME and NYMEX shall each determine as soon as practicable but in any event within seven (7) Business Days following a suspension or termination, the Net Loss or Net Surplus on Offsetting Positions at that Clearing Organization. The calculation of the Net Loss or Net Surplus on Offsetting Positions by CME and NYMEX shall be independent of, and not include, any other cross-margining or loss sharing programs either Clearing Organization is currently participating in or may in the future participate in. CME shall notify NYMEX and NYMEX shall notify CME of the amount of its own Net Loss or Net Surplus on Offsetting Positions and, in such detail as may reasonably be requested, the means by which such Net Loss or Net Surplus on Offsetting Positions was calculated.

(d) Guaranty Payment. If CME and NYMEX each have a Net Loss or a Net Surplus on Offsetting Positions, or one Clearing Organization has a Net Loss and the other Clearing Organization has a Net Surplus on Offsetting Positions, or one Clearing Organization has either a Net Loss or a Net Surplus on Offsetting Positions and the other Clearing Organization has neither a Net Loss nor a Net Surplus on Offsetting Positions, a Guaranty Payment shall be made between the Clearing Organizations that will equalize the Net Loss or Net Surplus on Offsetting Positions between the Clearing Organizations. If the Clearing Organizations have equal Net Losses or equal Net Surpluses, then no payment will be made between the Clearing Organizations (except that a “Maximization Payment” under Section 8C below may be made). The Clearing Organization receiving a payment shall be the “Beneficiary” and the Clearing Organization making the payment shall be the “Guarantor.” The Guarantor shall make such Guaranty Payment promptly by Fed wire transfer to the designated account of the Beneficiary and in any event not later than the second Business Day next following such determination. If at any time within six months following the suspension or termination of a Cross-Margining Participant, either Clearing Organization determines that any amount paid to the other Clearing Organization in respect of a Guaranty was incorrect (including any possible return of Guaranty Payment as determined below in Section 7(e)) either because of errors in calculation at the time or because new information relevant to the determination of such amount was discovered after the determination of such amount, the Clearing Organizations shall cooperate with one another to recalculate the appropriate amount of any Guaranty payments to be made and shall make any necessary payments by Fed wire transfer to one another to correct the error within two Business Days following completion of such recalculation.

Attached as Appendix J are non-exhaustive examples that illustrate how the above loss-sharing provisions will operate. In the event of inconsistency between Appendix J and the provisions of the main part of this Agreement, the main part of this Agreement shall control.

(e) Possible Return of Guaranty Payment. A Beneficiary may be required to return all or a portion of the Guaranty Payment it received under the circumstances set forth in this paragraph. In order to establish whether the Guaranty Payment shall be returned, in whole or in part, to the Guarantor, the Beneficiary shall promptly determine whether it has a Proprietary Account Surplus or Proprietary Account Deficit. If the Beneficiary has a Proprietary Account Surplus, it shall make a payment to the Guarantor, in respect of a Guaranty, known as the “Return of Guaranty Payment” and equal to the lesser of: (i) the Beneficiary’s Proprietary Account Surplus or (ii) the amount of the initial Guaranty Payment. Such “Return of Guaranty Payment” shall be made promptly and in no event later than the third business day following the calculation of the Proprietary Account Surplus by the Beneficiary. Such payment shall be made in immediately available funds.

A Clearing Organization making a Return of Guaranty Payment pursuant to this Agreement shall not pay out any Proprietary Account Surplus that it is legally prohibited from paying. Each Clearing Organization may, in its discretion, apply internally, Proprietary Account Surpluses to the Defaulting Member’s customer or client deficits prior to making a Return of Guaranty Payment where permitted by applicable law, and shall do so, if required by applicable law.

(f) In the event that a Guarantor becomes obligated to make a Guaranty Payment to the Beneficiary in respect of the obligation of a Defaulting Member or its Cross-Margining Affiliate to the Beneficiary, the Defaulting Member and such Affiliate, shall thereupon immediately be obligated, whether or not the Guarantor has then made the Guaranty payment to the Beneficiary, to reimburse the Guarantor for the amount of the Guaranty payment as determined by the Guarantor, and the Guarantor shall be subrogated to all of the rights, if any, of the Beneficiary against the Defaulting Member or its Cross-Margining Affiliate. Such obligation (the “Reimbursement Obligation”) shall be due immediately upon a demand by the Guarantor to the Defaulting Member or its Cross-Margining Affiliate specifying the amount of such obligation. In the event that the final amount of the Guaranty Payment is greater or less than the amount originally determined, the Reimbursement Obligation shall be adjusted accordingly and payment of the difference shall be made between the Guarantor and the Defaulting Member or its Cross-Margining Affiliate, as appropriate.

It is understood and agreed that any payment between the Guarantor or its Cross-Margining Participant and the Beneficiary with respect to the Guaranty, and any payment between the Defaulting Member or its Cross-Margining Affiliate and the Guarantor, is a “margin payment” as defined in Section 761 of the Bankruptcy Code. In the event that the Guarantor had a Proprietary Account Surplus or a Remaining Account Surplus in respect of the Defaulting Member or its Cross-Margining Affiliate, such surplus shall constitute “cash, securities, or other property held by or due from” the Guarantor within the meaning of Section 362 of the Bankruptcy Code, and the Reimbursement Obligation of the Defaulting Member or its Cross-Margining Affiliate shall be netted and set off against such surplus, and any remaining surplus shall be returned to the Defaulting Member or its representative or otherwise disposed of in accordance with the Rules of the Guarantor.

For purposes of Title IV, Subtitle A of the Federal Deposit Insurance Corporation Improvement Act of 1991 (12 USC 4401-4407), this Agreement shall be deemed to be a “netting contract” and all payments made or to be made hereunder, including payments made in accordance with this Agreement in connection with the liquidation of a Cross-Margining Participant shall be deemed to be “covered contractual payment obligations” or “covered contractual payment entitlements,” as the case may be, as well as “covered clearing obligations.”

8A. Guaranty of CME to NYMEX. (a) CME hereby unconditionally guaranties the prompt payment when due (whether at maturity, by declaration, by demand or otherwise), and at any and all times thereafter, of all indebtedness and other obligations of every kind and nature of each Cross-Margining Participant or its Cross-Margining Affiliate (hereafter referred to, in either case, as NYMEX’s Debtor) to NYMEX, direct or indirect, absolute or contingent, due or to become due whether new or hereafter existing, arising from or related to, but limited to the amount determined under Section 7 of this Agreement (such indebtedness being hereinafter called the “Indebtedness to NYMEX”). CME further agrees to pay any and all reasonable costs and expenses (including, without limitation, counsel fees and expenses) incurred by NYMEX in enforcing its rights against CME under this Section 8A.

(b) The liability of CME under this Guaranty shall be unconditional and irrespective of (i) any lack of enforceability of any Indebtedness to NYMEX or any guaranty thereof; (ii) any change of the time, manner or place of payment, or any other term, of any Indebtedness to NYMEX or any guaranty thereof; (iii) any taking, exchange, subordination, release or non-perfection of any collateral securing payment of any Indebtedness to NYMEX; (iv) the acceptance of additional parties or the release of anyone primarily or secondarily liable on the Indebtedness to NYMEX; (v) any law, rule, regulation or order of any jurisdiction or any governmental, regulatory or administrative authority of any kind, whether now or hereafter in effect, affecting any term of any Indebtedness to NYMEX or any guaranty or security therefor or NYMEX’s rights with respect thereto; and (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, NYMEX’s Debtor or a guarantor. CME waives promptness, diligence, and notices with respect to any Indebtedness to NYMEX and this Guaranty and any requirement that NYMEX exhaust any right or take any action against NYMEX’s Debtor or any other person or entity or with respect to any guaranty or collateral security therefor and any duty on NYMEX’s part to disclose to CME any matter, fact or thing related to the business, operations or conditions (financial or otherwise) of NYMEX’s Debtor or its affiliates or its property, whether now or hereafter known by NYMEX. CME acknowledges that this Guaranty is a guaranty of payment not collection and that CME has made and will continue to make its own investigations with respect to all matters regarding NYMEX’s Debtor.

(c) In the event that CME makes any payment to NYMEX under this Guaranty, and to the extent such payment is not returned to CME in whole or in part pursuant to Section 7(e) of this Agreement, CME shall be subrogated to the rights of NYMEX against the Cross-Margining Participant or its Cross-Margining Affiliate in respect of whose Indebtedness to NYMEX such Guaranty payment was made and to the rights of NYMEX against any other guarantor or other third party with respect to such Indebtedness to NYMEX. However, notwithstanding the CME’s subrogation rights hereunder, the Defaulting Member is directly required under the CME Rules to satisfy its Reimbursement Obligation to the CME. NYMEX shall not be liable for any payment to be made by CME under this Agreement, including, without limitation, any Guaranty Payment or Maximization Payment.

(d) All of NYMEX’s rights and remedies provided for herein or otherwise available to CME at law or otherwise, and all of the CME’s direct legal rights against the Defaulting Member and its Affiliate, shall be cumulative to the extent permitted by law.

8B. Guaranty of NYMEX to CME. (a) NYMEX hereby unconditionally guaranties the prompt payment when due (whether at maturity, by declaration, by demand or otherwise), and at any and all times thereafter, of all indebtedness and other obligations of every kind and nature of each Cross-Margining Participant or its Cross-Margining Affiliate (hereafter referred to, in either case, as CME’s Debtor) to CME, direct or indirect, absolute or contingent, due or to become due whether new or hereafter existing, arising from or related to, but limited to the amount determined under Section 7 of this Agreement (such indebtedness being hereinafter called the “Indebtedness to CME”). NYMEX further agrees to pay any and all reasonable costs and expenses (including, without limitation, counsel fees and expenses) incurred by CME in enforcing its rights against NYMEX under this Section 8B.

(b) The liability of NYMEX under this Guaranty shall be unconditional and irrespective of (i) any lack of enforceability of any Indebtedness to CME or any guaranty thereof; (ii) any change of the time, manner or place of payment, or any other term, of any Indebtedness to CME or any guaranty thereof; (iii) any taking, exchange, subordination, release or non-perfection of any collateral securing payment of any Indebtedness to CME; (iv) the acceptance of additional parties or the release of anyone primarily or secondarily liable on the Indebtedness to CME; (v) any law, rule, regulation or order of any jurisdiction or any governmental, regulatory or administrative authority of any kind, whether now or hereafter in effect, affecting any term of any Indebtedness to CME or any guaranty or security therefor or CME’s rights with respect thereto; and (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, CME’s Debtor or a guarantor. NYMEX waives promptness, diligence, and notices with respect to any Indebtedness to CME and this Guaranty and any requirement that CME exhaust any right or take any action against CME’s Debtor or any other person or entity or with respect to any guaranty or collateral security therefor and any duty on CME’s part to disclose to NYMEX any matter, fact or thing related to the business, operations or conditions (financial or otherwise) of CME’s Debtor or its affiliates or its property, whether now or hereafter known by CME. NYMEX acknowledges that this Guaranty is a guaranty of payment not collection and that NYMEX has made and will continue to make its own investigations with respect to all matters regarding CME’s Debtor.

(c) In the event that NYMEX makes any payment to CME under this Guaranty, and to the extent such payment is not returned to NYMEX in whole or in part pursuant to Section 7(e) of this Agreement, NYMEX shall be subrogated to the rights of CME against the Cross-Margining Participant or its Cross-Margining Affiliate in respect of whose Indebtedness to CME such Guaranty payment was made and to the rights of CME against any other guarantor or other third party with respect to such Indebtedness to CME. However, notwithstanding NYMEX’s subrogation rights hereunder, the Defaulting Member is directly required under the NYMEX Rules to satisfy its Reimbursement Obligation to NYMEX. CME shall not be liable for any payment to be made by NYMEX under this Agreement, including, without limitation, any Guaranty Payment or Maximization Payment.

(d) All of CME’s rights and remedies provided for herein or otherwise available to NYMEX at law or otherwise, and all of the NYMEX’s direct legal rights against the Defaulting Member and its Affiliate, shall be cumulative to the extent permitted by law.

8C. Maximization Payment.

(a) If, after payment is made under the Guaranty referred to in Sections 8A and 8B of this Agreement, CME has a Remaining Account Surplus, CME shall distribute such surplus among NYMEX and the other clearing organizations with which CME has similar cross-margining arrangements in proportion to the Cross-Margining Reduction amounts (or comparable amounts under such other cross-margining agreements) most recently calculated prior to the suspension or termination of the Defaulting Member pursuant to their applicable cross-margining agreements until either (i) all the Defaulting Member’s (or its Cross-Margining Affiliate’s) obligations to such clearing organizations are fully satisfied or (ii) CME’s Remaining Account Surplus has been used up.

(b) If, after payment is made under the Guaranty referred to in Sections 8A and 8B of this Agreement, NYMEX has a Remaining Account Surplus, NYMEX shall distribute such surplus among CME and the other clearing organizations with which NYMEX has similar cross-margining arrangements in proportion to the Cross-Margining Reduction amounts (or comparable amounts under such other cross-margining agreements) most recently calculated prior to the suspension or termination of the Defaulting Member pursuant to their applicable cross-margining agreements until either (i) all the Defaulting Member’s (or its Cross-Margining Affiliate’s) obligations to such clearing organizations are fully satisfied or (ii) NYMEX’s Remaining Account Surplus has been used up.

(c) A Clearing Organization making a Maximization Payment pursuant to this Agreement shall not pay out any Remaining Account Surplus that it is legally prohibited from paying. Each Clearing Organization may, in its discretion, apply internally, Remaining Account Surpluses to the Defaulting Member’s customer or client deficits prior to making a Maximization Payment where permitted by applicable law, and shall do so, if required by applicable law.

9. Confidentiality. (a) Except as expressly authorized in this Agreement, each party shall maintain in confidence, and shall not disclose to any individual or entity that is not a party to this Agreement, any information obtained by it from the other Clearing Organization in connection with this Agreement or the transactions or activities contemplated herein with respect to any party or the positions, transactions or financial condition of any Clearing Member (“Confidential Information”). The foregoing shall not apply to: (i) any information which is or becomes generally known to the public, other than through an action or failure to act by such party or Clearing Member, or (ii) the disclosure of Confidential Information to a third party to whom such information was previously known. This Section 9 shall not prohibit any party from furnishing Confidential Information to the CFTC, or pursuant to any surveillance agreement or similar arrangement to which such party is a party, to any “self-regulatory organization” within the meaning of the CEA or to any other government or regulatory body, or to a Representative of such Clearing Organization with a “need to know” the Confidential Information who has been instructed to maintain the confidentiality of such Confidential Information in accordance with the provisions of this Agreement and who has agreed to do so. The term “Representative” shall mean, with respect to a Clearing Organization, such Clearing Organization’s directors, officers, employees, agents, consultants and professional advisers.

(b) In the event that any party is required by subpoena, or by any other order of court, law or regulation to disclose any Confidential Information in the possession of such party, it is agreed that the party which is subject to such requirement shall provide the other party with prompt notice of such requirement so that the other party may seek an appropriate protective order and/or waive compliance with the provisions of this Section with respect to such required disclosure. In the event that such other party determines to seek a protective order, the party subject to the requirement shall cooperate to the extent reasonably requested by the other. It is further agreed that if in the absence of a protective order or the receipt of a waiver hereunder, the party subject to the requirement is nonetheless, in the reasonable opinion of its counsel, compelled to disclose such Confidential Information to any tribunal or regulatory agency or else stand liable for contempt or suffer other censure or penalty, such party may produce such Confidential Information without liability under this Section 9.

10. Indemnification. (a) Each of the parties (each, individually an “Indemnitor”) shall indemnify, defend and hold harmless the other, its directors, officers, employees, agents and each person, if any, who controls the indemnified party (each an “Indemnified Party”) against any Claims and Losses (as defined below) incurred by an Indemnified Party as the result, or arising from allegations, of any act or failure to act by the Indemnitor in connection with this Agreement if such act or failure to act constitutes either (i) gross negligence or willful misconduct on the part of the Indemnitor; or (ii) a material breach of this Agreement, or any obligation undertaken in connection with this Agreement, any Rule of the Indemnitor (except to the extent that such Rule is inconsistent with the provisions of this Agreement), or any law or governmental regulation applicable to the Indemnitor.

(b) As used in this Section 10, the term “Claims and Losses” means any and all losses, damages and expenses whatsoever arising from claims of third parties including, without limitation, liabilities, judgments, damages, costs of investigation, reasonable attorney’s fees and other expenses and amounts paid in settlement (pursuant to consent of the Indemnitor, which consent shall not be unreasonably withheld) in connection with any action, suit, litigation, claim or proceeding to which an Indemnified Party is made a party defendant, or is threatened to be made such a party.

(c) Promptly after receipt by an Indemnified Party of notice of the commencement of any action or the assertion of any claim against such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnitor, notify the Indemnitor in writing of the commencement of such action or assertion of such claims, but the omission so to notify the Indemnitor will not relieve the Indemnitor from any liability which it may have to any Indemnified Party except to the extent that the Indemnitor has been prejudiced by the lack of prompt notice and shall in any event not relieve the Indemnitor of any liability which it may have to an Indemnified Party otherwise than under this Section 10. In case any such action is brought against any Indemnified Party, and such party promptly notifies the Indemnitor of the commencement thereof, the Indemnitor will be entitled to participate in, and, to the extent that it may wish, to assume and control the defense thereof, with counsel chosen by it, and, after notice from the Indemnitor to such Indemnified Party of its election so to assume the defense thereof, the Indemnitor will not be liable to such Indemnified Party under this Section 10 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, but the Indemnified Party may, at its own expense, participate in such defense by counsel chosen by it, without, however, impairing the Indemnitor’s control of the defense. In any action in which the named parties include the Indemnitor and one or more Indemnified Parties, the Indemnitor shall have the right to assume control of any legal defenses that are available to it and any of the Indemnified Parties. Notwithstanding the foregoing, in any action in which the named parties include both the Indemnitor and an Indemnified Party and in which the Indemnified Party shall have been advised by its counsel that there may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnitor, the Indemnitor shall not have the right to assume such different or additional legal defenses, and provided further that the Indemnitor shall not, in connection with one action or separate but substantially similar actions arising out of the same general allegations or circumstances, be liable for more than the reasonable fees and disbursements of one separate firm of attorneys for all of the Indemnified Parties for the purpose of conducting such different or additional legal defenses. The Indemnitor may negotiate a compromise or settlement of any such action or claim provided that such compromise or settlement does not require a contribution by, or otherwise adversely affect the rights of, the Indemnified Party.

11. Rules of the Clearing Organizations. CME and NYMEX each shall propose and use all reasonable efforts to obtain any necessary regulatory approval necessary to adopt and maintain in effect such provisions in its Rules as are reasonably necessary to implement the provisions of this Agreement. Without limiting the generality of the foregoing, such Rules shall provide in effect that Cross-Margining Participants of the Clearing Organization shall be bound by the provisions of this Agreement (as amended from time to time) and that the Clearing Organization may use its Security Deposit Fund or Guaranty Fund, as applicable, including any rights of assessments against its Clearing Members, to make payment under any Guaranty given by such Clearing Organization pursuant to Section 8A or 8B of this Agreement.

CME and NYMEX shall give each other reasonable notice of the intended effectiveness of any Rule or Rule amendment (other than an emergency rule or rule amendment, as to which notice shall be given promptly) adopted by such Clearing Organization if such Rule or Rule amendment relates in a material way to such Clearing Organization’s Security Deposit Fund or Guaranty Fund, as applicable, contributions to capital, or rights of assessment against its Clearing Members.

12. Representations and Warranties. (a) Each Party represents and warrants to the others, as of the date hereof and as of the Effective Date, and which representations and warranties shall be deemed to be repeated each day during the term of the Agreement, as follows:

(i) Good Standing. It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged and is duly qualified and authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to so qualify could have a material adverse effect on its financial condition, business or operations.

(ii) Corporate Power and Authority. It has all requisite corporate power and authority to enter into this Agreement and the agreements referenced in this Agreement, as applicable, and full power and authority to take all actions required of it pursuant to such agreements. This Agreement will constitute, when executed and delivered, valid and binding obligations of such party, and the execution, delivery and performance of all of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of such Party.

(iii) No Violation. Except for provisions as to which waivers have been obtained, and except to the extent representations made hereunder as of the date hereof may be subject to the regulatory approvals referred to in paragraph (b) hereof, the execution and delivery of this Agreement by the Clearing Organization and the performance of its obligations under this Agreement: (i) do not result in a violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of performance required by, any of the terms and provisions of its certificate or articles of incorporation, by-laws, rules or other governing documents, any note, debt instrument, or any other agreement to which it is a party or to which any of its assets or properties is subject, and will not be an event which after notice or lapse of time or both will result in any such violation, breach, conflict, default or acceleration; and (ii) do not result in a violation or breach of any law, judgment, decree, order, rule or regulation of any governmental authority or court, whether federal, state or local, at law or in equity, applicable to it or any of its assets or properties.

(b) Each party represents and warrants to the others, as of the Effective Date that all authorizations, permits, approvals or consents required to be obtained from, and all notifications and filings required to be made with, all governmental authorities and regulatory bodies and third parties to permit such party to place into effect this Agreement and to perform its obligations under this Agreement have been obtained.

13. Termination. (a) Each party may terminate this Agreement without cause by delivering written notice of termination to the other party specifying a termination date not less than 30 days following the date on which such notice is sent. Unless the parties otherwise agree, this Agreement shall terminate on the same date as the termination of that certain Services Agreement between the parties dated April 4th, 2006.

(b) In the event that any party fails to perform any material obligation under this Agreement and such failure is not promptly rectified after written notice thereof is sent to such party, the non-defaulting party may terminate this Agreement by delivering written notice of such termination to the other party specifying a termination date not less than five Business Days following the date on which such notice of termination is sent.

(c) In the event that a termination date is established under paragraphs (a), or (b) above, each party shall promptly notify all of its Cross-Margining Participants. Each party shall cooperate fully in exchanging all necessary data, records, computer files and other information, and in executing documents and taking other action necessary or appropriate to effect transfers, releases, etc. in order to effect termination of the Cross-Margining Arrangement as to the terminating parties. In the event that a liquidation of a Cross-Margining Participant is pending on the termination date, the provisions of this Agreement pertaining to such liquidation shall survive the termination until such liquidation has been completed and any Guaranty Payment, possible Return of Guaranty Payment and Maximization Payment that may be due from one Clearing Organization to the other in respect of such liquidation have been paid.

(d) All obligations arising under this Agreement prior to the termination thereof that remain unsatisfied shall survive the termination of this Agreement including any rights of subrogation under Sections 8A and 8B of this Agreement. In addition, the provisions of Section 9 shall survive the termination of this Agreement to the extent that they apply to Confidential Information received by a party prior to the termination of this Agreement, and the provisions of Section 10 shall survive the termination of this Agreement to the extent that the event giving rise to an obligation of indemnification occurs prior to the termination of this Agreement.

14. Information Sharing. (a) CME and NYMEX hereby agree to provide one another with the following information regarding their respective Cross-Margining Participants:

(i) If either Clearing Organization applies any special surveillance procedures to a Cross-Margining Participant or places such Cross-Margining Participant on “remedial action status”, “high risk status” or higher as provided in such Clearing Organization’s Rules, such Clearing Organization will inform the other Clearing Organization of that fact.

(ii) If either Clearing Organization requires more frequent reporting of financial information by a Cross-Margining Participant, that Clearing Organization will inform the other Clearing Organization of that fact and the period of reporting.

(iii) If either Clearing Organization increases the capital requirement for any Cross-Margining Participant, that Clearing Organization will notify the other Clearing Organization of that fact, the amount of the additional capital required and the deadline for meeting the requirement.

(iv) If either Clearing Organization imposes higher Margin requirements with respect to a particular Cross-Margining Participant, or issues a special intra-day call for Margin or settlement variation in respect of a Cross-Margining Participant, that Clearing Organization shall notify the other Clearing Organization of that fact and the amount of the additional Margin required.

(v) Each Clearing Organization shall, upon request by the other Clearing Organization, promptly furnish to such other Clearing Organization the following information with respect to each account carried by a Cross-Margining Participant with the Clearing Organization from whom the information is requested: (A) Margin required and on deposit in respect of such account, and (B) the dollar amount of any current settlement obligations owed to or by the Cross-Margining Participant that have been determined for such account in respect of variation margin, premiums, option exercises and any other settlements.

(vi) CME and NYMEX shall each promptly notify the other of any actions, disciplinary or otherwise, taken against a Cross-Margining Participant which it reasonably believes would prevent such Cross-Margining Participant from fulfilling its obligations under this Agreement.

(vii) Each Clearing Organization shall promptly notify the other in the event that the notifying Clearing Organization learns of any major processing difficulties (including, but not limited to, back-office or bank computer problems) or any major operational errors of a Cross-Margining Participant.

(viii) Each Clearing Organization agrees to notify the other Clearing Organization immediately in the event that a Cross-Margining Participant defaults materially in any settlement obligation (other than routine delays of not more than forty-eight hours in the physical delivery of underlying interests) or if either Clearing Organization suspends, terminates, ceases to act for, or liquidates any Clearing Member.

(ix) In the case of any notice given pursuant to paragraphs (i), (ii), (iii), (iv), (vii), or (viii) above, the Clearing Organization giving such notice shall also notify the recipient when the condition giving rise to such notice is terminated.

(b) CME agrees to inform NYMEX, and NYMEX agrees to inform CME, as requested, of the total size of or a material change in the total size of, and aggregate amount of required contributions to, such Clearing Organization’s Guaranty Fund or Security Deposit Fund, as applicable.

(c) Each Clearing Organization shall notify the other Clearing Organization of any material fine, penalty, disciplinary action, regulatory surveillance or other action taken against a Cross-Margining Participant by its Designated Self-Regulatory Organization or any other agency or body that has regulatory oversight over such Cross-Margining Participant.

(d) Any notice required to be given pursuant to this Section shall be given by telephone and facsimile promptly upon the occurrence of the event giving rise to the requirement of notification. Each such notice shall be directed as follows:

If to NYMEX:

Arthur McCoy Vice President; Financial Surveillance New York Mercantile Exchange, Inc. One North End Avenue New York, New York 10282
Telephone:	212-299-2928
Fax:	212-301-4712

Charles Bebel Vice President; Clearing Operations New York Mercantile Exchange, Inc. One North End Avenue New York, New York 10282
Telephone:	212-299-2130
Fax:	212-301-4506

Christopher Bowen Chief Administrative Officer New York Mercantile Exchange, Inc. One North End Avenue New York, New York 10282
Telephone:	212-299-2200
Fax:	212-299-2299

and

If to CME:

Ms. Kim Taylor Managing Director and President, Clearing House Division Chicago Mercantile Exchange
Telephone:	(312)930-3156
Fax:	(312)634-1553

Mr. Timothy Doar Managing Director, Risk Management Chicago Mercantile Exchange
Telephone:	(312)930-3162
Fax:	(312)930-1553

Either Clearing Organization may amend or supplement the notice information set forth above by fax notice to the other Clearing Organization containing the name and telephone number of any different or additional individual designated by such Clearing Organization pursuant to the preceding sentence.

(d) In the event that notification is given by a Clearing Organization pursuant to this Section, such Clearing Organization shall furnish to the other upon request such additional information or documents relating to the circumstances leading to the notification as may reasonably be requested by it. Notices shall be deemed given when received.

15. General Provisions.

(a) Further Assurances. Each party agrees, without additional consideration, to execute and deliver such instruments and take such other actions as shall be reasonably required or as shall be reasonably requested by the other party in order to carry out the transactions, agreements and covenants contemplated by this Agreement.

(b) Amendment, Modification and Waiver. Unless otherwise expressly provided herein, this Agreement may be permanently modified, amended or supplemented only by mutual written agreement of the parties. A party may temporarily waive or modify any condition intended to be for its benefit provided such waiver shall be in writing signed by the party or parties to be charged. Any delay or failure of a party hereto at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require future performance of that or any other provision of this Agreement and shall not be construed as a waiver of any subsequent breach of any provision, a waiver of this provision itself or a waiver of any other right under this Agreement. The parties shall inform their respective Cross-Margining Participants of any amendments or modifications made to this Agreement.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws (without regard to principles of conflicts of laws) of the State of Illinois.

(d) Notices. Unless otherwise expressly provided in this Agreement, all notices to be given by any party under this Agreement shall be in writing and shall be given by facsimile, hand delivery, recognized courier delivery service, or by confirmed telecopy, to the other parties at the following addresses (or such other addresses as any party may furnish to the others in writing for such purpose):

If to NYMEX:

Arthur McCoy Vice President; Financial Surveillance New York Mercantile Exchange, Inc. One North End Avenue New York, New York 10282
Telephone:	212-299-2928
Fax:	212-301-4712

Charles Bebel Vice President; Clearing Operations New York Mercantile Exchange, Inc. One North End Avenue New York, New York 10282
Telephone:	212-299-2130
Fax:	212-301-4506

Christopher Bowen Chief Administrative Officer New York Mercantile Exchange, Inc. One North End Avenue New York, New York 10282
Telephone:	212-299-2200
Fax:	212-299-2299

If to CME:	Chicago Mercantile Exchange 20 South Wacker Drive, 6 South Chicago, IL 60606 Attention: President, Clearing House Division Fax: 312-634-1553

Copy to:	Chicago Mercantile Exchange 20 South Wacker Drive, 7 North Chicago, IL 60606 Attention: General Counsel Fax: 312-930-3323

All notices given pursuant to this Agreement shall be effective upon receipt.

(e) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, except that such other party’s consent shall not be required in the case of an assignment to an affiliate of such party. Nothing in this Agreement is intended to confer any rights or remedies upon any person except the parties hereto.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Headings. The section and paragraph headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Entire Agreement. Except as set forth expressly herein or in another instrument in writing signed by the party to be bound thereby which makes reference to this Agreement, this Agreement, including the appendices hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and no other restrictions, promises, representations, warranties, covenants, or undertakings in relation thereto exist among the parties. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(i) Invalid Provision. In the event that any provision, or any portion of any provision, of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision, or any other portion of any provision, of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(j) Effective Date. This Agreement shall become effective on a date mutually agreed to by CME and NYMEX, which date shall be not earlier than the date on which all necessary regulatory and board approvals have been received by CME and NYMEX, if any.

(k) Force Majeure. Notwithstanding any other provision of this Agreement, no party hereto shall be liable for any failure to perform or delay in performing its obligations hereunder if such failure or delay is caused by fire, flood, strike, power failure, riot or other civil commotion, act of war or terrorism, acts of nature, acts of international, federal, state or municipal public authorities, governmentally ordered business or banking moratoria or orders to refrain from using power (whether or not such moratoria or orders are legally authorized), or any other condition or event beyond the reasonable control of the party whose performance is prevented or delayed. Each party agrees to notify the other promptly upon learning that any such condition or event has occurred and shall cooperate with the other, upon request, in arranging alternative procedures and in otherwise taking reasonable steps to mitigate the effects of any inability to perform or any delay in performing.

16. Arbitration. (a) Any controversy or claim arising out of or relating to this Agreement, as it may be amended or modified from time to time, including any claim or controversy arising out of or relating to the alleged breach, termination or invalidity thereof and any claim based on federal or state statute, shall be settled by arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) to the extent that such Rules do not conflict with any provisions of this section. The parties do not, however, appoint the AAA as administrator of the arbitration.

(b) The arbitration shall be held at a mutually agreed place or at the offices of AAA in the city of the party who is the Respondent if no agreement is reached. It shall be held before a panel of three arbitrators: one appointed by each Clearing Organization and one neutral arbitrator to be appointed by agreement of the party-appointed arbitrators. Each neutral arbitrator shall be an attorney with not less than an aggregate of 12 years of experience in legal practice, legal teaching or adjudication. The neutral arbitrator shall act as chairman.

(c) A party (the “Claimant”) may initiate arbitration under this Agreement by sending to the other party or parties (“Respondents”), by overnight courier, a written demand for arbitration containing a description in reasonable detail of (i) the nature of the claim, dispute or controversy it desires to arbitrate, and (ii) the remedy or remedies sought including Claimant’s best current information as to the amount of money, if any, sought to be recovered. The arbitration shall be deemed commenced on the date Respondent receives the demand (the “Commencement Date”).

(d) Within seven Business Days after the Commencement Date, Respondent may send to Claimant any written responsive statement to the demand it wishes. Within that time period, Respondent shall send to Claimant or Claimant’s counsel, by overnight courier, return receipt requested, a written demand for arbitration of any claims Respondent then wishes to arbitrate against Claimant, containing the same information as in an initial demand.

(e) Claimants and Respondents may freely amend, restate, clarify or supplement their claims in writing until a reasonable time, not less than 21 Business Days, prior to the first arbitration hearing, except that no wholly new claim may be submitted after selection of the arbitrators without the arbitrators’ consent.

(f) Any award, order or judgment pursuant to such arbitration shall be deemed final and may be entered and enforced in any state or federal court of competent jurisdiction located in the State of New York or Illinois. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order or judgment.

(g) Any award of damages pursuant to such arbitration shall be included in a written decision which shall state the reasons upon which the award was based, including all the elements involved in the calculation of any award of damages.

(h) Any arbitration proceeding hereunder shall be conducted on a confidential basis.

(i) Notwithstanding any other provision of this Agreement, each party shall have the right to apply to any court of competent jurisdiction for temporary injunctive or other preliminary relief.

(j) (1) There shall be no pre-hearing written interrogatories, written requests for admission, or discovery depositions. The arbitrators may require the parties to respond to limited and reasonable requests for production of documents from the opposing party.

(2) In considering the extent of pre-hearing document discovery to be permitted, the arbitrators shall consider that reduced time, expense and burden are principal reasons the parties have chosen to resolve their disputes through arbitration rather than court proceedings, and shall require pre-hearing document production only where necessary to avoid injustice. The arbitrators shall require that a party requesting pre-hearing production of documents shall reimburse the producing party for the costs of copying and for the time and fees of the producing party’s employees and attorneys in locating, reviewing, organizing and copying requested documents.

(3) With the approval of the arbitrators, evidence depositions may be taken of witnesses who cannot be subpoenaed to testify at the hearing. The arbitrators may require advance disclosure by the parties of evidence to be offered at the hearing in order to avoid unfair surprise.

(k) No arbitration arising out of or relating to this Agreement shall include, by consolidation, joinder or in any other manner, any additional person not a party to this Agreement except by written consent containing a specific reference to this Agreement and signed by the Clearing Organizations. Any such written consent to arbitration involving an additional person or persons shall not constitute consent to arbitration of any dispute not described therein or with any person not named or described therein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

By:	/s/ Craig S. Donohue
Craig S. Donohue
Chief Executive Officer

NEW YORK MERCANTILE EXCHANGE, INC.

By:	/s/ James E. Newsome
James E. Newsome
President

APPENDIX A

[***Redacted***]

APPENDIX B

ELIGIBLE PRODUCTS

(CROSS MARGIN SPREADS)

CME	NYMEX
100 CME Goldman Sachs Commodity Index futures contracts**	50 Crude Oil futures contracts 13 Natural Gas futures contracts 13 Heating Oil futures contracts 12 Unleaded Gas futures contracts**

In addition to the CME Products listed above, additional CME Products available for cross margining pursuant to the terms of this Agreement include CME Weather Contracts, CME GSCI Excess Return Contract and CME Rogers TRAKRS Contract.

**	References to “futures contracts” includes options on futures contracts.

**	CME and NYMEX shall, on an annual basis (or more frequently if agreed to by CME and NYMEX), reevaluate the composition of the Goldman Sachs Commodity Index (“GSCI”) based upon updates (if any) made to the GSCI by Goldman Sachs and shall modify the Cross Margin Spread set forth above as applicable based on such evaluation.

**	“Eligible Products” shall also include NYMEX Mini Contracts as defined in the Cooperation Agreement between CME and NYMEX dated June 6, 2002 and that are listed for trading on GLOBEX® pursuant to the Cooperation Agreement. NYMEX Mini Contracts that become Eligible Products shall be used in this Cross-Margining Agreement as part of the spread priorities set forth above to the extent that the aggregate amount of the NYMEX Mini Contracts in any one commodity is equal to a full-sized standard futures contract in such commodity (e.g., Assume a Cross-Margining Participant is long 48 full sized Crude Oil futures contracts and is long 5 “Mini” Crude Oil futures contracts (where the ratio of “Minis” to full sized contracts is 5:2). In this example, the 5 “Minis” (the equivalent of 2 full sized Crude Oil contracts) will be aggregated with the 48 full sized Crude Oil contracts and the Cross-Margining Participant will be considered to be long 50 full sized Crude Oil contracts).

APPENDIX C

CHICAGO MERCANTILE EXCHANGE INC./

NEW YORK MERCANTILE EXCHANGE INC.

CROSS-MARGINING PARTICIPANT AGREEMENT

(COMMON MEMBER)

The undersigned (“Member”) is a Clearing Member of the New York Mercantile Exchange, Inc. (“NYMEX”) and a Clearing Member of the Chicago Mercantile Exchange Inc. (“CME”). The term “Clearing Organization” means either CME or NYMEX. Member hereby elects to become a Cross-Margining Participant in the Cross-Margining Arrangement between NYMEX and CME. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Member agrees to be bound by the NYMEX Rules and the CME Rules applicable to Cross-Margining Participants and by the provisions of the Cross-Margining Agreement between NYMEX and CME (the “Cross-Margining Agreement”), as any of the foregoing may be in effect from time to time, a copy of each of which Member has reviewed.

Without limiting the generality of the foregoing, Member agrees that all of its positions, margin deposits, investment property (as defined by the Uniform Commercial Code), and other property in the possession or subject to the control of NYMEX shall be subject to the security interest of NYMEX as set forth in NYMEX’s Rules and in the Cross-Margining Agreement. Member further agrees that all of its positions, margin deposits, investment property (as defined by the Uniform Commercial Code), and other property in the possession or subject to the control of CME shall be subject to the security interest of CME as set forth in CME’s Rules and in the Cross-Margining Agreement. Member unconditionally promises immediate payment of any Reimbursement Obligation to a Clearing Organization as set forth in the Cross-Margining Agreement.

Member further agrees that, if a Clearing Organization has suspended, terminated or otherwise declared the Member to be in default under its Rules, then the other Clearing Organization may suspend, terminate or otherwise declare the Member to be in default under its Rules.

Member agrees that Clearing Data (as hereinafter defined) regarding the Member may be disclosed by CME to NYMEX and by NYMEX to CME. Clearing Data means transactions and other data that is received by CME or NYMEX in its clearance and/or settlement processes, and such data, reports or summaries thereof which may be produced as a result of processing such data, including regarding Member’s positions, margin requirements and deposits.

Neither CME nor NYMEX guarantees to Member that the calculation of the Cross-Margining Reduction pursuant to the Cross-Margining Agreement will yield any, or the highest possible, Cross-Margining Reduction.

Member represents and warrants to and for the benefit of the Clearing Organizations that: (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) its execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all requisite action; (iii) all authorizations of and exemptions, actions, approvals and consents by, and all notices to or filings with, any governmental or other authority or other persons that are necessary to enable it to execute and deliver this Agreement and to perform its obligations hereunder have been obtained or made and are in full force and effect, and it has complied with all of the conditions thereof; (iv) this Agreement has been duly executed and delivered by it; (v) this Agreement is a legal, valid and binding obligation on its part, enforceable against it in accordance with its terms; and (vi) its execution, delivery and performance of this Agreement do not violate or conflict with any law, regulation, rule of a self-regulatory organization or judicial or government order or decree to which it is subject, any provision of its constitutional or governing documents, or term of any agreement or instrument to which it is a party, or by which its property or assets is bound or affected.

This agreement shall be effective, when accepted by both CME and NYMEX. This agreement may be terminated by the Member upon two Business Days’ notice to CME and NYMEX and such termination shall be effective upon written acknowledgement by both CME and NYMEX. Either CME or NYMEX may terminate this Agreement immediately upon notice to the Member. Notwithstanding the previous two sentences, the Member’s obligations under this Agreement and the Cross Margining Agreement shall survive the termination of this Agreement. Capitalized terms used in this Agreement that are not otherwise defined shall have the meanings given to them in the Cross-Margining Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

(i) NYMEX/CME MEMBER

Firm Name:

By:
(Print Name)

Title:

Date:

Accepted By:	Accepted By:

New York Mercantile Exchange, Inc.	Chicago Mercantile Exchange Inc.

By:	By:
(Print name)	(Print name)

Title:	Title:

Date:	Date:

This Agreement is effective as of

[To be filled in upon acceptance of CME and NYMEX.]

3.

APPENDIX D

CHICAGO MERCANTILE EXCHANGE INC./

NEW YORK MERCANTILE EXCHANGE, INC.

CROSS-MARGINING PARTICIPANT AGREEMENT

(AFFILIATED MEMBERS)

The undersigned “NYMEX Member” is a Clearing Member of the New York Mercantile Exchange, Inc. (“NYMEX”). The undersigned “CME Member” is a Clearing Member of the Chicago Mercantile Exchange Inc. (“CME”). The term “Clearing Organization” means either CME or NYMEX. NYMEX Member hereby elects to become a Cross-Margining Participant of NYMEX, and CME Member hereby elects to become a Cross-Margining Participant of CME, for purposes of the Cross-Margining Arrangement between NYMEX and CME. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NYMEX Member agrees to be bound by the NYMEX Rules applicable to Cross-Margining Participants; CME Member agrees to be bound by the CME Rules applicable to Cross-Margining Participants; and NYMEX Member and CME Member both agree to be bound by the provisions of the Cross-Margining Agreement between NYMEX and CME (the “Cross-Margining Agreement”), as any of the foregoing may be in effect from time to time, a copy of each of which Member has reviewed. Without limiting the generality of the foregoing, NYMEX Member agrees that all of its positions, margin deposits, investment property (as defined by the Uniform Commercial Code), and other property in the possession or subject to the control of NYMEX shall be subject to the security interest of NYMEX as set forth in NYMEX’s Rules and in the Cross-Margining Agreement; and CME Member agrees that all of its positions, margin deposits, investment property (as defined by the Uniform Commercial Code), and other property in the possession or subject to the control of CME shall be subject to the security interest of CME as set forth in CME’s Rules and in the Cross-Margining Agreement.

NYMEX Member and CME Member each unconditionally promises immediate payment of any Reimbursement Obligation to a Clearing Organization as set forth in the Cross-Margining Agreement.

CME Member and NYMEX member each further agree that, (i) if CME has suspended, terminated or otherwise declared the CME Member to be in default under its Rules, then NYMEX may suspend, terminate or otherwise declare the NYMEX Member to be in default under its Rules and (ii) if NYMEX has suspended, terminated or otherwise declared the NYMEX Member to be in default under its Rules, then CME may suspend, terminate or otherwise declare the CME Member to be in default under its Rules.

NYMEX Member and CME Member each represent and warrant to NYMEX and CME that they are Affiliates of one another as defined in the Cross-Margining Agreement. NYMEX Member and CME Member acknowledge and agree that they will be treated as Cross-Margining Affiliates for purposes of the Cross-Margining Arrangement and that, as a result, a default by NYMEX Member to NYMEX may result in a loss to CME Clearing Member, and a default by CME Clearing Member to CME may result in a loss to NYMEX Member.

NYMEX Member and CME Member agree that Clearing Data (as hereinafter defined) regarding such members may be disclosed by CME to NYMEX and by NYMEX to CME. Clearing Data means transactions and other data that is received by CME or NYMEX in its clearance and/or settlement processes, and such data, reports or summaries thereof which may be produced as a result of processing such data, including regarding a NYMEX Member’s or CME Member’s positions, margin requirements and deposits.

Neither CME nor NYMEX guarantees to NYMEX Member or CME Member that the calculation of the Cross-Margining Reduction pursuant to the Cross-Margining Agreement will yield any, or the highest possible, Cross-Margining Reduction for either NYMEX Member or CME Member.

Each of NYMEX Member and CME Member represents and warrants to and for the benefit of the Clearing Organizations that: (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) its execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all requisite action; (iii) all authorizations of and exemptions, actions, approvals and consents by, and all notices to or filings with, any governmental or other authority or other persons that are necessary to enable it to execute and deliver this Agreement and to perform its obligations hereunder have been obtained or made and are in full force and effect, and it has complied with all of the conditions thereof; (iv) this Agreement has been duly executed and delivered by it; (v) this Agreement is a legal, valid and binding obligation on its part, enforceable against it in accordance with its terms; and (vi) its execution, delivery and performance of this Agreement do not violate or conflict with any law, regulation, rule of a self-regulatory organization or judicial or government order or decree to which it is subject, any provision of its constitutional or governing documents, or term of any agreement or instrument to which it is a party, or by which its property or assets is bound or affected.

This Agreement shall be effective, when accepted by both CME and NYMEX. This agreement may be terminated by the NYMEX Member or CME Member upon two Business Days’ notice to CME and NYMEX and such termination shall be effective upon written acknowledgement by both CME and NYMEX. Either CME or NYMEX may terminate this Agreement immediately upon notice to the NYMEX Member and CME Member. Notwithstanding the previous two sentences, the NYMEX Member’s and CME Member’s obligations under this Agreement and the Cross Margining Agreement shall survive the termination of this Agreement. Capitalized terms used in this Agreement that are undefined shall have the meanings given to them in the Cross-Margining Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

4. CME CLEARING MEMBER		NYMEX CLEARING MEMBER

Firm Name:		Firm Name:
By:		By
	(Print Name)		(Print Name)
Title		Title:
Date:		Date:

Accepted By:	Accepted By:

New York Mercantile Exchange, Inc.	Chicago Mercantile Exchange Inc.

By:	By:
(Print name)	(Print name)
Title:	Title:
Date:	Date:

This Agreement is effective as of                                                              .

[To be filled in upon acceptance of CME and NYMEX.]

APPENDIX E

[***Redacted***]

APPENDIX F

On normal Business Days, CME will transfer data following its RTH cycle to the NYMEX. The normal time for the file transfer will be approximately 11:00 p.m. Chicago time for the RTH file. NYMEX will utilize the data received from CME for purposes of calculating a Cross-Margining Reduction during its ITD margin cycle.

On normal Business Days, NYMEX will transfer data following its ITD cycle to the CME (these positions will be based on NYMEX’s prior day’s RTH positions as reflected in NYMEX’s “morning modified” position file). The normal time for that file transfer will be approximately 12:00 p.m. New York time. CME will utilize the data received from NYMEX for purposes of calculating a Cross-Margining Reduction during its ITD and RTH cycles.

The following information will be contained in each file transferred for each Clearing Member Participant:

The firm #

Origin #

Eligible Products

Current Margin Requirement with respect to each Eligible Product

Total Net Eligible Positions

Available Eligible Positions

Cross-Margining Reduction (from current margin cycle)

Spreads formed

The following information may, at the option of each Clearing Organization, be contained in each file transferred for such Clearing Organization’s Clearing Member Participant:

Offsetting Positions associated with Cross-Margining Reduction (from current margin cycle)

APPENDIX G

CME ITD settlement bank notification - 12:40 p.m. Chicago time

CME RTH settlement bank notification - 11:30 p.m. Chicago time

NYMEX RTH settlement bank notification – 8:30 a.m. New York time

NYMEX ITD settlement bank notification — 12:00 p.m. New York time

In addition to the settlement times set forth above, either Clearing Organization may run additional Margin cycles as needed based upon market volatility. In the event that a Clearing Organization runs an additional Margin cycle, it shall provide reasonable notification to the other Clearing Organization.

APPENDIX H

* Good Friday: CME open if it is 1st Friday of the Month.

CME Holidays			NYMEX Holidays
Date	Day	Holiday Name	Date	Day	Holiday Name
1/2/2006	Monday	New Year’s Day	1/2/2006	Monday	New Year’s Day
1/16/2006	Monday	Martin Luther King Jr. Day	1/16/2006	Monday	Martin Luther King Jr. Day
1/20/2006	Monday	President’s Day	1/20/2006	Monday	President’s Day
4/14/2006	Friday	Good Friday	4/14/2006	Friday	Good Friday
5/29/2006	Monday	Memorial Day	5/29/2006	Monday	Memorial Day
7/3/2006	Monday	July 3rd *	7/3/2006	Monday	July 3rd* *
7/4/2006	Tuesday	Independence Day	7/4/2006	Tuesday	Independence Day
9/4/2006	Monday	Labor Day	9/4/2006	Monday	Labor Day
11/23/2006	Thursday	Thanksgiving Day	11/23/2006	Thursday	Thanksgiving Day
11/24/2006	Friday	Friday after Thanksgiving****	11/24/2006	Friday	Friday after Thanksgiving
12/25/2006	Monday	Christmas Day	12/25/2006	Monday	Christmas Day
1/1/2007	Monday	New Year’s Day	1/1/2007	Monday	New Year’s Day

*	CME – Monday, July 3, 2006 - Weather Closed
**	NYMEX – Monday, July 3, 2006 - Electronic Trading Closed Sunday and Monday July 2 & 3, reopens 7:00p.m. on July 4)
***	CME – Monday, October 9, 2006 – Columbus Day - Foreign Exchange & Interest Rates Closed; Commodities, GSCI & Weather – Normal Day
****	CME – Friday, November 24, 2006 – Weather and Dairy Closed.

APPENDIX I

[***Redacted***]

APPENDIX J

[***Redacted***]